      As filed with the Securities and Exchange Commission on June 19, 2001
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-11
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        FBR ASSET INVESTMENT CORPORATION
      (Exact Name of Registrant as Specified in its Governing Instruments)
                   POTOMAC TOWER, 1001 NINETEENTH STREET NORTH
                            ARLINGTON, VIRGINIA 22209
                                 (703) 469-1000
          (Address, Including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)

                               KURT R. HARRINGTON
                             CHIEF FINANCIAL OFFICER
                        FBR ASSET INVESTMENT CORPORATION
                   POTOMAC TOWER, 1001 NINETEENTH STREET NORTH
                            ARLINGTON, VIRGINIA 22209
                                 (703) 469-1000
                            (703) 312-9602 (TELECOPY)
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)
                                 ---------------
                                   COPIES TO:
    DANIEL M. LEBEY, ESQ.                             J. MARK KLAMER, ESQ.
      HUNTON & WILLIAMS                                  BRYAN CAVE LLP
RIVERFRONT PLAZA, EAST TOWER                           211 NORTH BROADWAY
     951 E. BYRD STREET                          ST. LOUIS, MISSOURI 63102-2750
RICHMOND, VIRGINIA 23219-4074                            (314) 259-2000
       (804) 788-8200                              (314) 259-2020 (TELECOPY)
  (804) 788-8218 (TELECOPY)

                                 ---------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                           CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum    Proposed Maximum
                                           Amount Being     Offering Price        Aggregate           Amount of
 Title of Securities Being Registered     Registered(1)      Per Share(2)     Offering Price(2)   Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value per share............       2,300,000             $23.95         $55,085,000         $13,771.25
------------------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares that may be purchased pursuant to an over-allotment option granted to the underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, based upon the average of the high and low trading prices for the common stock on June 18, 2001, as reported by the American Stock Exchange.

         THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT, MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JUNE 19, 2001


                       FBR ASSET INVESTMENT CORPORATION

                                 COMMON STOCK

                               2,000,000 SHARES

         FBR Asset Investment Corporation is a real estate investment trust that was formed to make opportunistic investments in debt and equity securities of companies engaged in real estate-related and other businesses. A substantial portion of our investments are identified by Friedman, Billings, Ramsey Group, Inc. or its subsidiaries. An affiliate of FBR Group provides management services for us. We are offering and selling shares of our common stock primarily to raise proceeds to expand our mezzanine loan program. We will receive all of the net proceeds from the sale of those shares. The last reported sales price of our common stock on the American Stock Exchange on June 14, 2001 was $23.98 per share.

YOU SHOULD CONSIDER THE RISK FACTORS DISCUSSED ON PAGES 8-21 BEFORE INVESTING IN OUR COMMON STOCK.


                                                                     PER SHARE        TOTAL
                                                                     ---------        -----
Public offering price                                                $                $
Underwriting discount                                                $                $
Proceeds before expenses                                             $                $


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         We have granted the underwriters an option to purchase up to an additional 300,000 shares of common stock at the public offering price, less underwriting discounts, to cover over-allotments.

         We expect that the common stock will be ready for delivery on or about ______, 2001.



FRIEDMAN BILLINGS RAMSEY                            STIFEL, NICOLAUS & COMPANY
                                                           INCORPORATED

               This prospectus is dated __________, 2001.

===============================================================================
         This prospectus incorporates by reference exhibits to the
registration statement that we have filed with the SEC.  You may request copies of those exhibits, free of charge, by calling or writing Mr. John M. Blassingame, Jr. at FBR Asset Investment Corporation, Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209, (703) 469-1000.
===============================================================================

                 TABLE OF CONTENTS


SUMMARY............................................1
RISKS OF INVESTING IN FBR ASSET....................8
ORGANIZATION & RELATIONSHIPS......................22
FBR GROUP & FBR MANAGEMENT........................23
   Related Party Transactions.....................23
   FBR Group's Executive Officers.................27
   The Management Agreement.......................28
FBR ASSET'S BUSINESS..............................32
   FBR Asset......................................32
   Operating Policies & Strategies................32
   Dividends & Distribution Policy................48
SELECTED FINANCIAL DATA...........................50
MANAGEMENT'S DISCUSSION & ANALYSIS................51
   Overview.......................................51
   Results of Operations..........................51
   Interest Expense...............................55
   Changes in Financial Condition.................56
   Market Risk....................................62
   Interest Rate Risk.............................62
   Equity Price Risk..............................64
OUR DIRECTORS & OFFICERS..........................65
   The Board of Directors.........................65
   The Directors..................................67
   Executive Officers Who Are Not Directors.......69
   Time Required of Directors & Executive
     Officers.....................................70
   Executive Compensation & Other Benefits........70
FBR ASSET'S CAPITAL STOCK.........................72
   General........................................72
   Common Stock...................................72
   Preferred Stock................................72
   Restrictions on Ownership and Transfer.........72
   Transfer Agent & Registrar.....................75
   Reports to Shareholders........................75
   FBR Asset's Charter and Bylaws.................75
COMMON STOCK AVAILABLE FOR FUTURE SALE............76
PRINCIPAL SHAREHOLDERS............................77
FEDERAL INCOME TAX CONSEQUENCES OF OUR
  STATUS AS A REIT................................78
   Taxation as a REIT.............................78
   Requirements for Qualification.................81
   Income Tests...................................83
   Asset Tests....................................87
   Distribution Requirements......................89
   Recordkeeping Requirements.....................91
   Failure to Qualify.............................91
   Taxation of Taxable U.S. Shareholders..........91
   Taxation of U.S. Shareholders on the
     Disposition of Common Stock..................93
   Capital Gains and Losses.......................93
   Information Reporting Requirements and
     Backup Withholding...........................93
   Taxation of Tax-Exempt Shareholders............94
   Taxation of Non-U.S. Shareholders..............94
   State and Local Taxes..........................96
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS.....96
USE OF PROCEEDS...................................97
UNDERWRITING......................................97
OTHER MATTERS.....................................99
   Legal..........................................99
   Independent Accountants........................99
   Additional Information.........................99
INDEX TO FINANCIAL STATEMENTS....................F-1


================================================================================
              FBR Asset has not authorized anyone to give you any information other than that which is included in this document. FBR Asset has not authorized anyone to make any representations to you other than those that are included in this document. If anyone gives you additional information, or makes additional representations, you must not rely on them at all.

              This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, nor is it an offer or solicitation of any person in any jurisdiction to whom it would be unlawful to make an offer or solicitation.
================================================================================

================================================================================
              The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after _____, 2001.
================================================================================

                                     SUMMARY

         This summary highlights only a few of the facts that you will need to make an informed decision about investing in FBR Asset. We encourage you to read this entire prospectus, and the other documents to which it refers, very carefully.

FBR ASSET

         FBR Asset is a Virginia corporation that was formed in November 1997 and has elected to be taxed as a real estate investment trust (REIT) under the federal tax laws since its inception. We were formed to make opportunistic investments in debt and equity securities of companies engaged in real estate-related and other businesses. Many of these investment opportunities have been identified by Friedman, Billings, Ramsey Group, Inc. or its affiliates. We invest in:

         -    mezzanine loans;

         -    equity securities; and

         -    mortgage-backed securities.

We may from time to time make other opportunistic investments that may or may not be real-estate related. We invest in non-real estate-related assets subject to maintaining our REIT qualification.

MEZZANINE LOANS

         We invest in short- and medium-term mezzanine loans that generally have a higher risk credit profile and yield higher returns than the typical senior loan made by a commercial bank or other traditional lending institution. Our loans:

         -    may or may not be secured;

         -    may or may not be subordinated;

         -    have a variety of repayment structures and sources; and

         - typically compensate for the higher risk profile of our borrowers through higher interest rates rather than equity features.

         We believe that more stringent credit standards of commercial banks and other factors have resulted in an increased demand for mezzanine capital. As a result, we intend to utilize a significant portion of the proceeds from this offering to expand our mezzanine loan program. In carrying out this program, we intend to focus on industries with which we are familiar, including, but not limited to, real estate, energy, financial services, and consumer and industrial manufacturing. In evaluating these investment opportunities, we intend to focus on, among other factors:

         -    the cash flow generated by the borrower;

         -    the tangible assets of the borrower;

         -    the overall financial leverage of the borrower; and

         - the potential for the borrower to undergo a liquidity event that will enable the repayment of the loan.

         We believe our affiliation with Friedman, Billings, Ramsey & Co., Inc.
(FBR), a broker-dealer subsidiary of FBR Group, gives us an advantage in identifying, analyzing and responding quickly to opportunities to fund mezzanine loans that meet our credit quality standards and investment objectives. All of our current mezzanine loans and equity securities are in investment banking clients of FBR. We expect that most, but not necessarily all, of the companies in which we invest in the future will have investment banking relationships with FBR. We also intend to develop relationships with other entities who may offer us investment opportunities with their clients.

EQUITY SECURITIES

         Our investments in equity securities are primarily in current or former underwriting or advisory clients of FBR. We generally have a longer-term time horizon on these investments than on our mezzanine loans. In evaluating equity investments, we follow a value-oriented investment approach. We focus particularly on the anticipated future cash flows to be generated by the underlying business discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. Other important considerations include:

         -    strength of management;

         -    liquidity of the investment;

         -    underlying value of the assets owned by the issuer; and

         -    prices of similar or comparable securities.

MORTGAGE-BACKED SECURITIES

         We invest directly in fixed- and adjustable-rate residential mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. Our portfolio of mortgage-backed securities is sub-managed by Federal Income Discount Advisory Company, Inc. (FIDAC), an affiliate of Annaly Mortgage Management, Inc. These real estate-related investments, together with our other real estate-related assets, allow us to maintain our qualification as a REIT under the federal tax code and to avoid classification as an investment company under the Investment Company Act of 1940. We manage our residential mortgage-backed portfolio to provide a high risk-adjusted return on capital. We typically invest in both adjustable-rate and fixed-rate mortgage-backed securities in varying proportions to take advantage of the differing prepayment characteristics of each of these securities in different rate environments. We finance our investments in mortgage-backed securities primarily by entering into reverse repurchase agreements to enhance the overall return on capital invested in this portfolio.

LEVERAGE

         We generally have not used debt to finance the acquisition or origination of any investment other than our mortgage-backed securities. As of March 31, 2001, we had an overall assets-to-equity ratio of approximately 2.54 to 1. As of that date, the assets-to-equity ratio of our portfolio of mortgage-backed securities was 6.48 to 1.

COMPOSITION OF ASSETS AND EQUITY CAPITAL

         At March 31, 2001, we had total assets on our balance sheet of approximately $214 million and equity capital of approximately $84 million. These are divided among our investments as follows:


                                          ASSETS                 EQUITY CAPITAL
                                          ------                 --------------
Mezzanine loans                             6%                         14%
Equity securities                          19%                         49%
Mortgage-backed securities                 70%                         27%
Cash and other assets                       5%                         10%


We derived the foregoing allocation of our assets from our balance sheet as of March 31, 2001. We derived the foregoing allocation of our equity capital by dividing

         - the total principal amount outstanding under our mezzanine loans as of March 31, 2001;

         - the fair market value of the equity securities we own as of March 31, 2001;

         - the fair market value of our mortgage backed securities as of March 31, 2001, less the amount of indebtedness outstanding as of that date under reverse repurchase agreements used to finance the purchase of mortgage-backed securities; and

         - the difference between our total shareholders' equity as of March 31, 2001, and the sum of the amounts represented by the three bullets above,

respectively, by our total shareholders' equity as of March 31, 2001. We can give no assurance that we will be able to achieve any specific level of returns. FOR A DETAILED DISCUSSION OF THE FACTORS THAT MAY ADVERSELY INFLUENCE OUR DESIRED RETURNS, SEE "RISKS OF INVESTING IN FBR ASSET," WHICH BEGINS ON PAGE 8.

SHARING IN FBR INVESTMENT BANKING FEES

         Through our taxable subsidiary, [TRS], we have an agreement in principle with FBR pursuant to which [TRS] will be entitled, subject to the conditions described below, to receive 10% of the fees earned by FBR as a result of investment banking engagements of FBR by entities in which we make an equity investment or to which we make loans. [TRS]'s right to be paid 10% of an investment banking fee earned by FBR will be conditioned on, among other factors, whether our equity investment in or loan to the entity that engages FBR is a contributing factor in the entity's decision to engage FBR and whether the engagement of FBR by the entity occurs within an agreed upon time frame after we make our investment or loan. The types of investment banking engagements that would result in a fee payable to [TRS] will include securities underwriting services, private placements of securities, merger and acquisition advisory services and other financial advisory services. Our decision to make an investment in or loan to an entity will not require the entity to use the investment banking services of FBR and none of the terms of our investment in or loan to the entity will be affected by the entity's subsequent decision to engage or not to engage FBR to provide it with investment banking services. There can be no guarantee that our decision to make an investment or loan will result in an engagement of FBR to provide investment banking services. The payments [TRS] receives from FBR will be taxed at normal corporate rates and will generally not be distributed to our shareholders. We expect to finalize a definitive agreement with FBR in the near future setting forth the specific terms and conditions of the arrangement described above. We intend to file applications with the appropriate regulatory authorities to cause [TRS] to become registered as a broker-dealer. To the extent [TRS] becomes entitled to receive 10% of any fees earned by FBR in connection with the underwriting of securities for a company in which we have made an investment or to which we have made a loan before [TRS] becomes registered as a broker-dealer, these fees will be accrued by FBR and held for the benefit of [TRS] until [TRS] becomes a registered broker-dealer.

TAX CONSEQUENCES

         As a REIT, we will not incur federal income tax on our earnings to the extent that we distribute those earnings to our shareholders, and as long as the asset, income, stock ownership and minimum distribution tests of the federal tax laws are met. We will, however, be subject to tax at normal corporate rates on net income or capital gains not distributed to shareholders and on the taxable income of [TRS]. SEE "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT."

         FOR MORE INFORMATION ABOUT OUR BUSINESS, SEE "FBR ASSET'S BUSINESS" ON PAGE 32.

FBR GROUP & FBR MANAGEMENT

         FBR Group is a holding company whose subsidiaries are engaged in a variety of investment banking activities, including research, underwriting, brokerage, and asset management in various sectors, such as real estate, energy, financial services, and consumer and industrial manufacturing. Through its subsidiaries, FBR Group presents us with opportunities to invest in mezzanine loans and equity securities of its clients as well as securities of companies that are not FBR clients. In the past, these opportunities have been predominantly in REITs, companies that invest in or manage real estate, and companies that provide services to real estate owners and operators. In the future, we expect that a higher proportion of the opportunities presented to us by FBR Group may be in companies not primarily engaged in the real estate business or a real estate-related business. SEE "RISKS OF INVESTING IN FBR ASSET--CONFLICTS WITH FBR GROUP MAY RESULT IN DECISIONS THAT DO NOT REFLECT FBR ASSET'S BEST INTERESTS."

         Friedman, Billings, Ramsey Investment Management, Inc. (FBR Management) manages our day-to-day operations, subject to the direction and oversight of our board of directors and officers. FBR Management is a wholly-owned subsidiary of FBR Group. All of our officers and two of our five directors are also employees of FBR Group. FBR Group beneficially owns 56.7% of our common stock prior to this offering.

         FBR Management has engaged Fixed Income Discount Advisory Company, Inc. (FIDAC), a subsidiary of Annaly Mortgage Management, Inc., to sub-manage our mortgage-backed securities portfolio. SEE "FBR GROUP AND FBR MANAGEMENT--THE MANAGEMENT AGREEMENT--THE SUB-MANAGER." Through FIDAC, FBR Management has access to market expertise and risk management systems that allow FBR Management to actively monitor and manage our mortgage-backed securities portfolio's exposure to interest and prepayment risks. FBR Management has retained FIDAC to assist it in assessing credit risk, risk of capital loss, the availability and cost of financing, and yield spread movements on our mortgage-backed securities. FBR Management may terminate its relationship with FIDAC at any time in its sole discretion without penalty.

         FBR Management provides management services to us pursuant to a written agreement. Both FBR Asset and FBR Management have the right to terminate this agreement with or without cause before expiration of its term, and have the right not to renew each year. If we terminate the management agreement without cause prior to the end of a yearly term, we must pay FBR Management a substantial termination fee.

         FOR MORE INFORMATION ABOUT FBR GROUP, FBR MANAGEMENT, AND FIDAC, SEE "FBR GROUP & FBR MANAGEMENT" ON PAGE 23.

THE OFFERING


         Shares of Common Stock ........................................................      2,000,000(1)

         Shares of Common Stock to be outstanding after this offering...................      5,472,527(2)

         American Stock Exchange Symbol.................................................                FB


         ----------------------------

              (1) 2,300,000 shares if the underwriters exercise their over-allotment option in full.

              (2) 5,772,527 shares if the underwriters exercise their over-allotment option in full. Does not include 1,011,900 shares reserved for issuance under our stock option plan.

USE OF PROCEEDS

         We estimate that the net proceeds from the sale of the 2,000,000 shares of common stock that we are selling in this offering will be approximately $____ million, or $____ million if the underwriters exercise their over-allotment option in full, based on an estimated offering price of $_____ per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, subject to maintaining our REIT qualification, to expand our mezzanine loan program and for other general corporate purposes.

         The amounts and timing of our use of the net proceeds of this offering will depend on a number of factors, including the success of our expanded mezzanine loan program, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. We have not determined the manner in which we will allocate the net proceeds with any certainty. Initially, we intend to reduce our indebtedness under our reverse repurchase agreements and invest in residential mortgage-backed securities.

CAPITALIZATION

         Our capitalization as of March 31, 2001, and as adjusted to reflect the sale of the common stock in this offering, is as follows:

                                                                                ACTUAL           AS ADJUSTED(1)
                                                                                ------           --------------
         Shareholders' equity

         Preferred stock, par value $.01 per share; 50,000,000 shares authorized; no shares outstanding, actual; no shares
         outstanding, as adjusted                                                   -                     -
         Common stock, par value $.01 per share; 200,000,000 shares authorized; 3,472,527 shares issued, actual;
           5,472,527 shares issued, as adjusted(2)                                34,725                54,725

         Additional paid-in capital.........................                  99,341,547           143,351,547

         Accumulated other comprehensive income.............                   6,909,931             6,909,931

         Retained deficit...................................                 (21,980,798)          (21,980,798)

         Total shareholders' equity.........................                  84,305,405           128,335,405

         --------------

              (1) Stated after deducting underwriting discounts and expenses of this offering, estimated to be approximately $1 million.

              (2) Assumes no exercise of the underwriters' over-allotment option to purchase up to an additional 300,000 shares of common stock, and excludes 1,011,900 shares reserved for issuance under our stock option plan.

SUMMARY FINANCIAL INFORMATION

         The summary financial data set forth below should be read in conjunction with "Management's Discussion & Analysis" and the Financial Statements and Notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997, 1998, 1999 and 2000 and March 31, 2000 and 2001 and the statement of operations data for the period from December 15, 1997 (Inception) to December 31, 1997, the years ended December 31, 1998, 1999 and 2000, and the three months ended March 31, 2000 and 2001, have been derived from our audited and unaudited financial statements, which are included elsewhere in this prospectus. Dividends are calculated and declared based on estimates of our taxable income. These results are not necessarily indicative of the results to be expected for any future period.

                             DECEMBER 15,
                                1997
                            (INCEPTION)
                              THROUGH
                             DECEMBER 31,
                                1997          FOR THE YEAR ENDED DECEMBER 31,         FOR THE THREE MONTHS ENDED MARCH 31,
                            -------------  -----------------------------------------  ------------------------------------
                                               1998          1999          2000             2000            2001
                                           ------------  ------------  -------------  --------------   ------------
STATEMENT OF OPERATIONS
DATA:
   Interest income.....      $ 18,040      $13,656,097   $ 15,823,914   $18,758,866      $ 5,613,578     $2,979,453

   Dividend income.....       434,717        4,271,405      7,649,935     5,082,191          709,750        200,067
   Net realized losses.             -       (8,369,807)    (7,648,960)   (2,866,360)      (4,861,104)      (564,855)
   Net income (loss) ..       646,921        1,588,235      5,142,589     8,364,480       (2,128,192)       127,805
   Basic income (loss)
   per share...........      $   0.06      $      0.16    $      0.68   $      1.84      $     (0.39)    $     0.04
   Diluted income (loss)
   per share...........      $   0.06      $      0.16    $      0.68   $      1.84      $     (0.39)    $     0.03
   Dividends declared
   per share...........      $   0.06      $      1.16    $      1.61   $      2.95      $      0.80     $     0.60

                                                      AS OF DECEMBER 31,                         AS OF MARCH 31,
                               -----------------------------------------------------------  ----------------------------

                                  1997            1998            1999           2000           2000          2001
                               ------------    ------------   ------------   -------------  ------------   -------------
SELECTED BALANCE SHEET DATA:
  Mortgage-backed
  securities, at fair value..  $         -     $161,418,739   $236,014,844   $154,848,205   $211,980,452   $148,922,771
  Cash and cash equivalents..   163,223,199      41,144,326     13,417,467     36,810,566     10,074,856     10,910,654
  Investments in equity
  securities, at fair value..    23,318,750      70,983,050     49,647,865     28,110,190     40,296,735     40,975,449
  Total assets...............   190,538,402     295,930,620    330,180,460    225,804,067    289,066,614    213,975,128
  Reverse repurchase
  agreements.................            -      128,550,000    221,714,000    133,896,000    166,071,000    125,957,000
  Total liabilities..........       771,573     145,026,041    225,637,739    138,963,483    197,978,744    129,669,723
  Accumulated other
  comprehensive income
  (loss).....................            -       (9,800,530)   (12,982,359)      (748,691)    (8,188,693)     6,909,931
  Shareholders' equity.......   189,766,829     150,904,579    104,542,721     86,840,584     91,087,870     84,305,405
  Shares outstanding.........    10,218,999       8,543,527      5,806,336      3,884,427      4,792,027      3,472,527
  Book value per share.......  $     18.57     $      17.66   $      18.00   $      22.36   $      19.01   $      24.28

                        RISKS OF INVESTING IN FBR ASSET

         Investing in our company involves various risks, including the risk that you might lose your entire investment. The results of our operations depend upon many factors, including the availability of opportunities to acquire assets and make loans, the level and volatility of interest rates, the cost and availability of short- and long-term credit, financial market conditions, and general economic conditions. We will strive to attain our objectives through, among other things, FBR Management's research and portfolio management skills. There is no guarantee, however, that we will perform successfully, meet our objectives, or achieve positive returns.

         Some of the information in this prospectus contains forward-looking statements. Those statements can be identified by the use of words like "may," "will," "expect," "anticipate," "estimate," or other similar words. Those statements discuss our future expectations and contain our projections of operating results or financial condition. When considering forward-looking statements, you should keep in mind the risk factors discussed below and the other cautionary statements contained in this prospectus. Those factors could cause our actual results to differ materially from our expectations and projections.

         The following risks are interrelated, and you should treat them as a whole.

CONFLICTS WITH FBR GROUP MAY RESULT IN DECISIONS THAT DO NOT REFLECT OUR BEST INTERESTS.

         We are subject to various conflicts of interest arising from our relationship with FBR. Those conflicts include the following:

         - We invest in the equity securities of or make loans to companies whose securities have been underwritten or placed by FBR and companies to which FBR has provided financial advisory services. FBR and its employees, including some of the officers of FBR Asset, are paid substantial fees for underwriting, placement agent and financial advisory services, and to the extent that the success of a new offering or transaction depends on our significant investment, FBR Management, because of its affiliation with FBR, will have a conflict of interest in recommending that investment to us. In those instances, our shareholders will rely on the investment decision of our investment committee, which will include at least one of our independent directors. The investment committee will in part rely on information provided by FBR Management. SEE "FBR GROUP AND FBR MANAGEMENT--RELATED PARTY TRANSACTIONS."


         - FBR Group and its affiliates, including FBR Management, manage other funds that are authorized to invest in assets similar to those in which we invest. In particular, FBR manages mutual and private equity funds, and may in the future manage other funds, that invest in private equity securities and in REITs and other real estate-related securities. In addition, FBR or its affiliates may choose to invest directly in these investment opportunities. There may be investment opportunities that are favorable to us and to the other funds managed by FBR or to FBR or its affiliates directly. In those cases, FBR will allocate investment opportunities among funds based upon primary investment objectives, applicable investment restrictions, and any other factors that FBR deems appropriate and fair under the circumstances.

         - Under the terms of our agreement in principle with FBR, our taxable REIT subsidiary will be entitled to receive a portion of the fees earned by FBR as a result of engagements of FBR by companies in which we invest where our investment is a contributing factor in the engagement of FBR and where the engagement occurs within an agreed upon time frame after our investment. The existence of this agreement may discourage FBR from presenting investment opportunities to us in situations which may result in a fee-sharing arrangement with us.


         - FIDAC, our mortgage portfolio manager, is a subsidiary of Annaly Mortgage Management, Inc., an investment banking client of FBR Group. As a result of this investment banking relationship, Annaly has paid investment banking fees to FBR Group as follows: $7.0 million in 1997, $0 in 1998, $0 in 1999, $0 in 2000, and $6.3 million in 2001, and may pay FBR Group additional investment banking fees in the future. As a result, FBR Management has a conflict of interest with respect to decisions regarding the renewal or termination of the sub-management agreement between FBR Management and FIDAC. SEE "FBR GROUP AND FBR MANAGEMENT--THE MANAGEMENT AGREEMENT--THE SUB-MANAGER."


         - The incentive portion of the management fee, which is based on our income, may create an incentive for FBR Management to recommend investments that have greater potential for income or appreciation, but that are generally more speculative. If the management fee did not include a performance component, FBR Management might not otherwise recommend those investments because of their speculative nature.


         - A majority of our board of directors, and each of our executive officers, also serve as executive officers or employees of FBR and its affiliates and devote substantial time to FBR. These persons devote the time and attention to our business that they, in their discretion, deem necessary, but conflicts may arise in allocating management time, services or functions between our company and FBR and its affiliates. The failure by these people to devote adequate time to us could result in our failure to take advantage of investment opportunities or failure to take other actions that might be in our best interests.


         - Because of our relationship with FBR, we may obtain confidential information about the companies in which we have invested. If we do possess confidential information about other companies, we may be restricted in our ability to dispose of, increase the amount of, or otherwise take action with respect to our investment in those companies.


WE ARE HEAVILY DEPENDENT UPON FBR MANAGEMENT IN A COMPETITIVE MARKET FOR INVESTMENT OPPORTUNITIES.

         We can gain access to good investment opportunities only to the extent that they become known to FBR Group or FBR Management. Gaining access to good investment opportunities is a highly competitive business. FBR, FBR Management, and our company compete with other companies that have greater capital, more long-standing relationships, broader product offerings, and other advantages. Competitors include, but are not limited to, business development companies, small business investment companies, commercial lenders and mezzanine funds. Increased competition would make it more difficult for us to purchase or originate investments at attractive yields.

         We are heavily dependent for the selection, structuring, and monitoring of our investments on the diligence and skill of FBR Management's officers and employees, primarily those named under "FBR MANAGEMENT'S EXECUTIVE OFFICERS." We do not have employment agreements with our senior officers or require FBR Management to employ specific personnel or dedicate employees solely to us. FBR Management, in turn, is dependent on the efforts of its senior management personnel. Although we believe that FBR Management could find replacements for its key executives, the loss of their services could have an adverse effect on our operations and the operations of FBR Management.

THE TERMINATION OR NON-RENEWAL OF THE FBR MANAGEMENT AGREEMENT WOULD BE HARMFUL TO US.

         We and FBR Management may terminate the Management Agreement without cause. The Management Agreement requires us to pay FBR Management a substantial termination fee in the event that we terminate the agreement without cause before expiration of its term. The termination fee would equal twelve months of base and incentive fees, as further explained under "FBR & FBR MANAGEMENT --THE MANAGEMENT AGREEMENT." For example, if we had terminated the Management Agreement in January 2001, the termination fee would have been $1.3 million, the amount of the base fee expensed in 2000. Because no incentive fee was earned in 2000, no additional termination fee would have been due.

         Payment of a termination fee could have an adverse effect on our financial condition, cash flows, and results of operations and could reduce the amount of funds available for distribution to shareholders. In the event of termination, if we do not have sufficient cash to pay the termination fee, we may have to sell assets even though we would not otherwise choose to do so.

         FBR Management may terminate the Management Agreement without cause and without penalty. In addition, in any year, it could elect not to renew the Management Agreement. It may be difficult or impossible to find a substitute management arrangement at a reasonable price or in a reasonable amount of time. In addition, it may be difficult or impossible to find a substitute manager who can identify investment opportunities to the same extent FBR Management and FBR Group currently do.

OUR LIMITED OPERATING HISTORY DOES NOT INDICATE FUTURE RESULTS.

         We were organized in November 1997, became a public reporting company in 1999 and have a limited operating history. In addition, our increased emphasis on mezzanine loans and on investments in other industries is a divergence from our previous emphasis on investments in equity securities and mortgage-backed securities. Because of this limited history, investors should be especially cautious before drawing conclusions about our future performance, including any conclusion about the future results of our expanded mezzanine loan program. Our past performance is not necessarily indicative of future results.

WE MAY INVEST IN ANY ASSET CLASS SUBJECT ONLY TO MAINTAINING OUR REIT QUALIFICATION AND OUR INVESTMENT COMPANY ACT EXEMPTION.

         We make our investment decisions based in large part upon market conditions. Subject only to maintaining our REIT classification and our Investment Company Act exemption, we do not have any fixed guidelines for industry or asset diversification. As a result, we may decide to allocate a substantial portion of our assets or capital to a limited number of industries or asset classes. This potential concentration could make us more susceptible to significant losses and volatility than if we had further diversified our investments.

DECLINES IN THE MARKET VALUES OF OUR ASSETS MAY ADVERSELY AFFECT CREDIT AVAILABILITY AND PERIODIC REPORTED RESULTS.

         Currently, our assets are primarily real estate and mortgage assets, which include indirect holdings through investments in other companies. Those assets are classified for accounting purposes as "available-for-sale." Changes in the market values of those assets are directly charged or credited to our shareholders' equity. As a result, a general decline in trading market values may reduce the book value of our assets.

         A decline in the market value of our assets may adversely affect us in instances where we have borrowed money based on the market value of those assets. At March 31, 2001, we had approximately $126 million in outstanding reverse repurchase agreements that were based on the market value of specific mortgage assets. The market value of those assets as of March 31, 2001, was approximately $132 million. If the market value of those assets declines, the lender may require us to post additional temporary collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we would not otherwise choose to do so.

USE OF LEVERAGE COULD ADVERSELY AFFECT OUR OPERATIONS.

         At March 31, 2001, our outstanding indebtedness for borrowed money under reverse repurchase agreements was 5.48 times the amount of our equity in the mortgage-backed securities, based on book values. FBR Management has the authority to increase or decrease our overall debt-to-equity ratio on our total portfolio at any time and has not placed any limits on the amount we may borrow. At March 31, 2001, our total debt-to-equity ratio was 1.49 to 1. If we borrow more funds, the possibility that we would be unable to meet our debt obligations as they come due would increase.

         Financing assets through reverse repurchase agreements exposes us to the risk that margin calls will be made and that we will not be able to meet those margin calls. Although we have not in the past received any margin calls, there can be no assurance that we will not receive margin calls in the future or, if received, that we will be able to meet those future margin calls.

         While we have not leveraged our equity securities or mezzanine investments, we may choose to do so in the future. This leverage could expose us to the risk that margin calls will be made and that we will not be able to meet those margin calls. A leveraged company's income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

THE ABILITY OF OUR TAXABLE SUBSIDIARY TO RECEIVE A SHARE OF THE INVESTMENT BANKING FEES EARNED BY FBR MAY CAUSE US TO MAKE INVESTMENTS IN OR LOANS TO COMPANIES THAT WOULD OTHERWISE NOT MEET OUR INVESTMENT OR CREDIT STANDARDS.

         The decision to make an investment or loan will be made by our investment committee, which will have a duty to make its decision based on its analysis of the risks and rewards to FBR Asset through the application of our normal investment criteria and not based on any opportunity for FBR to earn investment banking fees. The prospect of our subsidiary receiving a portion of the investment banking fees that FBR earns as a result of an engagement by a company where our investment in or loan to the company is a contributing factor to such engagement may, however, give us an incentive to invest in or make a loan to a company that we might not otherwise choose to make. If we make an investment in a company with the expectation of our subsidiary receiving a portion of any investment banking fees that FBR earns, there can be no assurance that the expected engagement will materialize, which could result in returns that are not commensurate with the level of risk we took in making the investment. Consequently, the overall level of risk inherent in our investment and loan portfolio may increase as a result of our subsidiary's fee-sharing arrangement with FBR.

OUR ASSETS INCLUDE MEZZANINE LOANS THAT HAVE GREATER RISKS OF LOSS THAN SECURED SENIOR LOANS.

         In connection with our expanded mezzanine loan program, we expect our assets to include a significant amount of loans that involve a higher degree of risk than long-term senior secured loans. First, our mezzanine loans may not be secured by mortgages or liens on assets. Even if secured, our loans may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest are usually subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect our loans and to recover any of the loan balance through a foreclosure of collateral.

         Our loans typically have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. A borrower's ability to repay its loan is often dependent upon a liquidity event that will enable the repayment of the loan. Accordingly, we may not recover some or all of our investments in our mezzanine loans.

         In addition to the above, numerous other factors may affect a company's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company's financial condition and prospects may be accompanied by deterioration in the collateral for the loan.

THE COMPANIES TO WHICH WE MAKE LOANS MAY BE HIGHLY LEVERAGED.

         Leverage may have material adverse consequences to the companies to which we make loans and to us as an investor. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies' ability to finance their future operations and capital needs. As a result, these companies' flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company's income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

DEPLOYMENT OF OUR NEW CAPITAL IN INVESTMENTS IDENTIFIED BY SOURCES OTHER THAN FBR MAY INCREASE THE LEVEL OF RISK IN OUR PORTFOLIO.

         We may look to other entities for investment opportunities following this offering. If we do, we may not have as much information about these opportunities as we have with respect to companies identified by FBR. Consequently, the reduced amount of information available to us could cause the level of risk inherent in our investment portfolio to increase.

INDIRECT NATURE OF OUR INVESTMENTS EXPOSES US TO ADDITIONAL RISKS.

         Approximately 19% of our total assets, including cash and cash equivalents, as of March 31, 2001, were investments in equity securities. Approximately 6% of our total assets as of March 31, 2001 were short- and medium-term mezzanine loans made or invested in pursuant to a program that we intend to expand through this offering. Obtaining interests in assets indirectly by investing in other enterprises carries the following risks:

RETURNS ON INVESTMENTS ARE NOT DIRECTLY LINKED TO RETURNS ON INVESTEE COMPANIES' ASSETS.

         We own equity securities of and have made mezzanine loans to other companies. As an equity or debt holder, our return on investment is not directly linked to returns on any company's assets, but will depend upon either the payment of dividends and changes in the price of the equity securities or the payment of principal and interest on the outstanding debt, as applicable. Furthermore, as a common shareholder or junior debt holder, our claims to the assets of the companies in which we invest are junior to those of creditors and, with respect to our equity investments, senior shareholders.

OBSTACLES TO SUCCESS MAY REMAIN HIDDEN IF DUE DILIGENCE IS INADEQUATE.

         Before making an investment in another business entity, we will assess the strength and skills of the entity's management and other factors that we believe will determine the success of our investment. In making our assessment and otherwise conducting our customary due diligence, we will rely on the resources available to FBR Management and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly-organized entities because there may be little or no information publicly available about the companies. Against this background, we can give no assurance that the due diligence processes of FBR Management will uncover all relevant facts or that any investment will be successful.

DEPENDENCE ON MANAGEMENT OF OTHER ENTITIES

         We do not control the management, investment decisions, or operations of the enterprises in which we have invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We have no ability to affect these management decisions, and as noted below, we may have only limited ability to dispose of our investments.

LIMITED LIQUIDITY OF INVESTMENTS

         The equity securities of a new entity in which we invest are likely to be restricted as to resale and may otherwise be highly illiquid. We expect that there will be restrictions on our ability to resell the securities of any newly-public company that we acquire for one year after we acquire those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities. As of March 31, 2001, none of the equity securities held by us was restricted in this manner.

         The securities of newly-public entities may trade less frequently and in smaller volume than securities of companies that are more widely held and have more established trading patterns. Thus, sales of these securities may cause their values to fluctuate more sharply. Furthermore, and because of our affiliation with FBR, our ability to invest in companies may be constrained by applicable securities laws and the rules of the National Association of Securities Dealers, Inc. This is so because FBR is a registered broker-dealer and its investment and trading activities are regulated by the SEC and NASD. For example, the NASD's prohibition on "free-riding and withholding" may limit the number of shares we can acquire in a "hot issue" public offering that is underwritten by FBR.

         The short- and medium-term mezzanine loans we make are based, in part, upon our knowledge of the borrower and its industry. In addition, we do not yet nor may we ever have a significant enough portfolio of mezzanine loans to easily sell them to a third party. As a result, these loans are and may continue to be highly illiquid.

VOLATILITY OF PRICES

         Prices of the equity securities of new entities in which we invest are likely to be volatile, particularly when we decide to sell those securities. We make investments in significant amounts, and resales of significant amounts of securities might adversely affect the market and the sales price for the securities.

DISPOSITION VALUE OF INVESTMENTS IS DEPENDENT UPON GENERAL AND SPECIFIC MARKET CONDITIONS.

         Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we have no assurance that the trading market value of the investment will not decline, perhaps materially, as a result of general market conditions. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we have invested could result in a decline in the value of our investments.

OUR REAL ESTATE-RELATED INVESTMENTS MAY INCUR LOSSES.

         We invest in real estate-related assets and in other entities, such as REITs, that themselves invest in real estate-related assets. Investments in real estate-related assets are subject to a variety of general, regional and local economic risks, as well as the following:

CHANGES IN INTEREST RATES COULD NEGATIVELY AFFECT THE VALUE OF OUR MORTGAGE LOANS AND MORTGAGE-BACKED SECURITIES.

         We have invested indirectly in mortgage loans by purchasing mortgage-backed securities. Some of the companies in which we have invested also own mortgage loans and mortgage-backed securities. At March 31, 2001, all of the mortgage-backed securities we held directly were backed by pools of fixed-rate and adjustable-rate residential mortgage loans. An investment in fixed-rate mortgage loans or mortgage-backed securities will decline in value if long-term interest rates increase. Although Fannie Mae, Freddie Mac or Ginnie Mae may guarantee payments on the mortgage-backed securities we own directly, those guarantees do not protect us from declines in market value caused by changes in interest rates.

         A significant risk associated with our current portfolio of mortgage-backed securities is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of our mortgage-backed securities would decline and the weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on our reverse repurchase agreement borrowings.

AN INCREASE IN OUR BORROWING COSTS RELATIVE TO THE INTEREST WE RECEIVE ON OUR MORTGAGE-BACKED SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY.

         We earn money based upon the spread between the interest payments we receive on our mortgage-backed security investments and the interest payments we must make on our borrowings. We rely primarily on short-term borrowings of the funds to acquire mortgage-backed securities with long-term maturities. The interest we pay on our borrowings may increase relative to the interest we earn on our adjustable-rate mortgage-backed securities. If the interest payments on our borrowings increase relative to the interest we earn on our mortgage-backed securities, our profitability may be adversely affected.

USE OF LEVERAGE CAN AMPLIFY DECLINES IN MARKET VALUE RESULTING FROM INTEREST RATE INCREASES.

         We borrow funds, and several of the REITs in which we have invested, borrow funds to finance mortgage loan investments, which can worsen the effect of a decline in value resulting from an interest rate increase. For example, assume that our company or a REIT in which we have invested borrows $90 million to acquire $100 million of 8% mortgage-backed securities. If prevailing interest rates increase from 8% to 9%, the value of the mortgage loans may decline to a level below the amount required to be maintained under the terms of the borrowing. If the mortgage assets were then sold, our company or the REIT that owned the mortgage assets would have to find funds from another source to repay the borrowing.

         Market values of mortgage loans and mortgage-backed securities may decline without any general increase in interest rates for any number of reasons, such as increases in defaults, increases in voluntary prepayments and widening of credit spreads.

PREPAYMENT RATES COULD NEGATIVELY AFFECT THE VALUE OF OUR MORTGAGE-BACKED SECURITIES.

         In the case of residential mortgage loans, there are seldom any restrictions on borrowers' abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline and when owners of the loans, such as our company or the REITs in which we have invested, do not want them to be prepaid. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase and when owners of the loans want them to be prepaid. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. During 2000, we acquired $40.9 million of residential mortgage-backed securities. Principal payments on the mortgage-backed securities averaged $2.0 million per month for the periods that we owned the securities. Of that amount, approximately 90-95% were principal prepayments.

         Although Fannie Mae, Freddie Mac or Ginnie Mae may guarantee payments on the mortgage-backed securities we own directly, those guarantees do not protect investors against prepayment risks.

RAPID CHANGES IN THE VALUES OF OUR REAL ESTATE ASSETS MAY MAKE IT MORE DIFFICULT TO MAINTAIN OUR REIT STATUS.

         If the market value or income potential of our real estate assets declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT status or exemption from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not want to make absent the REIT and Investment Company Act considerations.

HEDGING AGAINST INTEREST RATE EXPOSURE MAY ADVERSELY AFFECT OUR EARNINGS.

         During 2000, we were party to a $50 million notional amount interest rate swap agreement to limit, or "hedge," the adverse effects of rising interest rates on our short-term reverse repurchase agreements. In the future, we may enter into other interest rate swap agreements. Our hedging activity varies in scope based on the level and volatility of interest rates and principal prepayments, the type of mortgage-backed securities held, and other changing market conditions.

         The companies in which we have invested also enter into interest rate hedging transactions to protect themselves from the effect of changes in interest rates. Interest rate hedging may fail to protect or adversely affect a company because, among other things:

         - interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

         - available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

         - the duration of the hedge may not match the duration of the related liability;

         - the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

         - the party owing money in the hedging transaction may default on its obligation to pay; and

         - the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

MULTIFAMILY AND COMMERCIAL REAL ESTATE MAY LOSE VALUE AND FAIL TO OPERATE PROFITABLY.

         Several of the companies in which we have invested own multifamily and commercial real estate. In the future, we may invest in other companies that invest in multifamily and commercial real estate or we may invest in those assets ourselves. Those investments and other similar investments are dependent on the ability of the real estate to generate income. Investing in real estate is subject to many risks. Among these are:

         - property managers may not have the ability to attract tenants willing to pay rents that sustain the property and to maintain and operate the properties on a profitable basis;

         - the value of real estate may be significantly affected by general, regional and local economic conditions, and other factors beyond the investor's control;

         - the value of real estate may be significantly affected by unknown or undetected environmental problems; and

         - the value of real estate may be significantly affected by changes in zoning or land use regulations or other applicable laws.

INVESTING IN SUBORDINATED INTERESTS EXPOSES US TO INCREASED CREDIT RISK.

         In the future, we may invest in other companies that invest in subordinated interests or may ourselves invest in those interests. Subordinated interests are classes of commercial mortgage-backed securities and mortgage loans that are subject to the senior claim of mortgage-backed debt securities.

Losses on the underlying mortgage loans may be significant to the owner of a subordinated interest because the investments are leveraged. For example, assume a REIT acquires a $10 million principal amount subordinated interest in a $100 million pool of mortgage loans that is subject to $90 million of senior mortgage-backed securities. If thereafter there are $7 million of losses on the $100 million of loans, the entire loss will be allocated to the owner of the subordinated interest. In essence, a 7% loss on the loans would translate into a 70% loss of principal for the owner of the subordinated interest.

COMPETITION IN THE PURCHASE, SALE AND FINANCING OF MORTGAGE ASSETS MAY LIMIT THE PROFITABILITY OF COMPANIES IN WHICH WE INVEST.

         Although we do not directly own commercial mortgage-backed securities or subordinated interests, in the future, we may invest in other companies that invest in commercial mortgage-backed securities or subordinated interests or may ourselves invest in those assets. Mortgage REITs derive their net income, in large part, from their ability to acquire mortgage assets that have yields above borrowing costs. In 1997 and 1998, increased competition for subordinated interests developed as new mortgage REITs entered the market. These mortgage REITs raised funds through public offerings and sought to invest those funds on a long-term basis. The amount of funds available for investment, however, exceeded the amount of available investments, which resulted in significant competition for assets. That competition resulted in higher prices for subordinated interests, lowering the yields and narrowing the spread of those yields over borrowing costs.

         Competitors for the acquisition of mortgage assets include other mortgage REITs, such as Anthracite Capital, Inc., AMRESCO Capital Trust, and other REIT and non-REIT investors, such as Lennar Corporation and Capital Trust.

INCREASED LOSSES ON UNINSURED MORTGAGE LOANS CAN REDUCE THE VALUE OF OUR EQUITY INVESTMENTS.

         Although our mortgage-backed securities are supported by instrumentality guarantees, several of the companies in which we have invested own uninsured mortgage loans. In the future, we may invest directly in uninsured mortgage loans.

         Owners of uninsured mortgage loans are subject to the risk that borrowers will not pay principal or interest on their mortgage loans as it becomes due. Borrowers become unable to pay their mortgage loans for a wide variety of reasons, including general, regional, local and personal economics and declines in business activity or real estate values. Generally, if a borrower defaults, the owner of the mortgage loan will incur a loss to the extent the value of the property securing the mortgage loan is less than the amount of the mortgage loan. Defaults on mortgage loans often coincide with declines in real estate values, which can create greater losses than anticipated. Increased exposure to losses on uninsured mortgage loans can reduce the value of our equity investments.

PREPAYMENT SENSITIVITY OF INVESTMENTS IN INTEREST-ONLY SECURITIES

         We have no direct investments in interest-only securities. Interest-only securities are mortgage-backed securities that entitle the holder to receive only interest on the outstanding principal amount of the underlying mortgage loans, and no principal. The companies in which we invest do not own material amounts of interest-only securities as of March 31, 2001, but may do so in the future. We may also invest in other companies that invest in interest-only securities or we may invest in those securities directly. The value of these interest-only securities can be adversely affected if the underlying mortgage loans are prepaid faster than anticipated and the interest stream decreases. For example, an interest-only security with an initial notional amount of $100 million may entitle a holder to interest equal to 1% on the outstanding notional amount. The holder may anticipate that 10% of the loans will prepay at the end of each year; however, the actual experience is that 20% of the loans prepay at the end of each year. In that case, the anticipated and actual cash paid to the holder would be:

           YEAR                     ANTICIPATED                 ACTUAL
           ----                    ------------                 ------
             1                      $1,000,000               $1,000,000
             2                         900,000                  800,000
             3                         800,000                  600,000
             4                         700,000                  400,000
             5                         600,000                  200,000
             6                         500,000                        -
             7                         400,000                        -
             8                         300,000                        -
             9                         200,000                        -
            10                         100,000                        -
                                   -----------            --------------
          Total                     $5,500,000               $3,000,000
                                   ===========            ==============

         Some interest-only securities pay interest based on a floating rate that varies inversely with, and at a multiple of, a specified floating interest rate index, such as LIBOR. The yield on these securities is sensitive not only to prepayments, but also to changes in the related index. For example, a security might bear interest at a rate equal to forty percent minus the product of five and LIBOR, or 40% - (5 X LIBOR). An increase in LIBOR by only 1%, from 6% to 7%, would cause the interest rate on the investment to decline from 10% to 5%.

FEDERAL INCOME TAX REQUIREMENTS MAY RESTRICT OUR OPERATIONS.

         We have operated and intend to continue operating in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes. However, the REIT qualification requirements are extremely complex. Qualifying as a REIT requires us to meet tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. Some of our investments are in equity securities of other REITs, which generally are qualifying assets and produce qualifying income for purposes of the REIT qualification tests. The failure of the REITs in which we invest to maintain their REIT status, however, could jeopardize our own REIT status. Accordingly, we cannot be certain that we have been or will continue to be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of qualification as a REIT. In addition, compliance with the REIT qualification tests could restrict our ability to take advantage of attractive investment opportunities in non-qualifying assets. Specifically, we may be required to limit our investment in non-REIT equity securities and mezzanine loans to the extent that such loans are not secured by real property.

FAILURE TO MAKE REQUIRED DISTRIBUTIONS WOULD SUBJECT US TO TAX.

         In order to qualify as a REIT, we must distribute to our shareholders, each calendar year, at least 90% of our taxable income, other than any net capital gain. For years before 2001, we were required to distribute at least 95% of our taxable income annually. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

         -        85% of our ordinary income for that year,

         -        95% of our capital gain net income for that year, and

         -        100% of our undistributed taxable income from prior years.

SEE "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT--REQUIREMENTS FOR QUALIFICATION--DISTRIBUTION REQUIREMENTS."

         Our taxable income may substantially exceed our net income as determined based on generally accepted accounting principles because, for example, we may deduct capital losses in determining our GAAP income but not our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded in determining the 90% distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to our phantom income items if we do not distribute those items on an annual basis. SEE "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT--REQUIREMENTS FOR QUALIFICATION--DISTRIBUTION REQUIREMENTS." As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income each year. Consequently, we may be required to incur debt or liquidate assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year.

FAILURE TO QUALIFY AS A REIT WOULD SUBJECT US TO FEDERAL INCOME TAX.

         If we fail to qualify as a REIT in any taxable year, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our shareholders. Furthermore, if we cease to be a REIT, we no longer would be required to distribute substantially all of our taxable income to our shareholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

THERE IS A RISK THAT YOU MAY NOT RECEIVE DIVIDENDS.

         Our current intention is to continue to distribute at least 90% of our taxable income to our shareholders. There can be no assurance that we will achieve investment results or maintain a tax status that will allow any specified level of cash distributions.

OWNERSHIP LIMITATION MAY RESTRICT CHANGE OF CONTROL OR BUSINESS COMBINATION OPPORTUNITIES.

         In order for us to qualify as a REIT, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve our REIT status, our Charter generally prohibits:

         - shareholders, other than FBR and some mutual funds and pension plans, from directly or indirectly owning more than 9.9% of the outstanding common stock or preferred stock of any series,

         - FBR from directly or indirectly owning more than 20% of the outstanding common stock or preferred stock of any series, and

         - some mutual funds and pension plans from directly or indirectly owning more than 15% of the outstanding common stock or preferred stock of any series.

         Our Board has exempted FBR from the 20% ownership limit applicable to it. The exemption permits FBR to own, directly or indirectly, up to 62% of the outstanding common stock or preferred stock of any series. Our Board also has exempted some of our principal shareholders from the 9.9% ownership limit.

         These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. SEE "FBR ASSET'S CAPITAL STOCK--RESTRICTIONS ON OWNERSHIP AND TRANSFER" AND "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT--REQUIREMENTS FOR QUALIFICATION."

LOSS OF INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT US.

         We believe that we currently are not, and intend to continue operating so as not to become, regulated as an investment company under the Investment Company Act of 1940 because we are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Specifically, we have invested, and intend to continue investing, at least 55% of our assets in mortgage loans or mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of our assets in mortgages, mortgage-backed securities, securities of REITs, and other real estate-related assets.

         If we fail to qualify for that exemption, we could be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that resulted in less than 55% of our assets being invested in whole pools of mortgage loans or mortgage-backed securities, we might have to sell equity securities in order to qualify for exemption under the Investment Company Act. The sale could occur under adverse market conditions.

[TRS], UPON REGISTRATION AS A BROKER-DEALER, WILL BE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD ADVERSELY AFFECT OUR RESULTS.

         The securities business is subject to extensive regulation under federal and state laws. Compliance with many of the regulations applicable to [TRS] upon its registration as a broker-dealer involves a number of risks, particularly in areas where applicable regulations may be subject to interpretation. In the event of non-compliance with an applicable regulation, governmental regulations and self-regulatory organizations such as the NASD may institute administrative or judicial proceedings that may have a material adverse effect on the operations of [TRS], and thus on our operating results.

         The regulatory environment is also subject to change. Our business may be adversely affected as a result of new or revised legislation or regulations imposed by the NASD, SEC or other governmental regulatory authority. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and the NASD. These changes in interpretation or new laws, rules or regulations could adversely affect the ability of [TRS] to be paid a share of investment banking fees earned by FBR as described in this prospectus.

BOARD OF DIRECTORS MAY CHANGE POLICIES WITHOUT SHAREHOLDER CONSENT.

         Our major policies, including our investment policy and other policies with respect to acquisitions, financing, growth, operations, debt and distributions, are determined by our Board of Directors. The Board may amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the common shareholders. The effect of those changes may be positive or negative. Our Charter also authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Although we have no current intention to issue any series of preferred stock, the issuance of preferred stock could increase the investment risk associated with common stock ownership, delay or prevent a change in control of our company, or otherwise change the nature of an investment in our common stock.

                          ORGANIZATION & RELATIONSHIPS



                             [ORGANIZATIONAL CHART]


* Percentages as of March 31, 2001. For each shareholder or group of shareholders, the only options assumed to me exercised are those options held by this shareholder or group of shareholders. Were all options currently outstanding to be exercised, the percentage of our common stock owned by outside investors would be approximately 34.5%.

                           FBR GROUP & FBR MANAGEMENT

         FBR Group is a full-service investment banking firm that makes a market in more than 400 securities and provides research coverage on more than 400 publicly traded companies.

         As of March 31, 2001, FBR Group, including FBR Management, which is a registered investment adviser under the Investment Advisers Act of 1940, managed more than $775 million of net assets. Of those net assets, $126.1 million were managed in separately managed accounts, including our account. FBR's investment management services include more traditional management services for individual accounts and investment funds. These funds include four open-end mutual funds, an offshore fund whose capital is maintained outside the United States, proprietary investment partnerships, and private equity and venture capital funds. Two of FBR's mutual funds seek capital appreciation through investments in financial services companies. The third fund invests in the equity securities of small cap companies that FBR believes to be undervalued, and the fourth fund invests in REITs and other real estate-related securities.

RELATED PARTY TRANSACTIONS

         Because of its extensive involvement in real estate, financial services, energy and other securities, FBR Group may have material direct and indirect interests in, or relationships with, companies in which we also have an interest. FBR Group's interests may conflict with our interests. For example, we may purchase equity securities of, or loan money to, a company:

         -        whose securities have been or will be underwritten by FBR;

         -        to which FBR provides financial advisory services;

         -        on which FBR provides ongoing research; or

         -        in whose securities FBR makes a market.

         The purchase of securities by our company, or loans made by us, create a conflict because they may indirectly benefit FBR Group and its directors, officers and owners.

TRANSACTIONS WITH PRIME GROUP, INC. AND ITS AFFILIATES

         Since 1994, FBR Group, through FBR, has provided underwriting and other investment banking services to Prime Group Inc. and its affiliates. Since January 1, 1997, FBR has acted as lead underwriter or co-manager, or provided advisory services to affiliates of Prime Group Inc., in connection with $710.5 million of capital raising and $973.1 million of merger transactions. Following are investments in, or loans to, Prime Group and its affiliates that we have made since our inception:

         - On March 30, 2001, we loaned $12 million to Prime Aurora, L.L.C., a wholly-owned subsidiary of Prime Group Realty, L.P. The loan bears interest at a rate of 16% per annum. We were paid a commitment fee of $120,000 at closing. The loan matures on June 29, 2001, subject to a one-time right of the borrower to extend the loan through September 30, 2001, upon payment of an extension fee of $120,000. Prime Aurora granted us a first lien mortgage on approximately 97 acres of partially improved land owned by Prime Aurora and located in Aurora, Illinois. No assurances can be provided that the value of the property encumbered by this mortgage will be sufficient to secure the loan. Prime Group Realty has unconditionally guaranteed all obligations of Prime
                  Aurora in connection with the loan.

         - On July 17, 2000, we extended a $4 million loan to Prime Capital Funding I, LLC pursuant to a Sixty-Day Loan and Security Agreement. The loan bore interest at a rate of 18% per annum and was secured by a pledge of two collateral mortgage notes owned by Prime Capital Funding with an aggregate principal balance of approximately $11.3 million. Both of the notes were secured by deeds of trust on the same three commercial real estate properties. On September 29, 2000, Prime Capital Funding conveyed the two collateral mortgage notes to us in exchange for our cancellation of Prime Capital Funding's indebtedness under the $4 million loan. In connection with this conveyance, Prime Capital Funding also agreed to repurchase the two collateral mortgage notes from us. In February 2001, in two payments, Prime Capital Funding repurchased the two collateral mortgage notes from us for the full amount of the agreed repurchase price, and reimbursed us for costs incurred in connection with the transaction.

         - On September 29, 1999, we made a $7.0 million loan to Prime Capital to enable Prime Capital to finance its remaining mortgage loans pending liquidation. This loan bore interest at an annual rate of 12.00% until November 29, 1999, at which time the interest rate increased to 17.00%. The maturity date for the loan was originally January 29, 2000, but we subsequently extended the maturity date to March 31, 2000. The maturity date was again extended and the interest rate increased to 20.00%, to enable Prime Capital to liquidate its remaining two mortgage loans. The outstanding principal balance of this loan and all accrued interest were repaid in May 2000.

         - From September 7 to October 18, 1998, we acquired 123,500 common shares of Prime Retail, Inc., an affiliate of Prime Group Inc., in open-market transactions at an average price per share of $9.73. We sold our shares of Prime Retail in July 2000 for an average price of $1.29 per share for a net loss of approximately $1 million. On April 21, 1999, we acquired 78,400 shares of Prime Retail, Inc.'s Series A 10.5% preferred stock in open-market transactions at $18.55 per share. The closing price of those shares on June 14, 2001, was $6.95 per share. In November 1999, we also loaned Prime Retail, Inc. and its affiliate, Prime Retail, L.P., $20 million. The entire principal balance outstanding under the note and all accrued interest thereon was paid on December 22, 2000.

         - On December 23, 1997, we entered into an interim financing and security agreement with Prime Capital Holding, LLC, an affiliate of Prime Group, Inc., for up to $20 million. The note accrued interest at a rate between 12% and 17% per annum, depending on the funding period. The agreement originally called for a maturity date of May 31, 1998. We agreed to several extensions of the maturity date until Prime Capital repaid all amounts due under the agreement in November 1999.

Following are additional investments that we held in 2000 or in 2001 through the date of this prospectus in companies with which FBR Group or one or more of its affiliates has a relationship:

         - On January 24, 2001, we purchased 800,000 shares, or approximately 1.8%, of the outstanding, common stock of Annaly Mortgage Management, Inc. at a price of $8.93 per share in a non-underwritten public offering concurrent with a secondary underwritten public stock offering of Annaly's common stock. FBR was the lead underwriter in the underwritten stock offering. The underwriting discount was 6%. FIDAC, an affiliate of Annaly, is the sub-manager of our mortgage portfolio. SEE "THE MANAGEMENT AGREEMENT--THE SUB-MANAGER." The closing price of shares of Annaly common stock on June 14, 2001, was $12.95 per share.

         - In January 2000, FBR was the lead underwriter of an initial public offering by Atlas Pipeline Partners, L.P. of 1,800,000 common units at a public offering price of $13.00 per unit. We purchased 149,000 units for a price of $1.8 million, or $12.09 per unit, in a privately negotiated purchase that closed concurrently with the initial public offering. We sold our investment in Atlas Pipeline during the fourth quarter of 2000 for a total price $2.7 million, or an average price per unit of $18.13, for a $899,960 net gain on the investment.

         - FBR was the lead underwriter in April 1998 of an initial public offering by Chastain Capital Corporation of 7,380,000 common shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, we purchased from Chastain 700,000 shares for $9,765,000, or $13.95 per share. On December 15, 1999, we received a liquidating distribution from Chastain in the amount of $5,215,000 and we sold our remaining position in Chastain during the first quarter of 2000 on the open market at an average price of $0.87 per share, for a net loss on our original investment of $3,941,000.

         - FBR was the lead underwriter in March 1998 of an initial public offering by Anthracite Capital, Inc. of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, we purchased from Anthracite 716,846 shares for $10 million, or $13.95 per share. In September and October 1998, we purchased an additional 865,000 shares of Anthracite in open-market transactions for $8.3 million, or an average price per share of $9.64. We sold all of our shares of Anthracite in November 2000 at an average price of $7.22 per share, for a net loss on our original investment of $6,917,614.

         - FBR was the lead underwriter in February 1998 of an initial public offering by Capital Automotive REIT of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, we purchased from Capital Automotive 1,792,115 shares for $25 million, or $13.95 per share. We currently own 1,415,115 shares of Capital Automotive common stock. We sold 377,000 shares for an average sale price of $15.56 per share between November 2000 and June 2001. The closing price of shares of Capital Automotive common stock on June 14, 2001, was $16.62 per share.

         - FBR was the lead underwriter in January 1998 of an initial public offering by Resource Asset Investment Trust of 2,833,334 shares at a public offering price of $15 per share.

                  The underwriting discount was 7%. From February 1998 until June 1998, we purchased in open-market transactions 344,575 shares of Resource Asset common stock at an average price per share of $15.36. The closing price of shares of Resource Asset common stock on June 14, 2001, was $16.71 per share. FBR was also the lead underwriter for a secondary offering on March 23, 2001, by Resource Asset of 2,800,000 shares of common stock at a public offering price of $13.75 per share.


         - In connection with the organization of Building One Services Corporation, formerly known as Consolidated Capital Corporation, we acquired 500,000 shares of Building One in December 1997 for $10,000,000, or $20 per share. FBR was the lead underwriter of a $480 million initial public offering by Building One that closed in December 1997. The public offering price was $20 per share and the underwriting discount was 7%.
                  W. Russell Ramsey, one of FBR Management's executive officers, served as a director of Building One until June 30, 1999. On May 11, 1999, Building One Services Corporation announced the results of a self tender offer that expired on April 29, 1999. Pursuant to Building One's tender offer, we sold 297,341 of our Building One common shares for a price of $22.50 per share, or $6.7 million. We sold an additional 67,800 shares of Building One during the first quarter of 2000 on the open market at an average price of $9.78 per share. We retained 134,859 shares of Building One's common stock, which was converted into 168,573 shares of the common stock of Encompass Service Corporation in a merger at an exchange ratio of 1.25 to 1. We sold 118,673 shares of Encompass common stock in July 2000 for a price of $4.95 per share, or $587,542. We sold our remaining 49,900 shares of Encompass in March 2001 for a price of $5.35 per share, or $266,956, for a net loss on our original investment of $1,791,935.


         - FBR was the lead underwriter in October 1997 of an initial public offering by Imperial Credit Commercial Mortgage Investment Corporation of 30 million shares of common stock at a public offering price of $15 per share. The underwriting discount was 7%. Beginning in December 1997, we purchased in open-market transactions 900,000 shares of Imperial Credit common stock at an average price per share of $14.50, or $13.1 million. On June 30, 1999, we purchased 400,000 shares of Series B 14.5% cumulative preferred stock of Imperial Credit Industries, Inc., an affiliate of Imperial Credit, in a privately negotiated transaction for $25 per share, or $10 million. The preferred shares were redeemed by Imperial Credit Industries, Inc. in November 1999 for a total amount of approximately $10.5 million. On July 22, 1999, Imperial Credit Industries, Inc. and Imperial Credit Commercial Mortgage Investment Corporation entered into a merger agreement under which Imperial Credit Industries would acquire all of the outstanding capital stock of Imperial Credit Commercial Mortgage for a cash purchase price of $11.50 per share, subject to increase under certain circumstances. On March 31, 2000, in connection with the merger of Imperial Credit Commercial Mortgage with Imperial Credit Industries, we received a cash payment of $10,417,792, or $11.58 per share, for our investment in Imperial Credit Commercial Mortgage Investment Corporation. Our net loss on our original investment in Imperial Credit Commercial Mortgage Investment Corporation was approximately $2.2 million.

SHARING IN FBR INVESTMENT BANKING FEES

Through our taxable subsidiary, [TRS], we have an agreement in principle with Friedman, Billings, Ramsey & Co., Inc. pursuant to which [TRS] will be entitled, subject to the conditions described below, to receive 10% of the fees earned by FBR as a result of investment banking engagements of FBR by entities in which we make an equity investment or to which we make loans. [TRS]'s right to be paid 10% of an investment banking fee earned by FBR will be conditioned on, among other factors, whether our equity investment in or loan to the entity that engages FBR is a contributing factor in the entity's decision to engage FBR and whether the engagement of FBR by the entity occurs within an agreed upon time frame after we make our investment or loan. The types of investment banking engagements that would result in a fee payable to [TRS] will include securities underwriting services, private placements of securities, mergers and acquisitions advisory services and other financial advisory services. Our decision to make an investment in or loan to an entity will not require the entity to use the investment banking services of FBR and none of the terms of our investment in or loan to the entity will be affected by the entity's subsequent decision to engage or not to engage FBR to provide it with investment banking services. There can be no guarantee that our decision to make an investment or loan will result in an engagement of FBR to provide investment banking services. The payments [TRS] receives from FBR will be taxed at normal corporate rates and will generally not be distributed to our shareholders. We expect to finalize a definitive agreement with FBR in the near future setting forth the specific terms and conditions of the arrangement described above. We intend to file applications with the appropriate regulatory authorities to cause [TRS] to become registered as a broker-dealer. To the extent [TRS] becomes entitled to receive 10% of any fees earned by FBR in connection with the underwriting of securities for a company in which we have made an investment or to which we have made a loan before [TRS] becomes registered as a broker-dealer, these fees will be accrued by FBR and held for the benefit of [TRS] until [TRS] becomes a registered broker-dealer.

FBR MANAGEMENT'S EXECUTIVE OFFICERS

         The following table sets forth some information about the executive officers of FBR Management. FBR Management's executive officers are also our directors or executive officers. No executive officer is related by blood, marriage, or adoption to any other director or executive officer of our company or FBR.

NAME                                                AGE                  POSITION(S) HELD
----                                                ---                  ----------------
Emanuel J. Friedman                                  55     Chairman & Co-Chief Executive Officer

Eric F. Billings                                     48  Vice Chairman & Co-Chief Executive Officer

W. Russell Ramsey                                    41    President & Co-Chief Executive Officer

Kurt R. Harrington                                   48            Senior Vice President &
                                                                   Chief Financial Officer


         For biographical information on Messrs. Friedman, Billings, and Harrington, SEE "FBR ASSET'S DIRECTORS & OFFICERS."

         W. RUSSELL RAMSEY is President and Co-Chief Executive Officer of FBR Group. He has continuously served as President of FBR Group since co-founding FBR in 1989. As of December 31,

2000, Mr. Ramsey owned 11.83% of the outstanding common stock of FBR Group. Mr. Ramsey is involved in FBR's investment banking, research, brokerage, and asset management activities. Before co-founding FBR, Mr. Ramsey served as Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm. Mr. Ramsey has announced that he will leave his position with FBR Group effective as of the end of 2001 to pursue other opportunities.

THE MANAGEMENT AGREEMENT

         We entered into a Management Agreement with FBR Management that expires on December 17, 2001, and may be renewed by us for additional one-year periods. The following section summarizes the Management Agreement. This section does not completely describe the Management Agreement, and you should not rely on it as if it did. You may obtain a complete copy of the Management Agreement by following the document request procedures set forth in "OTHER MATTERS-ADDITIONAL INFORMATION."

FBR MANAGEMENT'S RESPONSIBILITIES

         FBR Management has only the authority that our Board of Directors delegates to it and is, at all times, subject to our Board's supervision. Generally, FBR Management performs the services necessary to keep our company running on a day-to-day basis. These services include:

         Investment Services

         -        representing us in connection with:

                  -   the purchase and sale of assets,

                  -   commitments to purchase and sell assets, and

                  -   the maintenance and administration of our portfolio;

         - engaging in hedging activities on our behalf, consistent with our status as a REIT;

         - upon request by and in accordance with the directions of the Board of Directors, investing or reinvesting any of our money;

         - acting as liaison between our company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets;

         Advisory Services

         - consulting with us on the formulation of investment criteria and guidelines;

         - furnishing reports and collecting information relating to our assets, interest rates, and general economic conditions;

         - furnishing reports regarding our activities and the services performed for us by FBR Management;

         - monitoring and providing the Board of Directors with price information and other data obtained from nationally recognized dealers that maintain markets in assets identified by the Board, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

         - counseling us in connection with policy decisions to be made by the Board of Directors;

         - counseling us regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests;

         - counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the various requirements for that status;

         Administrative Services

         - providing executive and administrative personnel, office space, and office services required in rendering services to us;

         - administering our day-to-day operations and performing and supervising the performance of such other necessary administrative functions as may be agreed upon by FBR Management and the Board of Directors, including:

                  -   the collection of revenues,

                  -   the payment of our debts and obligations,

                  - the maintenance of appropriate computer services to perform such administrative functions, and

                  -   other customary functions related to portfolio management;

         - communicating on our behalf with holders of our securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with those holders; and

         - to the extent not otherwise subject to an agreement executed by us, designating servicers for mortgage loans sold to us and arranging for the monitoring and administering of those services.

         FBR Management has engaged FIDAC to advise it on the management of our mortgage-backed securities portfolio and may enter into subcontracts with other parties, including FBR, to provide other services to us.

THE MANAGEMENT FEE

         Base Management Fee

         FBR Management is entitled to receive a quarterly base management fee equal to the sum of:

         - 0.25% per annum of the average book value of our mortgage assets during each calendar quarter, and


         - 0.75% per annum of the average book value of the remainder of our invested assets during each calendar quarter.


         The Board of Directors may adjust the base management fee in the future if necessary to align the fee more closely with the actual costs of services and, by agreement with FBR Management, may reduce the base management fee to the extent we incur costs internally.

         For the years ended December 31, 1998, 1999 and 2000, the base management fee was $1,520,725, $1,329,063 and $1,078,713, respectively.

         Incentive Compensation

         FBR Management is also entitled to receive incentive compensation based on our performance. For each calendar quarter, FBR Management is entitled to receive 25% of the "Incentive Calculation Amount" for the 12-month period ending with the end of that calendar quarter.

         The "Incentive Calculation Amount" for any 12-month period means an amount equal to the product of

           (A) 25% of the dollar amount by which

                  (1) (a) Our Funds from Operations (before the incentive fee) per share of common stock, based on the weighted average number of shares outstanding, plus (b) gains or minus losses from debt restructuring and sales of property per share, based on the weighted average number of shares outstanding, exceed

                  (2) an amount equal to (a) the weighted average of the price per share at the initial offering price of $19.87 and the price per share at any secondary offerings by our company multiplied by (b) the 10-Year U.S. Treasury Rate plus five percent per annum, multiplied by

           (B) the weighted average number of shares of common stock outstanding during the applicable period.

         "Funds from Operations" as defined by the National Association of Real Estate Investment Trusts means net income computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

         As used in calculating FBR Management's compensation, the term "10-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed-rate securities, adjusted to constant maturities of ten years, published by the Federal Reserve Board during a quarter. The average weekly 10-Year U.S. Treasury Rate for the year ended December 31, 2000, was 6.03%.

         We recorded $128,077 in expense related to incentive compensation earned by FBR Management during the quarter ended March 31, 2001.

OPTIONS OWNED BY FBR MANAGEMENT

         In December 1997, FBR Management received options to purchase 1,021,900 shares of our common stock at $20 per share. The estimated value of these options at the time of grant was $909,492 based on a discounted Black-Scholes valuation, and was amortized over the initial term of the Management Agreement. We have fully amortized the value of these options. FBR Management previously transferred 51,095 of its options to its former sub-manager. FBR Management agreed to the rescission of options to purchase 155,000 shares in connection with the establishment of our stock incentive plan.

EXPENSES

         Because FBR Management's employees will perform due diligence tasks that investors or investment advisors typically hire outside consultants to perform, FBR Management will be reimbursed for its out of pocket costs in performing due diligence on assets we purchased or considered for purchase. Moreover, it tracks the time its employees spend in performing such due diligence tasks and is entitled to reimbursement for the allocated portion of the salary and benefits of such employees. However, (1) the amount of due diligence costs for which FBR Management receives reimbursement with respect to any asset may not exceed an arm's length due diligence fee for such asset, and (2) FBR Management is not entitled to reimbursement for any due diligence or employee time costs associated with investments in securities being underwritten or placed by FBR.

LIMITS OF RESPONSIBILITY

         Under the Management Agreement, FBR Management does not assume any responsibility other than to render the services called for and is not responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. We have agreed to indemnify FBR Management, FBR, and their directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges, and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

         The Management Agreement does not restrict the right of FBR Management or any of its officers, directors, employees, or FBR to engage in any business or render services of any kind to any other person, including the purchase of, or the rendering of advice to others who purchase REIT or other securities or other assets that meet our policies and criteria.

TERM OF MANAGEMENT AGREEMENT

         The Management Agreement has a term expiring on December 17, 2001, but it may be renewed for additional one-year periods. We may terminate the Management Agreement without cause at any time upon 60 days' written notice by a majority vote of our independent directors or by a vote of the holders of a majority of the outstanding shares of common stock. If terminated, FBR Management will be entitled to all fees accrued through the date of termination and, as a termination fee, will be entitled to an amount equal to the sum of the base management fee and incentive management fee earned during the twelve months preceding the final day of the calendar quarter last ending prior to the date of termination. In addition, we have the right to terminate the Management Agreement without paying a termination fee if FBR Management violates any material provision of the Management Agreement and fails to cure the violation.

THE SUB-MANAGER

         On February 14, 2000, FBR Management entered into a sub-management agreement with FIDAC to advise FBR Management with respect to management of our mortgage-backed securities portfolio. FIDAC replaced Blackrock Financial Management, Inc. as sub-advisor with respect to our mortgage-backed securities portfolio. As compensation for rendering services, FIDAC is entitled to a sub-advisory fee based on the average gross asset value managed by FIDAC. FIDAC is a registered investment adviser under the Investment Adviser's Act of 1940. FIDAC, in its discretion, subject to the supervision of FBR Management and our Board of Directors, evaluates and monitors our mortgage-backed securities portfolio. FBR Management may terminate its relationship with FIDAC at any time in its sole discretion without penalty.

         FIDAC is an affiliate of Annaly Mortgage Management, Inc., a mortgage REIT which is listed for trading on the New York Stock Exchange under the symbol "NLY." We own approximately 1.8% of the outstanding common stock of Annaly.

                              FBR ASSET'S BUSINESS

FBR ASSET

         FBR Asset is a Virginia corporation that was formed in November 1997 and has elected to be taxed as a real estate investment trust (REIT) under the federal tax laws since its inception. We were formed to make opportunistic investments in debt and equity securities of companies engaged in real estate-related and other businesses. Many of these investment opportunities have been identified by Friedman, Billings, Ramsey Group, Inc. or its affiliates. We invest in:

         -        mezzanine loans;

         -        equity securities; and

         -        mortgage-backed securities.

We may from time to time make other opportunistic investments that may or may not be real-estate related. We invest in non-real estate-related assets subject to maintaining our REIT qualification.

MEZZANINE LOANS

         We invest in short- and medium-term mezzanine loans that generally have a higher risk credit profile and yield higher returns than the typical senior loan made by a commercial bank or other traditional lending institution. Our loans:

         -        may or may not be secured;

         -        may or may not be subordinated;

         -        have a variety of repayment structures and sources; and

         - typically compensate for the higher risk profile of our borrowers through higher interest rates rather than equity features.

         We believe that more stringent credit standards of commercial banks and other factors have resulted in an increased demand for mezzanine capital. As a result, we intend to utilize a significant portion of the proceeds from this offering to expand our mezzanine loan program. In carrying out this program, we intend to focus on industries with which we are familiar, including, but not limited to, real estate, energy, financial services, and consumer and industrial manufacturing. In evaluating these investment opportunities, we intend to focus on, among other factors:

         -        the cash flow generated by the borrower;

         -        the tangible assets of the borrower;

         -        the overall financial leverage of the borrower; and

         - the potential for the borrower to undergo a liquidity event that will enable the repayment of the loan.

         We believe our affiliation with FBR gives us an advantage in identifying, analyzing and responding quickly to opportunities to fund mezzanine loans that meet our credit quality standards and investment objectives. All of our current mezzanine loans and equity securities are in investment banking clients of FBR. We expect that most, but not necessarily all, of the companies in which we invest in the future will have investment banking relationships with FBR. We also intend to develop relationships with other entities who may offer us investment opportunities with their clients.

EQUITY SECURITIES

         Our investments in equity securities are primarily in current or former underwriting or advisory clients of FBR. We generally have a longer-term time horizon on these investments than on our mezzanine loans. In evaluating equity investments, we follow a value-oriented investment approach. We focus particularly on the anticipated future cash flows to be generated by the underlying business discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. Other important considerations include:

         -        strength of management;

         -        liquidity of the investment;

         -        underlying value of the assets owned by the issuer; and

         -        prices of similar or comparable securities.

MORTGAGE-BACKED SECURITIES

         We invest directly in fixed- and adjustable-rate residential mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. Our portfolio of mortgage-backed securities is sub-managed by FIDAC, an affiliate of Annaly Mortgage Management, Inc. These real estate-related investments, together with our other real estate-related assets, allow us to maintain our qualification as a REIT under the federal tax code and to avoid classification as an investment company under the Investment Company Act of 1940. We manage our residential mortgage-backed portfolio to provide a high risk-adjusted return on capital. We typically invest in both adjustable-rate and fixed-rate mortgage-backed securities in varying proportions to take advantage of the differing prepayment characteristics of each of these securities in different rate environments. We finance our investments in mortgage-backed securities primarily by entering into reverse repurchase agreements to enhance the overall return on capital invested in this portfolio.

LEVERAGE

         We generally have not used debt to finance the acquisition or origination of any investment other than our mortgage-backed securities. As of March 31, 2001, we had an overall assets-to-equity ratio of approximately
2.54 to 1. As of that date, the assets-to-equity ratio of our portfolio of mortgage-backed securities was 6.48 to 1.

COMPOSITION OF ASSETS AND EQUITY CAPITAL

         At March 31, 2001, we had total assets on our balance sheet of approximately $214 million and equity capital of approximately $84 million. These are divided among our investments as follows:

                                                        ASSETS                             EQUITY CAPITAL
                                                        ------                             --------------
Mezzanine loans                                            6%                                    14%
Equity securities                                         19%                                    49%
Mortgage-backed securities                                70%                                    27%
Cash and other assets                                      5%                                    10%

We derived the foregoing allocation of our assets from our balance sheet as of March 31, 2001. We derived the foregoing allocation of our equity capital by dividing

         - the total principal amount outstanding under our mezzanine loans as of March 31, 2001;

         - the fair market value of the equity securities we own as of March 31, 2001;

         - the fair market value of our mortgage backed securities as of March 31, 2001, less the amount of indebtedness outstanding as of that date under reverse repurchase agreements used to finance the purchase of mortgage-backed securities; and

         - the difference between our total shareholders' equity as of March 31, 2001, and the sum of the amounts represented by the three bullets above, respectively, by our total shareholders' equity as of March 31, 2001. We can give no assurance that we will be able to achieve any specific level of returns. FOR A DETAILED DISCUSSION OF THE FACTORS THAT MAY ADVERSELY INFLUENCE OUR DESIRED RETURNS, SEE "RISKS OF INVESTING IN FBR ASSET," WHICH BEGINS ON PAGE 8.

SHARING IN FBR INVESTMENT BANKING FEES

         Through our taxable subsidiary, [TRS], we have an agreement in principle with FBR pursuant to which [TRS] will be entitled, subject to the conditions described below, to receive 10% of the fees earned by FBR as a result of investment banking engagements of FBR by entities in which we make an equity investment or to which we make loans. [TRS]'s right to be paid 10% of an investment banking fee earned by FBR will be conditioned on, among other factors, whether our equity investment in or loan to the entity that engages FBR is a contributing factor in the entity's decision to engage FBR and whether the engagement of FBR by the entity occurs within an agreed upon time frame after we make our investment or loan. The types of investment banking engagements that would result in a fee payable to [TRS] will include securities underwriting services, private placements of securities, merger and acquisition advisory services and other financial advisory services. Our decision to make an investment in or loan to an entity will not require the entity to use the investment banking services of FBR and none of the terms of our investment in or loan to the entity will be affected by the entity's subsequent decision to engage or not to engage FBR to provide it with investment banking services. There can be no guarantee that our decision to make an investment or loan will result in an engagement of FBR to provide investment banking services. The payments [TRS] receives from FBR will be taxed at normal corporate rates and will generally not be distributed to our shareholders. We expect to finalize a definitive agreement with FBR in the near future setting forth the specific terms and conditions of the arrangement described above. We intend to file applications with the appropriate regulatory authorities to cause [TRS] to become registered as a broker-dealer. To the extent [TRS] becomes entitled to receive 10% of any fees earned by FBR in connection with the underwriting of securities for a company in which we have made an investment or to which we have made a loan before [TRS] becomes registered as a broker-dealer, these fees will be accrued by FBR and held for the benefit of [TRS] until [TRS] becomes a registered broker-dealer.

TAX CONSEQUENCES

         As a REIT, we will not incur federal income tax on our earnings to the extent that we distribute those earnings to our shareholders, and as long as the asset, income, stock ownership and minimum distribution tests of the federal tax laws are met. We will, however, be subject to tax at normal corporate rates on net income or capital gains not distributed to shareholders and on the taxable income of [TRS]. SEE "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT."

OPERATING POLICIES & STRATEGIES

         We rely upon the professionals employed by FBR to identify and evaluate opportunities for investment. Since its inception in 1989, FBR has sought to identify rapidly changing industries and industries that are not fully understood or appropriately valued by the market.

         Our goal, subject to maintaining our REIT qualification, is to make investments that we believe will generate the highest returns on capital invested. To determine which assets are likely to provide those returns, we consider:

         - the amount and nature of anticipated cash flows from the asset;

         -        the risks of investing in the asset;

         - our ability to pledge the asset to secure collateralized borrowings;

         - the capital requirements for purchasing and financing the asset;

         - the potential for appreciation and depreciation of the asset's value; and

         -        the cost of financing, hedging and managing the asset.

         We are an opportunistic investor and do not have guidelines dictating specific investment or operating restrictions. We have taken or may take the following actions without the consent of our shareholders:

         -        borrow money;

         -        make loans to other companies;

         -        invest in securities of other issuers;

         -        sell existing investments and make additional investments; and

         -        repurchase or otherwise reacquire our shares.

         We also may issue preferred stock that has liquidation and dividend preferences over the outstanding common stock or offer securities in exchange for property, although to date we have chosen not to take those actions. We have distributed, and will continue to distribute, our annual report, including our audited financial statements, to our shareholders as required under the securities laws. We will not underwrite securities of other issuers or offer securities in exchange for property.

         With regard to specific investments, we may invest directly or indirectly in any type of loan, equity security or mortgage-backed security, subject to the policy that we maintain our qualification as a REIT and our exemption from registration as an investment company.

         We expect that investment opportunities will change from time to time. We will seek what we consider to be attractive opportunities to invest primarily on a privately-negotiated basis. For example, we believe there will be opportunities to co-invest with other REIT and non-REIT investors seeking to complete planned acquisitions, to provide mezzanine loans, and to provide private equity financing. If an adequate amount of what we consider to be appropriate investments becomes available, we may borrow funds to make additional investments.

COMPOSITION OF ASSETS

         As a result of our strategy of selling reverse repurchase agreements against our residential mortgage-backed securities, the percentage of assets invested in this asset class does not accurately reflect the percentage of equity capital allocated to this asset class. We constantly monitor the equity capital invested in the residential mortgage-backed securities portfolio. The equity capital invested is equal to the net assets remaining after liquidating all securities owned and prepaying all reverse repurchase agreement holders. Using this approach, based upon the information provided on Form 10-Q for the quarter ended March 31, 2001, by the companies in which we held equity securities on that date, we believe that at March 31, 2001, approximately 27% of our equity capital was allocated to residential mortgage-backed securities, approximately 14% to mezzanine loans, approximately 49% to publicly-traded equity securities, and approximately 10% to cash and other assets.

         Based upon the information provided on form 10-K for the year ended December 31, 2000, by the companies in which we held equity securities on that date, we believe that at December 31, 2000, approximately 24% of our equity capital was allocated to residential mortgage-backed securities, approximately 5% to mezzanine loans, approximately 32% to publicly-traded equity securities, and approximately 39% to cash and other assets.

MEZZANINE LOAN PROGRAM

         As of March 31, 2001, we had outstanding one short-term mezzanine loan in the aggregate principal amount of $12 million. We plan to focus substantially more of our resources than in the past, including reserving a material portion of the proceeds of this offering, to providing mezzanine loans to companies in need of short-term to medium-term financing commitments. We believe our affiliation with FBR gives us an advantage over our competitors in identifying, analyzing and responding quickly to opportunities to fund mezzanine loans that meet or exceed our credit quality standards and investment objectives. Many, but not all, of the companies in which we invest or to which we make loans have or will have an investment banking relationship with FBR. Should a company or any of its affiliates engage FBR to provide investment banking services as a result of our decision to make an investment in or a loan to the company, we will receive, through [TRS], our taxable REIT subsidiary, a predetermined portion of the transaction fees received by FBR as a result of the investment banking engagement. FOR MORE DETAILS REGARDING THE FEES THAT WE MAY RECEIVE FROM FBR, PLEASE SEE "FBR GROUP AND FBR MANAGEMENT--SHARING IN FBR GROUP INVESTMENT BANKING FEES."

         Our investment and lending strategy is to focus on companies that have stable operating histories and are profitable or near profitable at existing operating levels. We review various criteria when determining whether to provide a mezzanine loan to a potential borrower, including but not limited to:

         - the borrower's projected cash flows over the course of the loan and the likelihood of achieving those projections;

         -        the tangible assets of the borrower;

         -        the overall financial leverage of the borrower;

         - alternative sources for repayment of the loan, including the potential for the borrower to undergo a liquidity event that will enable the repayment of the loan;

         - the prospective company's ability to service and repay the loan based on the historical results of the borrower;

         - competition faced by the borrower for the sale of its goods or services;

         - the degree to which the borrower's results are tied to overall economic activity;

         -        the liquidation value of the assets collaterizing the loan;

         - the quality, experience and reputation of the borrower's management team; and

         - the characteristics of the industry in which the borrower conducts its business.

         The above criteria and other criteria that we consider when evaluating a mezzanine financing opportunity provide a general guide for lending and investment decisions, although not all criteria are considered equally in the determination of whether or not to make a loan.

         Management has formed an investment committee comprised of Richard
J. Hendrix, our Chief Operating Officer, and Eric Billings, our Chief Executive Officer, to review each proposed mezzanine loan and make a determination about whether the loan satisfies our investment criteria. At least one of our independent directors serves on the investment committee in instances in which the borrower in a proposed mezzanine loan is a client or potential client of FBR. The consent of the independent director will be required before any loan is made to a client or potential client of FBR. In addition, this committee will participate in discussions with FBR about the fee payable to [TRS] by FBR from any engagement by the borrower of FBR to perform investment banking services for the borrower where the mezzanine loan to the borrower is a contributing factor to the engagement. FOR MORE DETAILS REGARDING THE TERMS OF THE PAYMENTS THAT WE MAY RECEIVE FROM FBR, PLEASE SEE
" FBR GROUP AND FBR MANAGEMENT--SHARING IN FBR INVESTMENT BANKING FEES" ABOVE.

         We plan to invest in companies in the real estate sector as well as in other sectors such as energy, financial services, consumer and industrial manufacturing, and others that meet the above criteria.

EQUITY INVESTMENTS

REAL ESTATE

         We seek to invest in real property to generate income and to provide ourselves with the potential for capital appreciation in the value of property owned. Although we do not currently own any direct interests in real property, we do own interests in real property through our equity investments in Capital Automotive REIT, Prime Retail, Inc. and Resource Asset Investment Trust. As an equity holder, our return on investment is not directly linked to returns on any company's assets, but will depend upon the authorization and payment of dividends and changes in the price of the equity securities we own. Through our relationship with FBR, we were able to acquire the stock of Capital Automotive before Capital Automotive offered its stock to the public. We purchased shares of Prime Retail and Resource Asset in open-market transactions. We also loaned Prime Retail and Prime Capital $24 million, $20 million of which was repaid in December 2000 and the remainder of which was repaid in February 2001.

         In the future, we may invest in other companies that own real property. In addition, we may purchase real property directly or through joint ventures that purchase real property.

REAL ESTATE-RELATED BUSINESSES

         The tax rules limit our ability to expand our investments beyond our core direct and indirect investments in mortgage loans, mortgage-backed securities and real estate. Subject to those limits, however, we invest from time to time in businesses that provide services to real estate owners and operators.

         For example, we invested in the common stock of Encompass Services Corporation. Encompass is a provider of facilities services, such as janitorial maintenance management services and electrical and mechanical installation and maintenance services.

         We believe that additional opportunities may arise in the future for us to invest in businesses that provide services to real estate owners and operators. In many cases, we believe that these investments may provide higher returns than mortgage and real estate assets. Accordingly, subject to applicable tax restrictions, we may invest in real estate-related businesses in the future.

OTHER NON-REAL ESTATE RELATED INVESTMENTS

         Subject to maintaining our qualification as a REIT, we invest from time to time in assets that are not related to the real estate business. For example, in 1998, we purchased 520,000 shares of the common stock of East-West Bancorp, Inc., a bank holding company, for $5.2 million, or $10.00 per share, from selling shareholders in a privately negotiated transaction. FBR acted as placement agent in the transaction and received a placement fee equal to 7% for its services. We sold our position in East-West Bancorp in 1999 for $5,998,000, for a net gain of $798,000. In January 2000, we purchased 149,000 limited partner units in Atlas Pipeline Partners, L.P., a public limited partnership formed to acquire and operate intrastate natural gas pipeline gathering systems, for a price of $1.8 million, or $12.09 per unit, in a privately negotiated transaction that was closed concurrently with the initial public offering of the Atlas Pipeline units. FBR acted as underwriter in the initial public offering. We sold our investment in Atlas Pipeline during the fourth quarter of 2000 for a total price of $2.7 million, or an average price per unit of $18.13, for a net gain of $899,960. We intend to continue seeking investments in non-real estate related businesses when presented with the opportunity, subject to maintaining our REIT qualification.

MORTGAGE SECURITIES

WHOLE-POOL MORTGAGE-BACKED SECURITIES

         We currently invest, and intend to continue investing, at least 55% of our assets in whole-pool mortgage-backed securities. Those securities represent the entire ownership interest in pools of mortgage loans made by lenders such as savings and loan institutions, mortgage bankers, and commercial banks. Various government, government-related and private organizations assemble the pools of loans for sale to investors such as ourselves.

         At March 31, 2001, we owned mortgage-backed securities guaranteed by Freddie Mac, Fannie Mae, or Ginnie Mae that had a market value of $148.9 million, and had borrowed $126 million to finance our investment in those securities. Mortgage-backed securities differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead, mortgage-backed securities provide for a monthly payment that consists of both interest and principal. In effect, these payments are a "pass-through" of the monthly interest and principal payments made by borrowers on their mortgage loans, net of any fees paid to the issuer or guarantor of the securities.

         The investment characteristics of pass-through mortgage-backed securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the mortgage-backed securities, as described above, and the possibility that principal may be prepaid on the mortgage-backed securities at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

         Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally prepayments on pass-through mortgage-backed securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield on our investments.

         At December 31, 2000 and March 31, 2001, we owned 33 fixed rate, and 4 adjustable rate, residential mortgage-backed securities that represented the entire ownership interest in pools of single-family mortgage loans. In connection with those investments, we entered into reverse repurchase agreements, and an interest rate swap. The mortgage-backed securities, the swap, and the reverse repurchase agreements are summarized on the following table.

                                                                                          EXPECTED
                                                ORIGINAL     MARKET VALUE    NOMINAL      WEIGHTED    EFFECTIVE    RELEVANT
                    ISSUE DATE      FACE       PRINCIPAL          AT          YIELD     AVERAGE LIFE  DURATION    PREPAYMENT
  DESCRIPTIVE           OF         AMOUNT        AMOUNT        3/31/01         AT        AT 3/31/01    3/31/01    ASSUMPTION
    TITLE(1)        SECURITIES   (THOUSANDS)  (THOUSANDS)    (THOUSANDS)   3/31/01(5)     (YEARS)      (YEARS)    (% PAM)(2)
  -----------       ----------   -----------  -----------    ------------  ----------   ------------  ---------   ----------
Freddie Mac
FGOLD 15 yr.          4/1/97         $50,664      $72,337      $51,081         6.32%        4.00         2.34          218

Fannie Mae
FNMA 15 yr.           5/1/98          15,899       23,304       16,050         6.25%        3.96         2.22          230

Freddie Mac
FGOLD 30 yr.          5/1/98           2,177        4,645        2,256         5.62%        1.89         1.09          346

Freddie Mac
FGOLD 15 yr.          9/1/95           2,402        4,962        2,451         6.20%        2.93         1.97          257

Fannie Mae
30 yr.                4/1/98           7,083       15,861        7,192         5.96%        2.85         1.47          335

Fannie Mae
30 yr.                4/1/98           6,837       16,695        7,095         5.82%        2.30         1.26          402

Ginnie Mae
30 yr.                 5/1/98          8,915       20,016        9,098         6.43%        3.73         2.31          333

Freddie Mac
FGOLD 15 yr.          4/1/97           8,050       10,003        7,855         5.89%        5.89         3.65          161

Fannie Mae
15 yr.                10/1/99          9,500       11,249        9,689         6.97%        3.01         1.27          386

Fannie Mae
ARM                   4/1/00           1,597        2,234        1,638         6.68%        1.27         1.06          550

Fannie Mae
ARM                   2/1/00           4,427        4,582        4,551         7.45%        3.75         2.53          400

Fannie Mae
ARM                   3/1/00           9,363       11,397        9,560         7.48%        2.42         1.25          550

Freddie Mac
FGOLD ARM             3/1/00          19,964       22,503       20,407         6.42%        2.67         0.73          552
                                    --------     --------     --------     --------     --------     --------     --------

MORTGAGE
PORTFOLIO TOTAL                     $146,878     $219,788     $148,923         6.28%        3.70         2.03          325
                                    ========     ========     ========     ========     ========     ========     ========

Reverse
repurchase
agreement                           $125,957                                   5.31%
Liability
Interest Rate
Swap Agreement        6/1/98                  $ 50,000(3)            $(56)         (4)


-------------------------

(1) All of the mortgage-backed securities are backed by pools of fixed and adjustable rate mortgages and are principal and interest paying instruments.
(2) Prepayment assumptions express the relationship between the assumption for a specific pass-through security and a prepayment assumption model ("PAM"). For example, a prepayment assumption of 100% PAM for a 30-year mortgage assumes a prepayment rate increase of 0.2% per month for the first 30 months, and then levels off at 6% for the remainder of the term. "50% PAM" means that the prepayment rate is half of "100% PAM" for that month. "300% PAM" means that the prepayment rate is three times "100% PAM" for that month. Actual prepayments may be materially different from the prepayment rates assumed in the PAM.
(3)   Notional amount.
(4) Under the interest rate swap agreement, we receive quarterly payments of interest based on three-month LIBOR and remit semi-annual payments at a fixed rate of approximately 5.96% based on the $50 million notional amount.
(5) The nominal yield is the internal rate of return of the security based on the given market price. It is the single discount rate that equates a security price (inclusive of accrued interest) with its projected cash flows. For a mortgage product, it represents the yield for a given yield curve environment based on prepayments for that environment.

     As the table shows, the average nominal yield (as defined in footnote 5 above) on our mortgage-backed securities at March 31, 2000, was approximately 6.28%. The yield is based on the anticipated life of the securities. If the actual life of the security is reduced below its anticipated life, the yield would be reduced. The actual life of the mortgage-backed securities is reduced if the mortgage loans underlying the securities are prepaid faster than anticipated at the time the securities were acquired.

     The table that follows outlines the recent prepayment experience of the mortgage-backed securities we own in terms of CPR. See footnote 1 below for a more detailed discussion of CPR. For each category of securities in which we own only one pool of mortgage loans, the prepayment history is for that specific pool. For each category of securities in which we hold multiple pools of mortgage loans, we have presented the prepayment history of a representative pool. Several securities were recently issued and thus have little prepayment history.


                                                      PERIOD FROM      PERIOD FROM
                                                      JANUARY 2001 TO   APRIL 2000 TO
                                  FACE AMOUNT         MARCH 2001        MARCH 2001
 MORTGAGE-BACKED SECURITIES       (IN THOUSANDS)        (CPR)(1)          (CPR)
 --------------------------       --------------      ---------------  --------------
Freddie Mac FGOLD 15-yr ..          $ 50,664             10.68           9.74
Fannie Mae FNMA 15-yr ....            15,899              0.70           3.72
Freddie Mac FGOLD 30-yr ..             2,177              9.66           7.16
Freddie Mac FGOLD 15-yr ..             2,402              1.36          11.55
Fannie Mae 30-yr .........             7,083              8.39           8.99
Fannie Mae 30-yr .........             6,837              7.85           9.93
Ginnie Mae 30-yr .........             8,915             16.67          14.69
Freddie Mac FGOLD 15-yr ..             8,050              6.07          11.91
Fannie Mae FNMA 15-yr ....             9,500             18.87          17.35
Fannie Mae ARM ...........             1,597             67.07           n/a
Fannie Mae ARM ...........             4,427              0.40           2.49
Fannie Mae ARM ...........             9,363             14.51          13.40
Freddie Mac FGOLD ARM ....            19,964             38.02          17.10
                                    --------
         Total ...........          $146,878
                                    ========

(1) Prepayment assumptions express the relationship between the assumption for a specific pass-through security and a constant prepayment rate ("CPR"). CPR are annualized equivalents of single monthly mortality. The CPR used by FBR Asset attempts to predict the percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

FREDDIE MAC CERTIFICATES

         Federal Home Loan Mortgage Corporation, better known as "Freddie Mac," is a privately owned government-sponsored enterprise created pursuant to Title III of the Emergency Home Finance Act of 1970. Freddie Mac's principle activities currently consist of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to holders of Freddie Mac certificates, such as our company, the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the underlying mortgage loans, but does not guarantee the timely payment of scheduled principal on the underlying mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy its obligations, the distributions made to us would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to us would be adversely affected by delinquent payments and defaults on those mortgage loans.

FANNIE MAE CERTIFICATES

         Federal National Mortgage Association, better known as "Fannie Mae," is a privately owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to registered holders of Fannie Mae certificates, such as our company, that it will distribute amounts representing scheduled principal and interest (at the rate provided by the Fannie Mae certificate) on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, the distributions made to us would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to us would be adversely affected by delinquent payments and defaults on the mortgage loans.

GINNIE MAE CERTIFICATES

         Government National Mortgage Association, better known as "Ginnie Mae," is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development. Title III of the National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of principal and interest on certificates that represent an interest in a pool of mortgages insured by the Federal Housing Administration under the Housing Act or partially guaranteed by the Veteran's Administration under the Servicemen's Readjustment Act of 1944 and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts that may be required to be paid under any guaranty under this subsection." An opinion, dated December 12, 1969, of an Assistant Attorney General of the United States provides that guarantees under section 306(g) of Ginnie Mae certificates of the type that we may purchase are authorized to be made by Ginnie Mae and "would constitute general obligations of the United States backed by its full faith and credit."

SINGLE-FAMILY AND MULTIFAMILY PRIVATELY-ISSUED CERTIFICATES

         Although we do not own single-family or multifamily privately-issued certificates, some of the companies in which we invest may own these certificates. We may in the future invest in other companies that invest in these assets or may invest in them directly.

         Single-family and multifamily privately-issued certificates are pass-through certificates that are not issued or guaranteed by one of the agencies described above and that are backed by a pool of single-family or multifamily mortgage loans. Single-family and multifamily privately-issued certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of those institutions.

         While agency certificates are backed by the express obligation or guarantee of one of the agencies, as described above, single-family and multifamily privately-issued certificates are generally covered by one or more forms of private credit enhancements. Those credit enhancements provide an extra layer of loss coverage in the event that losses are incurred upon foreclosure sales or other liquidations of underlying mortgaged properties in amounts that exceed the equity holder's equity interest in the property and result in realized losses. Forms of credit enhancements include, but are not limited to, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization, and subordination.

BORROWED FUNDS

         We may reduce the amount of equity capital we have invested in mortgages or other assets by funding a portion of those investments with long-term borrowings, warehouse lines of credit, or other borrowing arrangements. Borrowing funds creates interest expense that can exceed the revenue we earn from our financed assets. To the extent that revenue derived from those assets exceeds the interest expense, our net income will be greater than if we had not borrowed funds and had not invested in the mortgage-backed securities. Conversely, if the revenue from those assets does not sufficiently cover the expense, our net income will be less than if we had not borrowed funds.

         We have borrowed and intend to continue borrowing funds by entering into reverse repurchase agreements. Under these agreements, we sell assets to a third party with the commitment to repurchase the same assets at a fixed price on an agreed date. The repurchase price reflects the purchase price plus an agreed upon market rate of interest. We account for reverse repurchase agreements as loans, secured by the underlying assets, that we owe to the third party.

         We intend to use the proceeds from borrowings to invest in mortgages or other assets and to repeat this process of borrowing and investing, while continually monitoring our use of leverage. Based on book values, the debt-to-equity ratio as of March 31, 2001, on our total portfolio was 5.48 to 1. Traditionally, lenders have permitted reverse repurchase agreement borrowings against agency mortgage-backed securities at a debt-to-equity ratio of up to 19 to 1. Our charter and bylaws do not impose any specific limits on permissible leverage and we may increase our leverage ratio in the future.

         What follows are two examples of how we might use borrowings to increase the yield on a hypothetical mortgage-backed security:

                                                                                     EXAMPLE 1       EXAMPLE 2
                                                                                     ---------       ---------
  1. Amount invested in mortgage-backed security...........................         $10,000,000     $10,000,000
  2. Annual interest rate on mortgage-backed security......................             7.25%            7.25%


                                       43

  3. Income from mortgage-backed security (1 x 2)*.........................            $725,000        $725,000
  4. Amount borrowed to finance investment in mortgage-backed security.....          $8,000,000      $5,000,000
  5. Interest rate on amount borrowed......................................                5.50%           5.50%
  6. Interest expense (4 x 5)*.............................................            $440,000        $275,000
  7. Equity capital invested (1 - 4)*......................................          $2,000,000      $5,000,000
  8. Management fee (0.25% ^ $10,000,000)..................................             $25,000         $25,000
  9. Hedging expense (4 x 1%)*.............................................             $80,000         $50,000
 10. Total expenses (6 + 8 + 9)*...........................................            $545,000        $350,000
 11. Net income on mortgage-backed security (3 - 10)*......................            $180,000        $375,000
 12. Return on equity capital invested (11 divided by 7)*..................                9.00%           7.50%


----------------
* The numbers in parentheses, unless otherwise specified, refer to the line numbers on the far left.

         In example 1 above, we use borrowed funds to increase the initial yield on our investment from 7.25% to 9.0%. In example 2 above, we borrow less funds and increases our yield only from 7.25% to 7.50%. We plan to complete these types of transactions by arranging loans in which we pledges our assets as collateral to secure our repayment obligations. Some of those loans may be margin loans in which a decline in the pledged assets' market value could trigger an early repayment of our obligations. If we repay loans early, then the return on equity would be reduced. As reflected above, if we were required to increase the amount of equity capital we invested by $3 million in order to prepay $3 million of the loan, then the return on equity would be reduced from 9.00% to 7.50%.

HEDGING & INTEREST RATE MANAGEMENT

         We acquire derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. We do not intend to acquire derivative instruments for speculative purposes. Our hedging activities may include entering into interest rate swaps and caps and options to purchase swaps and caps. Under the tax laws applicable to REITs, we generally will be able to enter into swap or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets.

         We engage in a variety of interest rate management techniques that are intended to match the effective maturity of, and the interest received on, our assets with the effective maturity of, and the interest owed on, our liabilities. We generally will be able to use those techniques directly, instead of through a corporate subsidiary that is fully subject to corporate income taxation. However, we cannot give any assurances that we can successfully implement our investment and leverage strategies. Our interest rate management techniques may include:

         -        puts and calls on securities or indices of securities;

         -        Eurodollar futures contracts and options on such contracts;

         - interest rate swaps, which are the exchange of fixed-rate payments for floating-rate payments; or

         -        other similar transactions.


         We may also use these techniques to attempt to protect ourselves against declines in the market value of our assets that result from general trends in debt markets. The inability to match closely the maturities and interest rates, or the inability to protect adequately against declines in the market values, could result in losses with respect to our mortgage assets.

         At March 31, 2001, we were indebted for $126.0 million under short-term reverse repurchase agreements. These agreements expire and are renewed on a regular basis. As of March 31, 2001, the reverse repurchase agreements we held had stated maturity dates from April 4, 2001 to May 1, 2001. The interest rate we paid under the short-term borrowing arrangements increases and decreases as short-term interest rates increase or decrease. The interest rate on the mortgage-backed securities remains constant for fixed-rate securities. If short-term rates increase significantly above 6.28%, which is the average nominal yield (as defined in footnote 5 on page 40) of our mortgage portfolio as of March 31, 2001, the interest owed on the borrowings would exceed the interest income payable to us on our mortgage-backed securities.

         To limit the adverse effect of rising short-term interest rates under our short-term reverse repurchase agreements, we entered into two interest rate swap agreements pursuant to which we paid a fixed interest rate on $100 million notional amount of borrowings and received a variable interest rate on $100 million notional amount of borrowings. We realized a $1.9 million loss when we terminated one $50,000,000 agreement in October 1998 and repaid the related reverse repurchase agreement. The remaining $50,000,000 agreement matured on June 1, 2001.

         Interest rate management techniques do not eliminate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

         - the weighted average life of the mortgage-backed securities would be extended because prepayments of the underlying mortgage loans would decrease; and

         - the market value of the fixed rate mortgage-backed securities would decline as long-term interest rates increased.


COMMERCIAL MORTGAGE LOANS & CMBS

         We invest in commercial mortgage loans and commercial mortgage-backed securities, commonly known as "CMBS." At March 31, 2001, we owned interests in commercial loans and CMBS indirectly through our investment in Resource Asset Investment Trust. FBR acted as lead underwriter or placement agent for this company.

         In the future, we may invest in other companies that originate or acquire commercial mortgage loans or CMBS. In addition, we may purchase commercial mortgage loans and CMBS directly.

         Commercial mortgage loans are loans secured by senior or subordinate liens on commercial or multifamily real estate. The characteristics of the commercial mortgage loans held by companies in which we invest vary widely. Some of those companies' commercial mortgage loan holdings are performing loans that can be securitized.

         Some of the companies in which we invest also own commercial mortgage loans that are not intended to be securitized. For example, Resource Asset originates wraparound loans, in which a borrower grants Resource Asset a junior lien mortgage with a principal amount equal to the principal amount owed under any existing loans plus an additional amount that Resource Asset actually advances to the borrower. The borrower makes all loan payments to Resource Asset, which in turn pays the prior lenders principal and interest on the prior loans. Because the loans made by Resource Asset are subordinated and include an obligation by Resource Asset to make payments on prior loans, these loans involve different and carry more significant risk than traditional first mortgage loans originated by institutional lenders and thus are generally not suitable for securitization.

         We may invest directly, or the companies in which we invest may invest, in commercial mortgage loans with borrowers who are delinquent in payments on the loans. A lender can purchase this kind of loan at a price less than the amount owed on the loan, which enables the lender to work out a forbearance plan or other restructuring. If an agreement cannot be made, the lender ultimately may foreclose on the loan, acquiring ownership of the commercial property.

         In addition to investing in commercial mortgage loans, some of the companies in which we invest own CMBS.

         CMBS typically are divided into two or more classes, sometimes called "tranches." Generally the most senior class or classes would be rated investment grade, which increases the marketability of the class. The junior, or subordinated, classes typically would include a non-investment grade rated class and an unrated, higher-yielding credit support class. The market for non-investment grade CMBS is limited, and holders of CMBS have incurred, and might in the future incur, significant losses if required to sell them as a result of margin calls or otherwise.

         To the extent that we hold interests in commercial mortgage loans and CMBS through our investments in other companies, we must rely on the management of those other companies to make decisions with respect to the commercial mortgage loans and CMBS. In general, we will have no ability to control those decisions. Moreover, the management of those other companies are not required to inform us of their decisions, although to the extent the companies are reporting companies under the Securities Exchange Age of 1934, they must file reports of material events with the SEC.

FBR ASSET INVESTMENT CORPORATION
SUMMARY OF CURRENT INVESTMENTS & CASH AND CASH EQUIVALENTS
THE FOLLOWING TABLE SUMMARIZES FBR ASSET'S INVESTMENTS AS OF MARCH 31, 2001, AND DECEMBER 31, 2000.

                                                                 MARCH 31, 2001
                                       --------------------------------------------------------------------
                                                                     AMOUNT                      PERCENTAGE
                                        SHARES      PERCENT            OF            MARKET       INCREASE
                                        OWNED      OWNERSHIP(3)     INVESTMENT        VALUE      (DECREASE)
                                       ---------   -----------    ------------    ------------   ---------
MORTGAGE-BACKED SECURITIES...........    N/A         N/A          $148,348,088    $148,922,771      0.39%
                                                                  ------------    ------------   ---------
EQUITY INVESTMENTS(1)(2)
   Capital Automotive REIT (CARS)....  1,670,115     7.71%          23,298,100      26,721,840     14.70%
     Annaly Mortgage Management,
        Inc. (NLY)...................    800,000     3.11%           7,144,000       9,008,000     26.09%
     Prime Retail, Inc., pfd (PRT
        pfd).........................     78,400     3.41%             493,920         493,920      0.00%
     Resource Asset Investment Trust
        (RAS)........................    344,575     3.78%           3,704,181       4,751,689     28.28%
     Encompass Services Corporation
        (ESR)(4).....................         -         -                    -               -          -
                                       ---------   -----------    ------------    ------------   ---------
     TOTAL EQUITY INVESTMENTS........                              $34,640,201     $40,975,449     18.29%
                                                                  ------------    ------------   ---------
PROMISSORY NOTES(2)
     Prime Capital Funding I, LLC....    N/A         N/A                     -               -     N/A
Prime Group Realty, L.P..............    N/A         N/A            12,000,000      12,000,000     N/A
                                                                  ------------    ------------
     TOTAL PROMISSORY NOTES..........                              $12,000,000     $12,000,000     N/A
                                                                  ------------    ------------
CASH AND CASH EQUIVALENTS............    N/A         N/A           $10,910,654     $10,910,654     N/A
                                                                  ------------    ------------
TOTAL INVESTMENTS & CASH AND CASH
EQUIVALENTS..........................                             $205,898,943    $212,808,874      3.36%
                                                                  ============    ============

                                                       DECEMBER 31, 2000
                                         -------------------------------------------
                                             AMOUNT                      PERCENTAGE
                                               OF            MARKET       INCREASE
                                            INVESTMENT        VALUE      (DECREASE)
                                         -------------    ------------   ----------
MORTGAGE-BACKED SECURITIES...........    $155,379,074     $154,848,205    (0.34)%
                                         ------------     ------------   ----------
EQUITY INVESTMENTS(1)(2)
   Capital Automotive REIT (CARS)....      23,298,100       23,068,463    (0.99)%
     Annaly Mortgage Management,
        Inc. (NLY)...................               -                -          -
     Prime Retail, Inc., pfd (PRT
        pfd).........................       1,038,800          543,939   (47.64)%
     Resource Asset Investment Trust
        (RAS)........................       3,704,181        4,245,164     14.60%
     Encompass Services Corporation
        (ESR)(4).....................         286,931          252,624   (11.96)%
                                         ------------     ------------   ----------
     TOTAL EQUITY INVESTMENTS........     $28,328,012      $28,110,190    (0.77)%
                                         ------------     ------------   ----------
PROMISSORY NOTES(2)
     Prime Capital Funding I, LLC....       4,000,000        4,000,000    N/A
Prime Group Realty, L.P..............               -                -    N/A
                                         ------------     ------------   ----------
     TOTAL PROMISSORY NOTES..........      $4,000,000       $4,000,000    N/A
                                         ------------     ------------   ----------
CASH AND CASH EQUIVALENTS............     $36,810,566      $36,810,566    N/A
                                         ------------     ------------   ----------
TOTAL INVESTMENTS & CASH AND CASH
EQUIVALENTS..........................    $224,517,652     $223,768,961    (0.33)%
                                         ============     ============   ==========

(1) The symbols in parentheses next to the company names are the symbols of those companies on Nasdaq or a national securities exchange. Each of these companies is a reporting company under the Securities Exchange Act of 1934. Information is available about these companies on the SEC's website, www.sec.gov.
(2) FBR has underwritten or privately placed the securities of these companies or their affiliates.
(3) As of March 31, 2001. For Prime Retail, Inc., this represents the percentage ownership of 10.5% Series A Cumulative Preferred Stock.
(4) Formerly Building One Services Corporation (BOSS) . We sold their investment in March 2001.

         The following table shows, for the calendar years 2000, 1999, and 1998, our investments and cash and cash equivalents, including, with respect to our investments, the weighted average cost of each investment based on the number of days from January 1, 2000 to December 31, 2000, January 1, 1999 to December 31, 1999, and January 1, 1998 to December 31, 1998, on which FBR Asset held each investment, and the gross income from each investment for the years ended December 31, 2000, 1999 and 1998.


                                           FOR THE YEAR ENDED            FOR THE YEAR ENDED           FOR THE YEAR ENDED
                                            DECEMBER 31, 2000            DECEMBER 31, 1999            DECEMBER 31, 1998
                                       -----------------------------------------------------------------------------------
                                         WEIGHTED                      WEIGHTED                    WEIGHTED
                                       AVERAGE COST   GROSS INCOME   AVERAGE COST  GROSS INCOME  AVERAGE COST  GROSS INCOME
                                       ------------   ------------   ------------  ------------  ------------  ------------

Mortgage-Backed Securities............ $196,229,207   $13,106,945   $164,970,427   $10,744,041   $169,564,932   $ 7,101,326
                                       ------------   -----------   ------------   -----------   ------------   -----------
EQUITY INVESTMENTS
Anthracite Capital, Inc...............   8,449,779      1,376,206     18,334,496     2,293,677     10,356,129       739,613
Capital Automotive REIT...............  24,447,980      2,575,903     25,000,000     2,473,119     21,986,301     1,569,893
Chastain Capital Corporation..........          --         41,835      3,150,000            --      6,581,342       287,000
Imperial Credit Commercial
    Mortgage Inv. Corp................   2,589,025        207,000     12,616,713     1,035,000     13,050,230     1,062,000
Imperial Credit Industries, Inc.......          --             --      3,576,712       798,326             --            --
Prime Retail, Inc.....................     385,788             --      1,201,317       145,730        374,166        36,433
Prime Retail, Inc., preferred.........   1,142,112             --      1,016,032       154,350             --            --
Resource Asset Investment Trust.......   4,099,095        702,933      5,292,516       702,933      4,329,152       576,466
Encompass Services Corporation........   1,186,381             --      6,187,518            --     10,000,000            --
Atlas Pipeline Partners...............   1,472,552        178,314             --            --      2,621,370            --
Cargan City...........................      20,219             --             --            --
East-West Bancorp, Inc................          --             --      4,102,329        46,800
                                       -----------     ----------    -----------    ----------   ------------  ------------
     Total Equity Investments &
      Dividends....................... $43,792,931     $5,082,191    $80,477,633    $7,649,935   $ 69,298,690  $  4,271,405
                                       -----------     ----------    -----------    ----------   ------------  ------------
PROMISSORY NOTES
Prime Capital Holding, LLC............ $ 1,825,137      $ 902,418    $11,272,154    $1,808,451   $  7,947,365  $  1,248,707
Prime Group Realty, Inc...............          --             --      3,049,315       494,742            --             --
Prime Retail, Inc.....................  19,508,197      3,773,658      5,095,890     1,055,555            --             --
Prime Capital Funding I, LLC..........   2,108,204        511,778             --            --
Kennedy-Wilson Inc....................          --             --      3,510,608       511,411      5,506,849       749,264
Brookdale Living Communities..........          --             --      1,493,151       224,727            --             --
                                       -----------     ----------    -----------    ----------   ------------  ------------
     TOTAL PROMISSORY NOTES........... $23,441,538     $5,187,854    $24,421,118    $4,094,886   $ 13,454,214  $  1,997,971
                                       -----------     ----------    -----------    ----------   ------------  ------------
CASH & CASH EQUIVALENTS............... $10,352,859     $  464,067    $20,576,171    $  984,987   $ 84,496,947  $  4,556,800
                                       -----------     ----------    -----------    ----------   ------------  ------------
     TOTAL INVESTMENTS AND CASH
      & CASH EQUIVALENTS..............$273,816,534    $23,841,057   $290,445,349   $23,473,849   $336,814,783   $17,927,502
                                      ============    ===========   ============   ===========   ============   ===========



DIVIDENDS & DISTRIBUTION POLICY

         To maintain our status as a REIT for federal income tax purposes, we are required to distribute at least 90% of our taxable income to our shareholders each year. Our taxable income may differ materially from our income calculated in accordance with generally accepted accounting principles. In order to satisfy this requirement, we have declared, and intend to continue to declare, regular quarterly dividends and have distributed and intend to continue to distribute, any taxable income remaining at the end of a year with a first quarter dividend in the following year.

         The Board of Directors may change the dividend policy at any time. The Board of Directors will declare dividends based on:

         -        our taxable income;

         -        our financial condition;

         - the distributions required to maintain REIT status and to avoid corporate income tax and the 4% excise tax; and

         -        other factors that the Board of Directors considers relevant.

         Through March 31, 2001, we had paid substantially all of our dividends to date out of current or accumulated earnings and profits. The level of quarterly dividends is based on a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters or of income calculated in accordance with generally accepted accounting principles.

         As a REIT, we will not incur federal income tax on our earnings to the extent we distribute those earnings to our shareholders, and as long as the asset, income, stock ownership and minimum distribution tests of the federal tax laws are met. We will, however, be subject to tax at normal corporate rates on net income or capital gains not distributed to shareholders and on the taxable income of the TRS.

         Distributions to shareholders will generally be subject to tax as ordinary income, although in appropriate circumstances a portion of a distribution may be designated by us as capital gain or may be determined to be a tax-free return of capital. We generally do not intend to declare more than a de minimis amount of dividends that are a return of capital for tax purposes, except in those instances where companies in which we invest determine that a portion of their dividends are a return of capital. We will furnish annually to each shareholder a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital. For a discussion of the federal income tax treatment of distributions by us, see "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT--TAXATION OF TAXABLE U.S. SHAREHOLDERS."

                            SELECTED FINANCIAL DATA

         The selected financial data set forth below should be read in conjunction with "Management's Discussion & Analysis" and the Financial Statements and Notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1999 and 2000 and March 31, 2000 and 2001, and statement of operations data for the years ended December 31, 1998, 1999 and 2000, and the three months ended March 31, 2000 and 2001, have been derived from FBR Asset's audited financial statements, which are included elsewhere in this prospectus. These results are not necessarily indicative of the results to be expected for any future period.

                            DECEMBER 15,
                                1997
                            (INCEPTION)
                              THROUGH
                            DECEMBER 31,
                               1997            FOR THE YEAR ENDED DECEMBER 31,            FOR THE THREE MONTHS ENDED MARCH 31,
                           -------------   --------------------------------------------  -------------------------------------
                                                1998           1999           2000             2000              2001
                                           ------------    ------------    ------------    ------------    --------------
STATEMENT OF OPERATIONS
DATA:
   Interest income .....   $      18,040   $ 13,656,097    $ 15,823,914    $ 18,758,866    $  5,613,578    $   2,979,453
   Dividend income .....         434,717      4,271,405       7,649,935       5,082,191         709,750          200,067
   Net realized losses .              --     (8,369,807)     (7,648,960)     (2,866,360)     (4,861,104)        (564,855)
   Net income (loss) ...         646,921      1,588,235       5,142,589       8,364,480      (2,128,192)         127,805
   Basic income (loss)
   per share ...........   $        0.06   $       0.16    $       0.68    $       1.84    $      (0.39)   $        0.04
   Diluted income (loss)
   per share ...........   $        0.06   $       0.16    $       0.68    $       1.84    $      (0.39)   $        0.03
   Dividends declared
   per share ...........   $        0.06   $       1.16    $       1.61    $       2.95    $       0.80    $        0.60

                                                      AS OF DECEMBER 31,                                     AS OF MARCH 31,
                                -----------------------------------------------------------------    ------------------------------

                                       1997            1998             1999            2000              2000            2001
                                ---------------   -------------    -------------    -------------    -------------    -------------
SELECTED BALANCE SHEET DATA:
  Mortgage-backed securities,
  at fair value ...............   $         --    $ 161,418,739    $ 236,014,844    $ 154,848,205    $ 211,980,452    $ 148,922,771
  Cash and cash equivalents ...     163,223,199      41,144,326       13,417,467       36,810,566       10,074,856       10,910,654
  Investments in equity
  securities, at fair value ...      23,318,750      70,983,050       49,647,865       28,110,190       40,296,735       40,975,449
  Total assets ................     190,538,402     295,930,620      330,180,460      225,804,067      289,066,614      213,975,128
  Reverse repurchase ..........             --      128,550,000      221,714,000      133,896,000      166,071,000      125,957,000
  agreements
  Total liabilities ...........         771,573     145,026,041      225,637,739      138,963,483      197,978,744      129,669,723
  Accumulated other
  comprehensive income (loss)..             --       (9,800,530)     (12,982,359)        (748,691)      (8,188,693)       6,909,931
  Shareholders' equity ........     189,766,829     150,904,579      104,542,721       86,840,584       91,087,870       84,305,405
  Shares outstanding ..........      10,218,999       8,543,527        5,806,336        3,884,427        4,792,027        3,472,527
  Book value per share ........   $      18.57    $       17.66    $       18.00    $       22.36    $       19.01    $       24.28

                       MANAGEMENT'S DISCUSSION & ANALYSIS

OVERVIEW

         FBR Asset targets investments in mezzanine loans, equity securities and mortgage-backed securities. FBR Asset invests in non-real estate related assets, subject to maintaining its REIT qualification, including making mezzanine and other loans to companies that are not involved primarily in the real estate business or in a real estate-related business. We intend to expand our mezzanine loan portfolio substantially in the future including through the use of the proceeds of this offering.

RESULTS OF OPERATIONS

NET INCOME

THE FOLLOWING DISCUSSION SETS FORTH THE SIGNIFICANT COMPONENTS OF OUR NET INCOME FOR THE QUARTERS ENDED MARCH 31, 2001 AND 2000

         FBR Asset had net income for the three months ended March 31, 2001, of $127,805, or $0.04 per basic share, compared to a net loss of $2.1 million or $0.39 per basic share for the corresponding period in 2000. The increase is primarily due to a reduction in recognized losses on available-for-sale equity securities.

         For the three months ended March 31, 2001, the weighted average annual yield on FBR Asset's mortgage-backed securities was 6.38%. As of March 31, 2001, FBR Asset had investments in 37 mortgage-backed securities. For the three months ended March 31, 2000, the weighted average annual yield on FBR Asset's mortgage-backed securities was 6.52%. As of March 31, 2000, FBR Asset had investments in 40 mortgage-backed securities.

         FBR Asset's interest income and dividend income decreased to $3.2 million for the three months ended March 31, 2001, from $6.3 million for the three months ended March 31, 2000. The decrease is primarily related to a reduction in interest income received from FBR Asset's notes receivable due to repayments and a reduction in FBR Asset's investment in mortgage-backed securities during 2000 from it's level during the first quarter of 2000.

         For the three months ended March 31, 2001, the weighted average annual yield on FBR Asset's equity securities and promissory notes was 4.55%, compared to 11.27% for the three months ended March 31, 2000, based on interest and dividend income accrued on, and the weighted average cost basis of, equity securities and promissory notes. The average annualized yield on all investments decreased to 6.09% from 7.75%. The decrease reflects the decreased investment in mortgage-backed securities and promissory notes during the first quarter of 2001 and the timing of dividend income as two of FBR Asset's largest equity holdings declared their first quarter 2001 dividends in the second quarter.

         FBR Asset incurred interest expense of $1.9 million for the three months ended March 31, 2001. This represents 76.6% of the total expenses for the period. FBR Asset incurred interest expense of $3.0 million for the three months ended March 31, 2000. This represents 82.8% of the total expenses for that period. The $1.1 million decrease in interest expense reflects the 37.1% decrease in weighted average borrowings under reverse repurchase agreements to $130.9 million from $208.0 million.

         Management fees for the three months ended March 31, 2001, were $332,975 compared to $357,230 for the three months ended March 31, 2000. FBR Asset recorded $128,077 in incentive compensation earned by it's portfolio manager based on the performance of FBR Asset over the preceding 12-month period.

         Professional fees and other expenses consist primarily of legal and accounting fees. Professional fees and other expenses were $249,942 for the three months ended March 31, 2001, and $260,377 for the three months ended March 30, 2000.

THE FOLLOWING DISCUSSION SETS FORTH THE SIGNIFICANT COMPONENTS OF OUR NET INCOME FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

         FBR Asset had net income for the year ended December 31, 2000 of $8.4 million, or $1.84 per share, compared to net income of $5.1 million or $0.68 per share for the corresponding period in 1999. The increase is primarily due to the reduction in recognized losses on available-for-sale equity securities.

         For the year ended December 31, 2000, the weighted average annual yield on FBR Asset's mortgage-backed securities was 6.68%. As of December 31, 2000, FBR Asset had investments in 37 mortgage-backed securities. For the year ended December 31, 1999, the weighted average annual yield on FBR Asset's mortgage-backed securities was 6.51%. As of December 31, 1999, FBR Asset had investments in 39 mortgage-backed securities.

         FBR Asset's interest income and dividend income increased to $23.8 million for the year ended December 31, 2000 from $23.5 million for the year ended December 31, 1999. This increase is primarily attributable to FBR Asset's increased investment in mortgage-backed securities throughout most of 2000 and a corresponding increase in the average yield received on these mortgage-backed securities, thereby increasing the amount of interest income generated by FBR Asset's mortgage-backed security portfolio.

         For the year ended December 31, 2000, the weighted average annual yield on FBR Asset's equity securities and promissory notes was 15.27%, compared to 11.20% for the year ended December 31, 1999, based on interest and dividend income accrued on, and the weighted average cost basis of, equity securities and promissory notes. The average annual yield on all investments increased to 8.71% from 8.08%. The increase reflects the increased investment in higher yielding promissory notes and higher yielding mortgage backed securities.

         FBR Asset incurred interest expense of $10.9 million for the year ended December 31, 2000. This represents 86.7% of the total expenses for the period. FBR Asset incurred interest expense of $7.9 million for the year ended December 31,1999. This represents 74.2% of the total expenses for the period. The $3.0 million increase in interest expense reflects the 20.3% increase in weighted average borrowings under reverse repurchase agreements to $172.3 million from $143.2 million and a corresponding increase in the borrowing rate for the year ended December 31, 2000 compared to the year ended December 31, 1999.

         Management fees for the year ended December 31, 2000, were $1.1 million compared to $1.3 million for the year ended December 31, 1999. The decrease is due to FBR Asset's increased investment in mortgage-backed securities throughout most of 2000, and a corresponding reduction in FBR Asset's other assets. FBR Asset greatly increased its mortgage-backed securities portfolio during the fourth quarter of 1999. The management fee FBR Asset pays is lower for mortgage-backed securities.

         Professional fees consist primarily of legal and accounting fees. Professional fees were $388,407 for the year ended December 31, 2000, and $755,561 for the year ended December 31, 1999. The larger professional fees in 1999 were a result of the resale registration statement with respect to our stock.

THE FOLLOWING DISCUSSION SETS FORTH THE SIGNIFICANT COMPONENTS OF FBR ASSET'S NET INCOME FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

         FBR Asset had net income for the year ended December 31, 1999 of $5.1 million, or $0.68 per share, compared to net income of $1.6 million or $0.16 per share for the corresponding period in 1998. The increase is primarily due to increased interest income on mortgage-backed securities and dividend income. FBR Asset did not begin investing in mortgage-backed securities until the second quarter of 1998.

         For the year ended December 31, 1999, the weighted average annual yield on FBR Asset's mortgage-backed securities was 6.51%. As of December 31, 1999, FBR Asset had investments in 39 mortgage-backed securities. For the year ended December 31, 1998, the weighted average annual yield on FBR Asset's mortgage-backed securities was 6.19%. As of December 31, 1998, FBR Asset had investments in 33 mortgage-backed securities.

         FBR Asset's interest income and dividend income increased to $23.5 million for the year ended December 31, 1999 from $17.9 million for the year ended December 31, 1998. This 31.3% increase reflects the increase in investment of cash in higher yielding promissory notes and the increase in the number of dividend-paying equity securities.

         For the year ended December 31, 1999, the weighted average annual yield on FBR Asset's equity securities and promissory notes was 11.20%, compared to 7.90% for the year ended December 31, 1998, based on interest and dividend income accrued on, and the weighted average carrying value of, equity securities and promissory notes. The average annual yield on all investments increased to 8.08% from 6.41%.

         FBR Asset incurred interest expense of $7.9 million for the year ended December 31, 1999. This represents 74.2% of the total expenses for the period. FBR Asset incurred interest expense of $5.4 million for the year ended December 31,1998. This represents 67.3% of the total expenses for the period. FBR Asset did not begin to leverage its mortgage portfolio until May 1998.

         Management fees for the year ended December 31, 1999, were $1.3 million compared to $1.5 million for the year ended December 31, 1998. The decrease is due to FBR Asset's increased investment in mortgage-backed securities during the fourth quarter of 1999. The management fee FBR Asset pays is lower for mortgage-backed securities.

         Professional fees consist primarily of legal and accounting fees. Professional fees were $755,561 for the year ended December 31, 1999, and $436,885 for the year ended December 31, 1998. The increased fees are attributable to legal and audit fees related to the recent registration statement of FBR Asset's stock and to costs associated with the acquisition of assets.

INTEREST AND DIVIDEND INCOME

         The following tables set forth information regarding the total amount of income from interest and dividend earning assets and the resultant average yields for the three months ended March 31, 2001 and 2000. Information is based on daily average balances during the period.

                                                         THREE MONTHS ENDED MARCH 31, 2001
                                                                                        WEIGHTED
                                                                      WEIGHTED           AVERAGE
                                            INTEREST/DIVIDEND          AVERAGE         ANNUALIZED
                                                  INCOME               BALANCE            YIELD
                                            ------------------      -------------      -----------
Mortgage securities available for sale           $2,389,093          $151,852,327          6.38%
Investment in equity securities
   and promissory notes(1)                          412,972            36,775,458          4.55%
Cash and cash equivalents                           377,455            22,965,292          6.67%
                                            -------------------     -------------      -----------
         Total(3)                                $3,179,520          $211,593,077          6.09%
                                            ===================     =============      ===========

                                                         THREE MONTHS ENDED MARCH 31, 2000
                                                                                        WEIGHTED
                                                                      WEIGHTED          AVERAGE
                                            INTEREST/DIVIDEND          AVERAGE         ANNUALIZED
                                                  INCOME               BALANCE           YIELD
                                            ------------------      -------------      -----------
Mortgage securities available for sale           $3,827,688          $235,086,277          6.52%
Investment in equity securities
and promissory notes(2)                           2,360,996            84,055,855         11.27%
Cash and cash equivalents                           134,644             8,271,368          6.53%
                                            -------------------     -------------      -----------
         Total(3)                                $6,323,328          $327,413,500          7.75%
                                            ===================     =============      ===========

(1) Includes accrued interest and amortized commitment fees on convertible loans to Prime Group Realty, L.P. and Prime Capital Funding I, LLC. Such amounts are included as interest income in FBR Asset's statements of income included in its financial statements.
(2) Includes accrued interest and amortized commitment fees on convertible loans to Prime Capital Holding LLC and Prime Retail, Inc. Such amounts are included as interest income in FBR Asset's statements of income included in its financial statements.
(3) FBR Asset accrues dividend income based on declared dividends for the periods presented.

         The following tables set forth information regarding the total amount of income from interest and dividend earning assets and the resultant average yields for the three months ended December 31, 2000, 1999 and 1998. Information is based on daily average balances during the period.

                                                            YEAR ENDED DECEMBER 31, 2000
                                                                                        WEIGHTED
                                                                      WEIGHTED           AVERAGE
                                            INTEREST/DIVIDEND          AVERAGE         ANNUALIZED
                                                  INCOME               BALANCE            YIELD
                                            -------------------     -------------      -----------
Mortgage securities available for sale          $13,106,945          $196,229,207          6.68%
Investment in equity securities
   and promissory notes(1)                       10,270,045            67,234,468         15.27%
Cash and cash equivalents                           464,067            10,352,859          4.48%
                                            -------------------     -------------      -----------
Total(4)                                        $23,841,057          $273,816,534          8.71%
                                            ===================     =============      ===========

                                                           YEAR ENDED DECEMBER 31, 1999
                                                                                        WEIGHTED
                                                                      WEIGHTED          AVERAGE
                                            INTEREST/DIVIDEND          AVERAGE         ANNUALIZED
                                                  INCOME               BALANCE           YIELD
                                            -------------------     -------------      -----------
Mortgage securities available for sale          $10,744,041          $164,970,427          6.51%
Investment in equity securities
   and promissory notes(2)                       11,744,821           104,898,751         11.20%
Cash and cash equivalents                           984,987            20,576,171          4.79%
                                            -------------------     -------------      -----------
         Total(4)                               $23,473,849          $290,445,349          8.08%
                                            ===================     =============      ===========

                                                           YEAR ENDED DECEMBER 31, 1998
                                                                                        WEIGHTED
                                                                      WEIGHTED          AVERAGE
                                            INTEREST/DIVIDEND          AVERAGE         ANNUALIZED
                                                  INCOME               BALANCE           YIELD
                                            -------------------     -------------      -----------
Mortgage securities available for                $7,101,326          $169,564,932            6.19%
sale(5)
Investment in equity securities
   and promissory notes(3)                        6,269,376            82,752,904            7.90%
Cash and cash equivalents                         4,556,800            84,496,947            5.39%
                                            -------------------     -------------      -----------
         Total(4)                               $17,927,502          $336,814,783            6.41%
                                            ===================     =============      ===========

(1) Includes accrued interest and amortized commitment fees on convertible loans to Prime Capital Holding LLC, Prime Capital Funding I, LLC, and Prime Retail, Inc. These amounts are included as interest income in FBR Asset's statements of income included in its financial statements.

(2) Includes accrued interest and amortized commitment fees on convertible loans to Prime Capital Holding LLC, Prime Retail, Inc., and Prime Group Realty, L.P., Kennedy-Wilson, Inc., and Brookdale Living Communities. These amounts are included as interest income in FBR Asset's statements of income included in its financial statements.

(3) Includes accrued interest and amortized commitment fees on convertible loans to Prime Capital Holding LLC, and Kennedy-Wilson, Inc.

(4) FBR Asset accrues dividend income based on declared dividends for the periods presented.

(5)  FBR Asset began investing in mortgage-backed securities in April 1998.

8INTEREST EXPENSE

         The following table sets forth information regarding the total amount of interest expense from reverse repurchase agreements, including the net amount payable under the interest rate swap agreement and the resultant average yields. Information is based on daily average balances during the reported periods.

                                                                YEAR ENDED DECEMBER 31, 2000

                                                                         WEIGHTED             WEIGHTED
                                                    INTEREST              AVERAGE             AVERAGE
                                                     EXPENSE             BALANCE(1)           EXPENSE
                                                   -------------       --------------       ------------
         Reverse repurchase agreements              $10,905,916         $172,287,472           6.33%
                                                   =============       ==============       ============

(1) At December 31, 2000, FBR Asset had $133,896,000 outstanding under reverse repurchase agreements, with a weighted-average remaining maturity of 16 days.

                                                                YEAR ENDED DECEMBER 31, 1999

                                                                         WEIGHTED            WEIGHTED
                                                     INTEREST             AVERAGE             AVERAGE
                                                      EXPENSE            BALANCE(1)           EXPENSE
                                                    ------------       -------------        -----------
         Reverse repurchase agreements               $7,920,648         $143,231,112           5.53%
                                                    ============       =============        ===========

(1) At December 31, 1999, FBR Asset had $221,714,000 outstanding under reverse repurchase agreements, with a weighted-average remaining maturity of 45 days.

                                                                YEAR ENDED DECEMBER 31, 1998

                                                                         WEIGHTED            WEIGHTED
                                                    INTEREST              AVERAGE             AVERAGE
                                                     EXPENSE             BALANCE(1)           EXPENSE
                                                    -----------         ------------         ---------
         Reverse repurchase agreements               $5,359,633         $144,793,891           5.82%
                                                    ===========         ============         =========

At December 31, 1998, FBR Asset had $128,550,000 outstanding under reverse repurchase agreements, with a weighted-average remaining maturity of 73 days. FBR Asset began its reverse repurchase agreement program on May 13, 1998.

9CHANGES IN FINANCIAL CONDITION

MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

         We invest in mortgage-backed securities that are agency pass-through securities representing a 100% interest in the underlying conforming mortgage loans. Conforming loans comply with the underwriting requirements for purchase by Fannie Mae, Freddie Mac, and Ginnie Mae. These securities bear little risk of credit loss due to defaults because they are guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac, among other assets.

THE FOLLOWING DISCUSSION SETS FORTH A COMPARISON OF OUR MORTGAGE-BACKED SECURITIES PORTFOLIO AS OF MARCH 31, 2001 AND 2000

         We held mortgage-backed securities of $148.9 million as of March 31, 2001. We held mortgage-backed securities of $154.8 million on December 31, 2000.

         Premium and discount balances associated with the purchase of mortgage-backed securities are amortized as a decrease or increase in interest income over the life of the security. At March 31, 2001, the amount of unamortized premium, net of discounts recorded in our statement of financial condition was $1.5 million. At December 31, 2000, the amount of unamortized premium, net of discounts recorded in our statement of financial condition was $1.7 million.

         We received mortgage principal payments equal to $6.9 million for the three months ended March 31, 2001. We received mortgage principal payments equal to $23.7 million for the year ended December 31, 2000.

         At March 31, 2001, $6.3 million of net unrealized gains on equity securities and $0.6 million of net unrealized gains on mortgage-backed securities were included in our statement of financial condition as accumulated other comprehensive income. At December 31, 2000, $0.2 million of net unrealized losses on equity securities and $0.5 million of net unrealized losses on mortgage-backed securities were included in our statement of financial condition as accumulated other comprehensive loss.

THE FOLLOWING DISCUSSION SETS FORTH A COMPARISON OF OUR MORTGAGE-BACKED SECURITIES PORTFOLIO AS OF DECEMBER 31, 2000 AND 1999

         FBR Asset held mortgage-backed securities of $154.8 million as of December 31, 2000. FBR Asset held mortgage-backed securities of $236.0 million on December 31, 1999.

         Premium and discount balances associated with the purchase of mortgage-backed securities are amortized as a decrease or increase in interest income over the life of the security. At December 31, 2000, the amount of unamortized premium, net of discounts, recorded in FBR Asset's statement of financial condition was $1.7 million. At December 31, 1999, the amount of unamortized discount, net of premiums, recorded in our statement of financial condition was $1,213.

         Given our current portfolio composition, if mortgage principal repayment rates increase over the life of the mortgage-backed securities comprising the current portfolio, all other factors being equal, our net interest income would decrease, as we would be required to amortize its net premium balance into income over a shorter time period. Similarly, if mortgage principal repayment rates decrease over the life of the mortgage-backed securities, all other factors being equal, our net interest income would increase, as we would be required to amortize its net premium balance over a longer time period.

         FBR Asset received mortgage principal repayments equal to $23.7 million for the year ended December 31, 2000. FBR Asset received mortgage principal repayments equal to $30.4 million for the year ended December 31, 1999.

         At December 31, 2000, $0.2 million of net unrealized losses on equity securities and $0.5 million of net unrealized losses on mortgage-backed securities were included in FBR Asset's statement of financial condition as accumulated other comprehensive loss. At December 31, 1999, $8.1 million of net unrealized losses on equity securities and $5.8 million of net unrealized losses on mortgage-backed securities and a $1.0 million gain on short sales were included in FBR Asset's statement of financial condition as accumulated other comprehensive loss. See "Stockholders' Equity" elsewhere in "Management's Discussion and Analysis" and Note 3 of Notes to Financial Statements for further discussion.

REVERSE REPURCHASE AGREEMENTS

         To date, our debt has consisted mainly of borrowings collateralized by a pledge of most of our mortgage-backed securities. We have obtained, and believe we will be able to continue to obtain, short-term financing in amounts and at interest rates consistent with our financing objectives.

THE FOLLOWING DISCUSSION SETS FORTH A COMPARISON OF OUR INDEBTEDNESS UNDER REVERSE REPURCHASE AGREEMENTS AS OF MARCH 31, 2001 AND 2000

         We had $126.0 million outstanding under reverse repurchase agreements with several financial institutions on March 31, 2001. We had $133.9 million outstanding under reverse repurchase agreements on December 31, 2000. At March 31, 2001, the ratio of the amounts due under reverse repurchase agreement to shareholder's equity was 1.49 to 1.

         At March 31, 2001, the term to maturity of our borrowings had been limited to 31 days with a weighted average remaining maturity of 9 days and a weighted average cost of funds on outstanding borrowings of 5.31%.

THE FOLLOWING DISCUSSION SETS FORTH A COMPARISON OF OUR INDEBTEDNESS UNDER REVERSE REPURCHASE AGREEMENTS AS OF DECEMBER 31, 2000 AND 1999

         FBR Asset had $133.9 million outstanding under reverse repurchase agreements with several financial institutions on December 31, 2000. FBR Asset had $221.7 million outstanding under reverse repurchase agreements on December 31, 1999. At December 31, 2000, the ratio of FBR Asset's reverse repurchase agreement to shareholder's equity was 1.5 to 1.

         At December 31, 2000, the term to maturity of FBR Asset's borrowings had been limited to 60 days with a weighted average remaining maturity of 16 days and a weighted average cost of funds on outstanding borrowings of 6.57%.

         At December 31, 1999, the term to maturity of FBR Asset's borrowings had been limited to 60 days with a weighted average remaining maturity of 45 days and a weighted average cost of funds on outstanding borrowings of 5.83%.

NOTES RECEIVABLE

         On March 30, 2001, we loaned $12 million to Prime Aurora, L.L.C. ("Prime Aurora"), a wholly-owned subsidiary of Prime Group Realty, L.P. ("PGRLP"). The loan bears interest at a rate of 16% per annum. We were paid a commitment fee of $120,000 at closing. The loan matures on June 29, 2001, subject to a one-time right of the borrower to extend the loan through September 30, 2001, upon payment of an extension fee of $120,000. Prime Aurora granted to us a first lien mortgage on approximately 97 acres of partially improved land owned by Prime Aurora and located in Aurora, Illinois. Although no assurances can be provided that the value of the property encumbered by this mortgage will be sufficient to secure the loan, PGRLP has unconditionally guaranteed all obligations of Prime Aurora in connection with the loan.

CAPITAL RESOURCES AND LIQUIDITY

         Liquidity is a measurement of our ability to meet potential cash requirements including ongoing commitments to repay borrowings, fund investments, loan acquisition and lending activities, and for other general business purposes. The primary sources of funds for liquidity consist of reverse repurchase agreements and maturities, distributions or principal payments on mortgage-backed and equity securities, and proceeds from sales of those securities. To date, proceeds from the issuance of common stock and reverse repurchase agreements have provided us with sufficient funding for our investment needs. Potential future sources of liquidity for FBR Asset include existing cash balances, borrowing capacity through margin accounts, and future issuances of common, preferred stock or debt. We believe that our existing cash balances, borrowing capacity through margin accounts and borrowing capacity under collateralized reverse repurchase agreements will be sufficient to meet our investment objectives and fund operating expenses for at least the next twelve months. We may, however, seek debt or equity financings, in public or private transactions, to provide capital for corporate purposes and/or strategic business opportunities. There can be no assurance that we will be able to generate sufficient funds from future operations, or raise sufficient debt or equity on acceptable terms, to take advantage of investment opportunities that become available. Should our needs ever exceed these sources of liquidity, management believes our mortgage-backed and equity securities could be sold, in most circumstances, to provide cash.

THE FOLLOWING DISCUSSION SETS FORTH A COMPARISON OF OUR CAPITAL RESOURCES AND LIQUIDITY AS OF MARCH 31, 2001 AND 2000

         For the three months ended March 31, 2001, our operating activities resulted in net cash flows of $2.2 million. The primary source of operating cash flow was interest on mortgage-backed securities, interest on notes receivable and dividends from REIT investments. For the three months ended March 31, 2000, our operating activities provided net cash flows of $5.4 million.

         For the three months ended March 31, 2001, our investing activities resulted in net cash used of $8.0 million compared to net cash provided by investing activities for the three months ended March 30, 2000, of $63.1 million. The change is primarily attributable to decreased sales of mortgage-backed and available-for-sale equity securities during the first quarter of 2001 compared to the first quarter of 2000.

         For the three months ended March 31, 2001, net cash used in our financing activities was $20.0 million compared to net cash used for the three months ended March 31, 2000, of $71.9 million. The decrease in cash used in financing activities is primarily attributable to a decrease in stock repurchases and a lesser reduction of reverse repurchase agreements in the first quarter of 2001.

THE FOLLOWING DISCUSSION SETS FORTH A COMPARISON OF OUR CAPITAL RESOURCES AND LIQUIDITY AS OF DECEMBER 31, 2000 AND 1999

         For the year ended December 31, 2000, our operating activities resulted in net cash flows of $13.9 million. The primary source of operating cash flow was interest on mortgage-backed securities, interest on notes receivable and dividends from REIT investments. For the year ended December 31, 1999, our operating activities provided net cash flows of $9.7 million. For the year ended December 31, 1998, our operating activities provided net cash flows of $11.2 million.

         For the year ended December 31, 2000, our investing activities resulted in net cash provided of $134.8 million compared to net cash used for the year ended December 31, 1999 of $82.6 million. The increase is primarily attributable to a reduction in purchases of mortgage-backed securities during 2000. For the year ended December 31, 1998, our investing activities resulted in net cash used of $232.3 million.

         For the year ended December 31 2000, net cash used for our financing activities was $125.3 million compared to net cash provided by financing activities for the year ended December 31, 1999, of

$45.2 million. The decrease in cash provided from financing activities is primarily attributable to a reduction in borrowings under reverse repurchase agreements. For the year ended December 31, 1998, net cash provided by our financing activities was $99.0 million.

SHAREHOLDERS' EQUITY

         We account for our investments in mortgage-backed securities and other equity instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, we have classified these investments as "available-for-sale." Securities classified as available for sale are reported at fair value, with temporary unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity as accumulated other comprehensive income.

         Also in accordance with SFAS 115, management must regularly evaluate whether declines in the market value of its securities available-for-sale are other than temporary. In performing this evaluation, we look to the financial condition and business performance of each investment relative to that expected at the time of purchase. We also evaluates overall economic and industry-specific conditions.

         If we determine that declines are other than temporary, we record a charge against income for the difference between an investment's cost basis and its estimated fair value.

THE FOLLOWING DISCUSSION SETS FORTH A COMPARISON OF OUR SHAREHOLDERS' EQUITY AS OF MARCH 31, 2001 AND 2000

         As of March 31, 2001, the value of the equity securities in our portfolio had increased from the adjusted cost basis of $34.6 million to $40.9 million. As of December 31, 2000, the value of the equity securities in our portfolio had declined from the adjusted cost basis of $28.3 million to $28.1 million. Increases and declines are generally recorded as accumulated other comprehensive income in the statement of financial condition, except to the extent they are deemed to be other than temporary.

         If we determine that declines are other than temporary, we record a charge against income for the difference between an investment's cost basis and its market value. For the three months ended March 31, 2001, we recorded a charge to reflect the decline in value of our investment in Prime Retail, Inc.'s preferred stock of $0.5 million. In the first quarter of 2000, we recognized and charged to income losses of $5.6 million on our investments in Encompass Services Corporation, Resource Asset Investment Trust, and Prime Retail, Inc.

         In addition, with the adoption of SFAS 133 on January 1, 2001, we account for changes in the fair value of our interest rate swap that qualifies as a cash flow hedge through other comprehensive income. This resulted in a $55,694 decrease in other comprehensive income during the first quarter of 2001.

THE FOLLOWING DISCUSSION SETS FORTH A COMPARISON OF OUR SHAREHOLDERS' EQUITY AS OF DECEMBER 31, 2000 AND 1999

         As of December 31, 2000, the value of the equity securities in our portfolio had declined from $32.6 million as of the date the investments were made to $28.1 million. Declines have been recorded as accumulated other comprehensive income in the statement of financial condition. In 2000, we recognized and charged to income losses of $5.6 million on our investments in Encompass Services Corporation, Resource Asset Investment Trust, and Prime Retail, Inc. In 1999, FBR Asset realized and charged to income losses of $10.9 million on its investments in Imperial Credit Commercial Mortgage Investment Corp. and Anthracite Capital Corp. See Note 6 of "Notes to Financial Statements--Equity Investments"

         With respect to each of our equity investments, management believes that, as of December 31, 2000, their decline in fair value was temporary.

         Further, we have the intent and ability to hold each of its investments to allow for the anticipated recovery in stock prices. There can be no assurance, however, that other charges will not be required in future periods.

         As a result of "mark-to-market" accounting treatment, the book value and book value per share of FBR Asset are likely to fluctuate far more than those of companies who do not make investments in marketable and non-marketable debt and equity securities. As a result, comparisons with these companies may not be meaningful.

         We repurchased the following shares of our common stock in 2000, 1999 and 1998.


         YEAR     SHARES             COST        AVERAGE PRICE PER SHARE
         ----     ------            ----         -----------------------
         2000     1,921,909       $25,420,635            $13.23

         1999     2,737,191       $37,142,146            $13.57

         1998     1,872,300       $24,070,663            $12.86
                  ---------       -----------            ------
         Totals   6,531,400       $86,633,444            $13.26

MARKET RISK

         Market risk generally represents the risk of loss that can result from a change in the prices of equity securities in the equity market, a change in the value of financial instruments as a result of changes in interest rates, a change in the volatility of interest rates or, a change in the credit rating of an issuer. We are exposed to the following market risks as a result of our investments in mortgage-backed and equity securities. None of these investments is held for trading purposes.

INTEREST RATE RISK

         We are subject to interest rate risk as a result of our investments in mortgage-backed securities and our financing with reverse repurchase agreements, all of which are interest rate sensitive financial instruments. We are exposed to interest rate risk that fluctuates based on changes in the level or volatility of interest rates and mortgage prepayments and in the shape and slope of the yield curve. We attempt to hedge a portion of our exposure to interest rate risk primarily through the use of interest rate swaps.

         Our primary risk is related to changes in both short and long term interest rates, which affect us in several ways. As interest rates increase, the market value of the mortgage-backed securities may be expected to decline, prepayment rates may be expected to go down and durations may be expected to extend. An increase in interest rates is beneficial to the market value of our swap position as the cash flows from the floating rate portion increase under this scenario. The reverse is true for mortgage-backed securities and the swap if interest rates decline.

         We record our interest rate swap agreements at fair value. The differential between amounts paid and received under the swap agreements is recorded as an adjustment to the interest expense incurred under the reverse repurchase agreements. In the event of early termination of a swap agreement, a gain or loss is recorded and we receive or make a payment based on the fair value of the swap agreement.

         The tables that follow show the expected change in market value for our mortgage-backed securities and interest rate swaps under several interest rate "shocks." Interest rates are defined by the U.S. Treasury yield curve. The changes in rates are assumed to occur instantaneously. It is further assumed that the changes in rates occur uniformly across the yield curve and that the level of LIBOR changes by the same amount as the yield curve. Actual changes in market conditions are likely to be different from these assumptions.

         In the first table, changes in value are measured as percentage changes from their respective values presented in the column labeled "Value at March 31, 2001." Actual results could differ significantly from these estimates.

         In the second table, changes in value are measured as percentage changes from their respective values presented in the column labeled "Value at December 31, 2000." Actual results could differ significantly from these estimates.

         The change in value of the mortgage-backed securities also incorporates assumptions regarding prepayments, which are based on a proprietary model. This model forecasts prepayment speeds based, in part, on each security's issuing agency (Fannie Mae, Ginnie Mae or Freddie Mac), coupon, age, prior exposure to refinancing opportunities, the interest rate distribution of the underlying loans, and an overall analysis of historical prepayment patterns under a variety of past interest rate conditions.

                                                               VALUE AT                   VALUE AT
                                                            MARCH 31, 2001             MARCH 31, 2001
                                                            WITH 100 BASIS             WITH 100 BASIS
                                             VALUE AT       POINT INCREASE             POINT DECREASE
                                             MARCH 31,        IN INTEREST    PERCENT     IN INTEREST     PERCENT
                                             2001(1)            RATES        CHANGE         RATES        CHANGE
                                             -------            -----        ------         -----        ------
ASSETS
  Mortgage-backed securities...........   $ 148,922,771    $ 147,036,894     (1.27)%  $ 153,071,913        2.79%
  Other................................      65,052,357       65,052,357                 65,052,357
                                          -------------    -------------              -------------
    TOTAL ASSETS.......................   $ 213,975,128    $ 212,089,251     (0.88)%  $ 218,124,270        1.94%
                                          =============    =============              =============
LIABILITIES
  Interest rate swap...................        $ 55,694         $ 54,345(2)                $ 57,047(2)
  Other................................     129,614,029      129,614,029                129,614,029
                                          -------------    -------------              -------------
    TOTAL LIABILITIES..................   $ 129,669,723    $ 129,668,374     (0.00)%  $ 129,671,076        0.00%
                                          =============    =============              =============
SHAREHOLDERS' EQUITY
  Common stock.........................   $     104,158    $     104,158              $     104,158
  Paid-in-capital......................     194,239,693      194,239,693                194,239,693
  Accumulated other comprehensive income
    (loss).............................       6,909,931        5,025,403     (27.27)%    11,057,720       60.03%
Retained deficit.......................     (21,980,798)     (21,980,798)               (21,980,798)
Treasury stock.........................     (94,967,579)     (94,967,579)               (94,967,579)
                                          -------------    -------------              -------------
    TOTAL SHAREHOLDERS' EQUITY.........   $  84,305,405(2) $  82,420,877      (2.24)% $  88,453,194        4.92%
                                          -------------    -------------              -------------
    TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY...........................   $ 213,975,128    $ 212,089,251      (0.88)% $ 218,124,270        1.94%
                                          =============    =============              =============


(1)  Includes Accrued Interest.
(2) The carrying value of the interest rate swap in our financial statements is $55,694. See Note 4 to Notes to Financial Statements. The fair value of the interest rate swap is based on quoted market prices as of March 31, 2001. As of March 31, 2001, interest payments received under the swap agreement were based on an interest rate of 5.09% while interest payments made were based on an interest rate of 5.96%.


                                                                                       VALUE AT
                                                   VALUE AT                          DECEMBER 31,
                                                 DECEMBER 31,                       2000 WITH 100
                                                2000 WITH 100                        BASIS POINT
                              VALUE AT           BASIS POINT                         DECREASE IN
                            DECEMBER 31,         INCREASE IN         PERCENT           INTEREST         PERCENT
                               2000(1)          INTEREST RATES        CHANGE            RATES            CHANGE
                           ----------------  --------------------  ------------   -----------------  -------------
ASSETS
  Mortgage securities       $  154,848,205        $145,153,479          (6.26)%      $ 155,838,219         0.64%
  Other                         70,955,862          70,955,862           -              70,955,862         -
                            --------------        ------------                        ------------
    TOTAL ASSETS            $  225,804,067        $216,109,341          (4.29)%      $ 226,794,081         0.44%
                            ==============        ============                       =============
LIABILITIES
  Interest rate swap        $     (137,949)(2)        (260,847)(2)                   $     (13,664)(2)
  Other                        138,963,483         138,963,483                         138,963,483
                            --------------        ------------                        ------------
    TOTAL LIABILITIES       $  138,825,534        $138,702,636          (0.09)%      $ 138,949,819         0.09%
SHAREHOLDERS' EQUITY
  Common stock              $      104,158            $104,158           -                $104,158         -
  Paid-in-capital              194,097,193         194,097,193           -             194,097,193         -
  Accumulated other
    comprehensive income
    (loss)                       (610,742)         (10,182,570)     (1,567.25)%             254,987      141.75%
  Retained earnings                                                      -
    (deficit)                 (19,978,632)         (19,978,632)                        (19,978,632)        -
  Treasury stock              (86,633,444)        (86,633,444)           -            (86,633,444)         -
                            --------------        ------------                        ------------
  TOTAL SHAREHOLDERS'
    EQUITY                  $86,978,533(2)         $77,406,705         (11.00)%      $  87,844,262         1.00%
                            --------------        ------------                        ------------

  TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY      $  225,804,067        $216,109,341          (4.29)%      $ 226,794,081         0.44%
                            ==============        ============                       =============

-------------------
(1)  Includes Accrued Interest.
(2) In accordance with GAAP, the fair value of interest rate swaps accounted for as hedges is not recorded. Accordingly, the carrying value of the interest rate swap in our financial statements is $0. See Note 2 to Notes to Financial Statements. The fair value of the interest rate swap is based on quoted market prices as of December 31, 2000. As of December 31, 2000, interest payments received under the swap agreement were based on an interest rate of 6.69% while interest payments made were based on an interest rate of 5.96%.

         As shown above, the portfolio generally will benefit more from a decline in interest rates than it will be adversely affected by a similar-scale increase. This effectively may limit investors' upside potential in a market rally.

         The value of our investments in other companies is also likely to be affected by significant changes in interest rates. Many of the companies we invest in are exposed to risks similar to those identified above as being applicable to our direct investments. Also, the REITs in which we have invested tend to trade on a yield basis. As interest rates increase, the yield required by investors in REITs, thrifts and other financial institutions increases with the result that market values decline. Finally, changes in interest rates often affect market prices of equity securities generally. Because each of the companies in which we invest has its own interest rate risk management process, it is not feasible for us to quantify the potential impact that interest rate changes would have on the stock price or the future dividend payments by any of the companies in which we have invested.

EQUITY PRICE RISK

         We are exposed to equity price risk as a result of our investments in equity securities of REITs and other real estate-related companies. Equity price risk changes as the volatility of equity prices changes or the values of corresponding equity indices change.

         While it is impossible to exactly project what factors may affect the prices of equity sectors and how much the affect might be, the tables below illustrate the impact a ten percent increase and a ten percent decrease in the price of the equities held by us would have on the value of the total assets and the book value of FBR Asset as of March 31, 2001 and December 31, 2000.


                                                             VALUE AT                   VALUE AT
                                                          MARCH 31, 2001             MARCH 31, 2001
                                                             WITH 10%                   WITH 10%
                                             VALUE AT       INCREASE IN    PERCENT    DECREASE IN     PERCENT
                                         MARCH 31, 2001       PRICE        CHANGE       PRICE          CHANGE
                                         --------------       -----        ------       -----          ------
ASSETS
   Equity securities....................    $ 40,975,449     $ 45,072,994     10.00%   $ 36,877,904    (10.00)%
   Other................................     172,999,679      172,999,678               172,999,678
                                            ------------     ------------              ------------
     TOTAL ASSETS.......................    $213,975,128     $218,072,672      1.91%   $209,877,582     (1.91)%
LIABILITIES.............................     129,669,723      129,669,723               129,669,723
SHAREHOLDERS' EQUITY
   Common stock.........................         104,158          104,158                   104,158
   Paid-in-capital......................     194,239,693      194,239,693               194,239,693
   Accumulated comprehensive
     income.............................       6,909,931       11,007,476     59.30%      2,812,386    (59.30)%
   Retained deficit.....................     (21,980,798)     (21,980,799)              (21,980,799)
   Treasury stock.......................     (94,967,579)     (94,967,579)              (94,967,579)
                                            ------------     ------------              ------------
   TOTAL SHAREHOLDERS' EQUITY...........    $ 84,305,405     $ 88,402,949      4.86%   $ 80,207,859     (4.86)%
   TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY.............................    $213,975,128     $218,072,672      1.91%   $209,877,582     (1.91)%
                                            ============     ============              ============     ======
BOOK VALUE PER SHARE....................    $      24.28     $      25.46      4.86%   $      23.10     (4.86)%
                                            ============     ============              ============     ======

                                           VALUE AT                          VALUE AT
                                         DECEMBER 31,                      DECEMBER 31,
                           VALUE AT        2000 WITH                         2000 WITH
                           DECEMBER      10% INCREASE      PERCENT         10% DECREASE       PERCENT
                           31, 2000        IN PRICE        CHANGE            IN PRICE         CHANGE
                        -------------  ---------------  -----------     -----------------   ------------
ASSETS
  Equity securities      $ 28,110,190     $ 30,921,209       10.00%        $ 25,299,171         (10.00%)
  Other                   197,693,877      197,693,877           -          197,693,877              -
                         ------------     ------------                     ------------
      TOTAL ASSETS       $225,804,067     $228,615,086        1.24%        $222,993,048          (1.24%)
                         ============     ============                     ============
LIABILITIES              $138,963,483     $138,963,483           -         $138,963,483              -
                         ------------     ------------                     ------------
SHAREHOLDERS' EQUITY
  Common stock           $    104,158     $    104,158           -         $    104,158              -
  Paid-in-capital         194,097,193      194,097,193           -          194,097,193              -

  Accumulated
    comprehensive
    income (loss)            (748,691)       2,062,328      375.46%          (3,559,710)       (375.46%)
                                                                             (3,559,710)
  Retained earnings
    (deficit)             (19,978,632)     (19,978,632)          -          (19,978,632)             -

  Treasury stock          (86,633,444)     (86,633,444)          -          (86,633,444)             -

    TOTAL
    SHAREHOLDERS'
    EQUITY               $ 86,840,584     $ 89,651,603         3.24%       $ 84,029,565          (3.24%)
                         ------------     ------------                     ------------
    TOTAL LIABILITIES
    AND SHAREHOLDERS'
    EQUITY               $225,804,067     $228,615,086         1.24%       $222,993,048          (1.24%)
                         ============     ============                     ============

BOOK VALUE PER SHARE     $      22.36     $      23.08         3.24%       $      21.63          (3.24%)

         Except to the extent that we sells our equity investments or a decrease in market value is deemed to be other than temporary, an increase or decrease in the market value of those assets will not directly affect our earnings, however an increase or decrease in interest rates would affect the market value of the assets owned by the companies in which we invest. Consequently, if those companies' earnings are affected by changes in the market value of their assets, that could in turn impact their ability to pay dividends, which could in turn affect our earnings. If we had sold all of its equity investments on March 31, 2001, FBR Asset would have realized a gain of approximately $6.3 million which would have been included in earnings. If FBR Asset had sold all of our equity investments on December 31, 2000, we would have incurred a loss of approximately $0.2 million which would have been charged to earnings.

                            OUR DIRECTORS & OFFICERS

         Our principal executive offices are located in Arlington, Virginia, at Potomac Tower, 1001 Nineteenth Street North. The phone number is (703) 469-1000.

THE BOARD OF DIRECTORS

COMPOSITION OF THE BOARD

         Our Board consists of five members. All directors are elected at each annual meeting of our shareholders for a term of one year. Directors hold office until their successors are elected and qualified. Three of our five directors are independent directors. The remaining two directors are Affiliates of FBR Management.

         An "independent director" is a person who has not, in the past two years:

         - owned an interest in FBR Management or any of its Affiliates;

         -        been employed by FBR Management or any of its Affiliates;

         - been an officer or director of FBR Management or any of its Affiliates; or

         - performed services for FBR Management or any of its Affiliates.

         No person will be disqualified from serving as an independent director solely because that person maintains a discretionary brokerage account with FBR Management or its Affiliates.

         An "Affiliate" of FBR Management is any person, including a corporation or other entity, that:

         -        FBR Management directly or indirectly controls;

         -        directly or indirectly controls FBR Management;

         -        is under common control with FBR Management;

         - is an officer of, partner in, or director of FBR Management, or serves in a similar capacity with respect to FBR Management; or

         - directly or indirectly, beneficially owns, controls or holds, with the power to vote, more than 10% of any class of FBR Management's equity securities.


         Affiliates of FBR Management also include those persons, including corporations and other entities:

         - for which FBR Management serves as an officer, partner, or director, or serves in some similar capacity; or

         - of which FBR Management beneficially owns, controls or holds, with the power to vote, directly or indirectly, more than 10% of a class of that person's equity securities.

         Our Charter requires that, except in the case of a vacancy, at least 30% of the members of the Board of Directors must be independent directors. With a view toward protecting the interests of our shareholders in transactions involving conflicts with FBR Management, a majority of the independent directors must approve:

         - any transaction in which we seek to acquire securities that are being underwritten or placed by FBR; and

         - any transaction involving FBR Asset in which FBR has a material financial interest, as determined by all of the directors in their role as fiduciaries, including but not limited to, any decisions concerning the termination or renewal of the Management Agreement.


         In making their decisions, the independent directors will consider information provided by FBR Management and such other information as they deem appropriate to determine whether such transactions will be in our best interests. The independent directors will not otherwise participate in our daily operations and will have no ability to cause us to take action or refrain from taking action against the wishes of the inside directors. The independent directors will, however, review transactions engaged in by us on a quarterly basis and will review our investment policies annually. Investors should be aware that, in conducting these reviews, the independent directors will rely primarily on information provided to them by FBR Management.

AUDIT COMMITTEE

         The Audit Committee consists of our three independent directors, Messrs. Gallagher, Harlan and Lindner. Mr. Harlan serves as Chairman. The Audit Committee assists the Board of Directors in monitoring our financial reporting process, and will assume such additional responsibilities as may be assigned to it by the Board of Directors from time to time. Each member of the Audit Committee is "independent" as defined by the American Stock Exchange. The Audit Committee held three meetings during 2000.

CONTRACTS COMMITTEE

         The Contracts Committee consists of our three independent directors, Messrs. Gallagher, Harlan and Lindner. Mr. Lindner serves as Chairman. The Contracts Committee assists the Board of Directors in reviewing any contract that we may propose to enter into with FBR Management or its affiliates, including without limitation, the Management Agreement between FBR Asset and FBR Management, and monitors on an ongoing basis the performance of FBR Management or any of its affiliates pursuant to any such contract. During 2000, reviews of proposed contracts between FBR Asset and FBR Management or its affiliates were handled in the course of regular Board meetings in which the members of the Contracts Committee participated. Accordingly, the Contracts Committee held no separate meetings during 2000.

EXECUTIVE COMMITTEE

         The Executive Committee consists of Messrs. Billings and Friedman. Mr. Billings serves as the Chairman. When the Board of Directors is not in session, the Executive Committee exercises all of the Board of Director's authority; provided, however, that unless otherwise authorized by FBR Asset's Bylaws, the Executive Committee does not have the authority to elect directors, declare dividends or distributions on stock, recommend to shareholders any action that requires shareholder approval, amend or repeal our Bylaws, approve any merger or share exchange that does not require shareholder approval, authorize the issuance of stock, or approve transactions that require the approval of the independent directors. The Executive Committee held no meetings during 2000.

NOMINATING COMMITTEE

         The Nominating Committee consists of our three independent directors, Messrs. Gallagher, Harlan and Lindner. Mr. Gallagher serves as Chairman. The Nominating Committee assists the Board of Directors in establishing processes for director nominations, including the criteria for selecting nominees, and identifies and recommends nominees for election to the Board of Directors. During 2000, nomination matters were handled in the course of regular Board meetings in which the members of the Nominating Committee participated. Accordingly, the Nominating Committee held no separate meetings during 2000.

THE DIRECTORS

         Our directors are as follows:

THE INDEPENDENT DIRECTORS

NAME                                             AGE          POSITION(S) HELD WITH FBR ASSET
----                                             ---          -------------------------------
Peter A. Gallagher                                60                     Director

Stephen D. Harlan                                 67                     Director

Russell C. Lindner                                46                     Director

DIRECTORS AFFILIATED WITH FBR MANAGEMENT

NAME                                             AGE          POSITION(S) HELD WITH FBR ASSET
----                                             ---       ------------------------------------
Eric F. Billings                                  48       Chairman and Chief Executive Officer

Emanuel J. Friedman                               55                     Director

         ERIC F. BILLINGS has served as a director of FBR Asset since its founding in 1997. Mr. Billings served as Vice Chairman and Chief Executive Officer of FBR Asset from its founding in 1997 until April 2000. Since April 2000 he has served as Chairman and Chief Executive Officer. He served as the Vice Chairman and Chief Operating Officer of FBR Group from FBR Group's founding in 1989 until 1999, and has served as Vice Chairman and Co-Chief Executive Officer of FBR Group since 1999. Mr. Billings is involved in FBR Group's investment banking, research, brokerage, and asset management activities. He currently also serves as the Vice Chairman and Co-Chief Executive Officer of FBR Management, the manager of our assets. He also manages private investment funds sponsored by FBR Management. Mr. Billings entered the securities industry in 1983, when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989, he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

         EMANUEL J. FRIEDMAN has served as director of FBR Asset since its founding in 1997 and served as Chairman from 1997 until April 2000. He served as Chairman and Chief Executive Officer of FBR Group from its founding in 1989 until 1999, and has served as the Chairman and Co-Chief Executive Officer of FBR Group since 1999. Mr. Friedman is involved in FBR Group's investment banking, research, brokerage, and asset management activities. He currently serves as the Chairman and Co-Chief Executive Officer of FBR Management, the manager of our assets. He also manages private investment funds sponsored by FBR Management. Mr. Friedman founded the Friedman, Billings, Ramsey Foundation, a charitable foundation, in 1993 and currently serves as one of its directors. Mr. Friedman entered the securities industry in 1973, when he joined Legg Mason Wood Walker & Co., Inc., and from 1985 until 1989, he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

         PETER A. GALLAGHER has served as a director since August 2000. Since July 1997, Mr. Gallagher has served as the Chief Executive Officer of America's Promise - the Alliance for Youth, a non-profit organization dedicated to mobilizing people from every sector of American life to build the character and competence of America's youth. From 1994 through 1996, Mr. Gallagher served as Chief Executive Officer of Source One Financial Services, Inc. and from 1989 through 1993 he served as Senior Vice President of AT&T Consumer Affairs. Mr. Gallagher currently serves as a member of the Board of

Trustees of Pew Charitable Trust - Partnership for Civic Change, and from 1996 until 1999 he served as a member of the Board of Directors of Retrieval Technologies and as Vice Chairman of the District of Columbia Emergency Board of Education.

         STEPHEN D. HARLAN has served as a director of FBR Asset since its founding in 1997. Until its recent sale, Mr. Harlan was Chairman of H.G. Smithy Company, a specialized real estate firm that provides mortgage banking, finance, investment advising, and property management services to commercial real estate investors. Before joining H.G. Smithy in 1993, Mr. Harlan was Vice Chairman of KPMG Peat Marwick, where he also served on KPMG's International Council, Board of Directors, and Management Committee. In June 1995, President Clinton appointed Mr. Harlan to the District of Columbia Financial Responsibility and Management Assistance Authority, where he served as Vice Chairman until September 1998. Mr. Harlan chairs the Finance Committee and is a member of the Board of Directors of MedStar Health, Inc. He also serves on the Board of Directors of the Mary and Daniel Loughran Foundation, Inc. and ING Direct Bank, is a member of the Senior Council of the Greater Washington Board of Trade, is a Trustee and member of the Executive Committee of the Carnegie Endowment for International Peace, and is the Chairman of the Board of the Counsel for Court Excellence.

         RUSSELL C. LINDNER has served as a director of FBR Asset since 1999. He currently is Chairman of the Forge Company, the parent company of Colonial Parking, Inc., and Bear Saint Properties, Inc., a real estate investment advisory firm. He has served as Chairman of the Forge Company since January 1, 1994. Mr. Lindner is a former or current board member of Riggs Bank (Board of Consultants), The National Conference of Christians and Jews (DC), Jubilee Housing, GW Law Alumni Association, The Salvation Army (DC), The Federal City Council, the National Rehabilitation Hospital and the Washington International School. Mr. Lindner recently also served a three-year term as Chairman of the Board of The Landon School.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Each of our executive officers named below are affiliates of FBR Management. All officers serve at the discretion of our Board of Directors.


NAME                                        AGE               POSITION(S) HELD WITH FBR ASSET
----                                        ---               -------------------------------
Kurt R. Harrington                           48             Chief Financial Officer and Treasurer
Richard J. Hendrix                           35                    Chief Operating Officer
William J. Ginivan                           50                        General Counsel



         KURT R. HARRINGTON has served as Chief Financial Officer and Treasurer of FBR Asset since September 1999. He joined FBR Group in March 1997 as Vice President, Finance and Treasurer and has served as Chief Financial Officer of FBR Group since January 2000. Mr. Harrington was previously the Chief Financial Officer of Jupiter National, Inc., a publicly-traded closed-end venture capital company. As part of his portfolio management responsibilities at Jupiter, he also served as a director of a number of companies, including Viasoft, Inc., a publicly-traded software company. Mr. Harrington is a Certified Public Accountant.

         RICHARD J. HENDIX has served as Chief Operating Officer of FBR Asset since March 2001. Mr. Hendrix is also a Senior Managing Director in the Investment Banking Group for Friedman Billings Ramsey & Co., Inc. From January 1998 until August 1999, Mr. Hendrix was the Managing Director of PNC Capital Markets' Investment Banking group focusing on mergers and acquisitions and equity and high-yield debt underwriting. Prior to that, Mr. Hendix headed PNC Capital Market's asset-backed securities business, which encompasses public underwriting of asset-backed securities, private placement of asset-backed securities and the administration of two commercial paper conduits.

         WILLIAM J. GINIVAN joined FBR Group in January 1998 as Deputy General Counsel. In January 2000, Mr. Ginivan became Senior Vice President and Chief Legal Officer of FBR Group. In January 2001, in addition to his positions at FBR Group, Mr. Ginivan became General Counsel of FBR Asset. Prior to joining FBR Group, Mr. Ginivan was Associate General Counsel of the Student Loan Marketing Association (Sallie Mae), and Managing Director and General Counsel of Sallie Mae's investment banking subsidiary, Education Securities, Inc. from 1994 to 1997.

TIME REQUIRED OF DIRECTORS & EXECUTIVE OFFICERS

         We require our directors and executive officers to devote only so much of their time to our affairs as is necessary or required for the effective conduct and operation of our business. Because FBR Management assumes principal responsibility for managing our affairs, we do not expect our officers, in their capacities as officers, to devote substantial portions of their time to FBR Asset. However, in their capacities as officers or employees of FBR Management or its affiliates, they will devote such portion of their time to our affairs as is required to perform FBR Management's duties under the Management Agreement.

EXECUTIVE COMPENSATION & OTHER BENEFITS

DIRECTORS' FEES

         Each independent director receives an annual director's fee of $20,000. After the Board's first four meetings, each independent director will receive $1,000 for each additional Board meeting that he personally attends. In addition, an annual fee of $2,000 is paid to the Chair of any committee of the Board. Directors who are affiliates of FBR Management will not receive separate compensation from FBR Asset. We will, however, reimburse all directors, including affiliated directors, for the costs and expenses of attending all Board meetings.

SALARIES

         We have not paid, and do not expect to pay, any cash compensation to those executive officers who are also executive officers or employees of FBR Management or any of its affiliates. That policy may change, however, if at any time, FBR Management ceases to conduct our day-to-day operations.

INDEMNIFICATION

         Our Articles require FBR Asset to indemnify its current and former directors, officers, employees and agents to the fullest extent permitted by Virginia law. If a director, officer, employee or agent becomes a party to a proceeding because of his or her position in FBR Asset, Virginia law permits FBR Asset to indemnify that person against judgments, penalties, settlements and reasonable expenses incurred in connection with that proceeding. However, FBR Asset may not indemnify the person if:

         -        the person was judged liable to FBR Asset; or

         - the person received an improper personal benefit in money, property or services.

         The SEC has expressed the opinion that public policy would prevent FBR Asset from indemnifying its directors, officers, or any persons controlling FBR Asset from liability under the Securities Act of 1933.

         Our Charter also limits, to the fullest extent permitted by Virginia law, any director's or officer's personal liability for money damages. Under current Virginia law, this means that a director or officer would owe money damages only if the person engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

STOCK OPTIONS

         We have adopted the FBR Asset Investment Corporation Stock Incentive Plan that provides for the grant of both tax-qualified incentive stock options and non-qualified stock options. Our Board of Directors, or a committee appointed by the Board, administers the stock incentive plan, which is designed to promote the success and enhance the value of FBR Asset by linking the interests of those who provide services to FBR Asset with the interests of FBR Asset's shareholders, and by providing those persons with an incentive for outstanding performance. The stock incentive plan is further intended to provide flexibility to FBR Asset in its ability to motivate, attract and retain persons upon whose judgment, interest, and special efforts FBR Asset's successful operation is largely dependent.

         Officers, employees, and directors of FBR Asset and FBR, as well as other persons who provide services to FBR Asset, are eligible to participate in the stock incentive plan. The Board of Directors or a committee of the Board of Directors determines which officers, employees, and service providers will participate in the plan and sets the terms of these persons' awards.

         The stock incentive plan provides that the total number of shares of common stock available for issuance under the plan may not exceed 155,000 shares. Unless otherwise determined by FBR Asset's Board of Directors, the term of each stock option granted under the plan is 10 years and the exercise price is the closing price of FBR Asset's common stock on the trading day preceding the date of grant. The exercise prices of options that have been granted under the stock incentive plan range from $15 per share to $20 per share. A participant exercising an option may pay the exercise price in full in cash or by forfeiting options with a value equal to the exercise price of the exercised option, or, if approved by the Board of Directors, with previously acquired shares of common stock, or a combination of the foregoing.

         Our Board of Directors may at any time terminate, amend, or modify the stock incentive plan; PROVIDED that no termination, amendment, or modification may impair the rights of option holders, and no amendment may be made without shareholder approval to the extent shareholder approval is required by law or stock exchange rules.

RELATED PARTY TRANSACTIONS

         FBR Asset has made investments in companies with which FBR has a relationship. SEE "FBR & FBR MANAGEMENT--RELATED PARTY TRANSACTIONS."

                            FBR ASSET'S CAPITAL STOCK

         The following summary discusses the material terms of our capital stock. This summary does not purport to be a complete description of our capital stock, and you should not rely on it as if it were. We have filed complete copies of our Charter and Bylaws with the SEC as exhibits to our registration statement and are incorporating the full text of those documents by reference. You may obtain complete copies of the Charter and Bylaws by following the document request procedures set forth in "OTHER MATTERS--ADDITIONAL INFORMATION." We encourage you to read each of those documents in its entirety.

GENERAL

         Our Charter provides that we may issue up to 250,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share. No preferred stock is issued or outstanding.

COMMON STOCK

         All of our outstanding shares of common stock are duly authorized, fully paid, and nonassessable. Subject to the preferential rights of any other shares or series of shares of capital stock, our common shareholders are entitled to:

    (a) receive dividends if and when authorized and declared by the Board out of assets legally available therefor, and

    (b) share ratably in the assets legally available for distribution to shareholders in the event of liquidation, dissolution, winding-up, after payment of, or adequate provision for, all known debts and liabilities of FBR Asset.

         The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of common shareholders. We do not permit cumulative voting, and accordingly, the holders of a majority of our outstanding shares have the power to elect all directors to be elected in any given year.

PREFERRED STOCK

         We may issue preferred stock, in one or more series, as authorized by the Board. Because the Board has the power to establish the preferences and rights of any class or series of preferred stock, it may afford the holders of that stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. The Board can also authorize the issuance of preferred stock with terms and conditions that would have the effect of discouraging takeovers or other transactions that holders of some, or even a majority, of shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of shares of common stock might receive a premium for their shares over the then prevailing market price. We have no current plans to issue any preferred stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         For us to qualify as a REIT under the federal tax laws, it must meet two requirements concerning the ownership of its outstanding shares of capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a calendar year. For this purpose, individuals include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In addition, we must have at least 100 beneficial owners of its shares of stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. SEE "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT--REQUIREMENTS FOR QUALIFICATION."

         To ensure that we meet the stock ownership requirements, subject to the exemptions described below, our Charter restricts the ownership and transfer of our outstanding stock. Specifically, the Charter prohibits any person from owning, or being deemed to own by virtue of the attribution provisions of the federal tax laws, more than 9.9% of the number of outstanding shares of common stock or preferred stock of any series. However, under our Charter, FBR may own up to 20% of the outstanding common stock and the preferred stock of any series, and certain mutual funds and pension trusts may own up to 15% of the outstanding common stock and the preferred stock of any series. Our Board of Directors has exempted FBR from the 20% limit applicable to FBR. The exemption allows FBR to own up to 62% of our common stock. Our Board also exempts some of our principal shareholders from the 9.9% ownership limit.

         In order to prevent us from incurring an entity-level tax if and when we accrue phantom taxable income from REMIC residual interests, our Charter, subject to the exemptions described below, also contains provisions designed to prevent a "disqualified organization," as defined in "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT--TAXATION OF FBR ASSET," from owning our shares.

         Subject to the exemptions described below, shares of common stock or preferred stock the purported transfer of which would:

         - result in any person owning, directly or indirectly, common stock or preferred stock in excess of the limits described above;

         - result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

         - result in us being "closely held" within the meaning of the federal tax laws;

         - cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of its real property, within the meaning of the federal tax laws; or

         - cause any common stock or preferred stock to be owned by a "disqualified organization," AS DEFINED IN "FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT--TAXATION OF FBR
                  ASSET;"


         will be transferred automatically to a trust effective on the day before the purported transfer of the common stock or preferred stock.

         The record holder of the shares of common stock or preferred stock that are transferred to a trust will be required to submit the stock to us for registration in the name of the trust. We will designate a trustee of the trust that is not affiliated with FBR Asset. The beneficiary of the trust will be one or more charitable organizations that are named by us.

         Shares in the trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares and will hold those dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares in the trust. The trustee will designate a permitted transferee of the shares, provided that the permitted transferee purchases the shares for valuable consideration and acquires the shares without the acquisition resulting in a transfer to another trust.

         The owner of shares in the trust will be required to repay to the trustee the amount of any dividends or distributions received by the owner
(1) that are attributable to shares in the trust and (2) the record date of which was on or after the date that the shares were transferred to the trust. The owner generally will receive from the trustee the lesser of (a) the price per share the owner paid for the shares in the trust, or in the case of a gift or devise, the market price per share on the date of the transfer, or
(b) the price per share received by the trustee from the sale of the shares in the trust. Any amounts received by the trustee in excess of the amounts to be paid to the owner will be distributed to the beneficiary of the trust.

         Shares in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that created the trust, or in the case of a gift or devise, the market price per share on the date of the transfer, or
(b) the market price per share on the date that we, or our designee, accept the offer. We will have the right to accept the offer for a period of ninety days after the later of (1) the date of the purported transfer that resulted in the trust or (2) the date we determine in good faith that a prohibited transfer has occurred.

         For these purposes, the "market price" on any date means the average of the "closing price" of FBR Asset's stock for the five previous consecutive trading days ending on such date. The "closing price" on any date means:

         - the last sale price for the stock, as reported on the New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

         - if no sale takes place on the day, the average of the closing bid and asked prices for the stock, as reported on the New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

         - if the stock is not listed on any exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in our stock selected by our Board of Directors; or

         - in the event that no trading price is available for the stock, the fair market value of the stock, as determined in good faith by our Board of Directors.


         Any person who acquires or attempts to acquire common stock or preferred stock in violation of the restrictions set forth in our Charter, or any person who owned common stock or preferred stock that was transferred to a trust, will be required (1) to give immediately written notice to us of that event and (2) to provide to us any other information that we may request in order to determine the effect, if any, of the transfer on our status as a REIT.

         The ownership limits generally will not apply to the acquisition of common stock or preferred stock by an underwriter that participates in a public offering of that stock. In addition, our Board of Directors, upon receipt of a ruling from the IRS or an opinion of counsel that we will not jeopardize our REIT status by granting the exemption and upon such other conditions as the Board of Directors may direct, may exempt a person from the ownership limitations or the restrictions on transfer set forth in the Charter. As discussed above, our Board of Directors has exempted FBR from the 20% ownership limit applicable to FBR and has exempted some of our principal shareholders from the 9.9% ownership limit.

         The foregoing restrictions will not be removed until:

         - the restrictions are no longer required in order to qualify as a REIT, and the Board of Directors determines that it is no longer in our best interests to retain the restrictions; or

         - the Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, and there is an affirmative vote of 80% of the members of the Board of Directors, or in the absence of an 80% vote, there is an affirmative vote of at least two-thirds of the holders of our outstanding shares of common stock.


         All certificates representing our common or preferred stock will bear a legend referring to the restrictions described above.

         All persons who own, directly or indirectly, more than 5%, or any lower percentage as set forth in the federal tax laws, of our outstanding common stock and preferred stock must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating the name and address of the direct or indirect owner, the number of shares owned directly or indirectly, and a description of how the shares are held. In addition, each direct or indirect shareholder must provide to us any additional information that we request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer set forth in our Charter.

TRANSFER AGENT & REGISTRAR

         American Stock Transfer & Trust Company serves as the transfer agent and registrar for our common stock.

REPORTS TO SHAREHOLDERS

         We furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants and such other periodic reports as we determine to furnish or as required by law.
See "OTHER MATTERS--ADDITIONAL INFORMATION."

FBR ASSET'S CHARTER AND BYLAWS

NOTICE OF SHAREHOLDER PROPOSALS

         Our Bylaws govern shareholder proposals. To advance a proposal, a shareholder must give written notice of the proposal to our Secretary. The Secretary must receive the notice at least 90 days before the annual meeting. The notice must:

         -        describe briefly the proposal with supporting reasoning,

         -        contain the shareholder's name and address,

         - state the number of each class of shares the shareholder beneficially owns, and

         - disclose any material interest the shareholder has in the proposed business.


CHARTER AMENDMENTS

         Our Charter provides that a majority of outstanding shares of common stock must approve an amendment to the Charter. However, as discussed in previous sections, the voting requirements are greater for amending those provisions addressing the number and composition of the Board of Directors and the restrictions pertaining to stock ownership and transfer.

AMENDMENTS TO BYLAWS

         Except as set forth below, our Bylaws may be amended by majority vote of our Board or its shareholders. The provisions addressing:

         -        the number, tenure and qualifications of directors,

         -        changes in the numbers of directors,

         -        the removal of directors,

         -        the quorum requirement for director votes,

         - the majority approval for certain transactions involving FBR Management, and

         - require the vote of 80% of the Board of Directors, or two-thirds of the outstanding shares.


                     COMMON STOCK AVAILABLE FOR FUTURE SALE

         At March 31, 2001, we had outstanding 3,472,527 shares of common stock, excluding 1,011,900 shares reserved for issuance upon exercise of outstanding options. Of the shares outstanding at March 31, 2001, 3,472,527 shares of common stock are freely tradable without restriction, unless the shares are being sold by "affiliates" of FBR Asset as that term is defined in Rule 144 under the Securities Act of 1933. In general, under Rule 144, a person who beneficially owned shares for at least one year may sell within any three-month period a number of shares that does not exceed 1% of the shares of our common stock outstanding shares or the average weekly trading volume in common stock during the four weeks preceding the date on which notice of the sale is filed with the SEC. A person who is not an affiliate of FBR Asset at any time during the three months before a sale and who has beneficially owned shares for at


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


least two years would be entitled to sell such shares under Rule 144, without regard to the volume limitation described above.

         We may issue additional shares at any time without shareholder consent. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of the common stock.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth some information as of May 31, 2001, relating to the beneficial ownership of FBR Asset's common stock by (a) all persons known by FBR Asset to beneficially own more than 5% of FBR Asset's outstanding shares, (b) each director and named executive officer of FBR Asset, and (c) all directors and executive officers of FBR Asset as a group:

                             PRINCIPAL SHAREHOLDERS


                                                      NUMBER OF SHARES
NAME AND ADDRESS OF                                     BENEFICIALLY
BENEFICIAL OWNER                                           OWNED               PERCENT
----------------                                      ----------------         -------
Friedman, Billings, Ramsey Group, Inc.
1001 Nineteenth Street North
Arlington, VA 22209                                        2,431,691(1)(2)(3)    56.7%

Boston Partners Asset Management
One Financial Center
43rd Floor
Boston, MA 02111                                             428,721             12.3%

Continental Casualty Company
667 Madison Avenue
New York, NY 10021                                           483,100             13.9%


                            MANAGEMENT SHAREHOLDERS

Eric F. Billings, Chairman and                               256,600(3)(4)       7.39%
  Chief Executive Officer

Emanuel J. Friedman, Director                                       (2)             -

Peter A. Gallagher, Director                                  15,000(5)           (6)

Stephen D. Harlan, Director                                   21,000(5)           (6)

Russell C. Lindner, Director                                  15,000(5)           (6)

Kurt R. Harrington, Chief Financial Officer                      750              (6)

Richard J. Hendrix, Chief  Operating Officer                       -                -

All directors and executive officers as a group
   (7 persons)                                               308,350(7)          8.77%
                                                           ============        ========


(1) Held through wholly-owned subsidiaries as to which Messrs. Billings and Friedman may be deemed to have shared voting and dispositive power. Messrs. Billings and Friedman disclaim beneficial ownership of all such shares in excess of their respective pecuniary interests.

(2) Includes 815,805 shares subject to options held by FBR Management currently exercisable for $20 per share.


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


(3) Includes 244,700 shares held by FBR Weston, Limited Partnership, a fund managed by FBR Management, as to which Mr. Billings may be deemed to have shared voting and dispositive power. Mr. Billings disclaims beneficial ownership of all shares held by FBR Weston in excess of his pecuniary interest.

(4) Except as described in footnote 3, does not include shares identified above for FBR Group, of which Messrs. Billings and Friedman and W. Russell Ramsey are principal shareholders.

(5) Includes 15,000 shares of common stock that may be acquired within 60 days of May 31, 2001 pursuant to the exercise of options.

(6) Less than 1%.

(7) Includes 45,000 shares of common stock that may be acquired within 60 days of May 31, 2001 pursuant to the exercise of options.

             FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

         This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "--Taxation of Tax-Exempt Shareholders" below), estates, trusts, financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below), and holders whose shares were acquired through the exercise of employee stock options or otherwise as compensation.

         The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

         WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR SHARES OF COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION AS A REIT

         We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 1997. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         In connection with this offering of our common stock, Hunton & Williams is rendering an opinion, which will be filed as an exhibit to this registration statement, that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 1997 through December 31, 2000, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2001 and in the future. You should be aware that the opinion will be based on current law and will not be binding on the Internal Revenue Service or any court. In addition, the opinion will be based on customary assumptions and on our representations as to factual matters, all of which will be described in the opinion. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual annual operating results, the qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. The REIT qualification tests are described in more detail below. While Hunton & Williams will review those matters in connection with the foregoing opinion, Hunton & Williams will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy those requirements.
For a discussion of the tax consequences of failure to qualify as a REIT, SEE "--FAILURE TO QUALIFY."

         If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the double taxation, or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

         - We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.


         - We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.


         -        We will pay income tax at the highest corporate rate on:


                  - net income from the sale or other disposition of property acquired through foreclosure, referred to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and


                  -   other non-qualifying income from foreclosure property.


         - We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.


         - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "--REQUIREMENTS FOR QUALIFICATION--INCOME TESTS," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:


                  - the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by


                  -   a fraction intended to reflect our profitability.


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


         - If we fail to distribute during a calendar year at least the sum of:


                  -   85% of our REIT ordinary income for the year,


                  -   95% of our REIT capital gain net income for the year, and


                  -   any undistributed taxable income from earlier periods,


         we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.


         - We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.


         - If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:


                  - the amount of gain that we recognize at the time of the sale or disposition and


                  - the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.


                  The rule described here will apply assuming that we make an election under the applicable Treasury regulations on our tax return for the year in which we acquire the assets.

         - We will incur a 100% excise tax on transactions with a taxable REIT subsidiary, referred to as a TRS, that are not conducted on an arm's-length basis.


         - We will pay tax at the highest corporate rate on the portion of any excess inclusion, or phantom taxable income, that we derive from REMIC residual interests equal to the percentage of our stock that is held by "disqualified organizations." Excess inclusion also may include a portion of any dividends that we receive from other REITs to the extent that those dividends are attributable to exclusion income derived from REMIC residual interests held by those other REITs. A "disqualified organization" includes:


                  -   the United States;

                  -   any state or political subdivision of the United States;


                  -   any foreign government;


                  -   any international organization;


                  -   any agency or instrumentality of any of the foregoing;


                  - any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and


                  -   any rural electrical or telephone cooperative.


For this reason, our charter prohibits disqualified organizations from owning our stock.

REQUIREMENTS FOR QUALIFICATION

         A REIT is a corporation, trust, or association that meets each of the following requirements:

         1.       It is managed by one or more trustees or directors.

         2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

         3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

         4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

         5. At least 100 persons are beneficial owners of its shares or ownership certificates.

         6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

         7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

         8. It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

         9. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

         We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

         We have issued sufficient shares of common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of common stock are described in "CAPITAL STOCK --RESTRICTIONS ON OWNERSHIP AND TRANSFER."

         A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

         In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

         Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of one or more TRSs, beginning on January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have formed [TRS] as a wholly-owned subsidiary and have made a TRS election with respect to [TRS]. [TRS] will pay corporate income tax on its taxable income and, although we have no current intention of doing so, its after-tax net income will be available for distribution to us.

INCOME TESTS

         We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

         -        rents from real property;

         - interest on debt secured by mortgages on real property or on interests in real property;

         - dividends or other distributions on, and gain from the sale of, shares in other REITs;

         -        gain from the sale of real property or mortgage loans; and

         - interest or dividend income from the investment of the net proceeds of stock offerings or certain long-term debt issuances derived during the one-year period following the applicable offering or issuance.


         Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from loan origination fees is qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of non-qualifying income that our assets produce and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

INTEREST INCOME

         The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

         - an amount that is based on a fixed percentage or percentages of receipts or sales; and

         - an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

         If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

         Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

         The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally is qualifying income for purposes of both gross income tests. However, some of our mezzanine loans are not and will not be secured by real property. Our interest income from those loans is and will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower's profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests.

DIVIDEND INCOME

         We own stock in other REITs. The dividends that we receive from those REITs and our gain on the sale of the stock in those other REITs are qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. We also own stock in non-REIT C corporations. Our dividend income from stock in those corporations is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

RENTS FROM REAL PROPERTY

         We currently do not own any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, any rent that we receives from the tenants of such real property will qualify as "rents from real property," which is qualifying income for purposes of both gross income tests, only if the following conditions are met:

         - First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

         - Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receives rent, other than a TRS.

         - Third, if the tenant is a TRS, at least 90% of the leased space must be rented to persons other than our TRSs and tenants in which we own, actually or constructively, 10% or more.

         - Fourth, all of the rent received under a lease of real property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

         - Fifth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to our tenants if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

PROHIBITED TRANSACTIONS

         A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of its business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

FORECLOSURE PROPERTY

         We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

         - that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

         - for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

         - for which the REIT makes a proper election to treat the property as foreclosure property.

         However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

         - on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;


         - on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or


         - which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.


         We do not anticipate that we will receive any income from property acquired through foreclosure that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we will make an election to treat the related property as foreclosure property. In addition, we anticipate that any income we receive with respect to property that is not eligible for a foreclosure property election will be qualifying income for purposes of both gross income tests.

HEDGING TRANSACTIONS.

         From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

FAILURE TO SATISFY GROSS INCOME TESTS

         If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if:

         - our failure to meet those tests is due to reasonable cause and not due to willful neglect;

         - we attach a schedule of the sources of our income to our tax return; and

         - any incorrect information on the schedule was not due to fraud with intent to evade tax.

         We cannot predict, however, whether in all circumstances we would qualify for the foregoing relief provisions. In addition, as discussed above in "-TAXATION AS A REIT," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS

         To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

         -        cash or cash items, including certain receivables;

         -        government securities;

         - interests in real property, including leaseholds and options to acquire real property and leaseholds;

         -        interests in mortgages on real property;

         -        stock in other REITs;

         - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term; and


         - regular or residual interests in a real estate mortgage investment conduit, or REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

         Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

         Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

         Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

         Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

         For purposes of the second and third asset tests, the term "securities" does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term "securities," however, generally includes our debt securities issued by a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

         As stated above, we may own up to 100% of the stock of one or more TRSs beginning on January 1, 2001. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.

         We also believe that our mortgage loans and mortgage-backed securities are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Accordingly, our mezzanine loans will not be qualifying assets for purposes of the 75% asset test to the extent that they are not secured by mortgages on real property. We also believe that our stock in other REITs is a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second and third asset tests described above with respect to our investment in such disqualified REIT. We believe that we satisfy the second and third asset tests with respect to our stock in non-REIT C corporations. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the second and third asset tests with respect to those debt securities. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio to comply at all times with such tests.

         If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

         - we satisfied the asset tests at the end of the preceding calendar quarter; and

         - the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.


         If we did not satisfy the condition described in the first item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

DISTRIBUTION REQUIREMENTS

         Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

         - the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain or loss, and 90% of our after-tax net income, if any, from foreclosure property; minus

         -        the sum of certain items of non-cash income.

         We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. The distribution requirement was reduced from 95% to 90% for taxable years beginning after December 31, 2000.

         We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

         -        85% of our REIT ordinary income for such year;

         -        95% of our REIT capital gain income for such year; and

         -        any undistributed taxable income from prior periods,


we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. SEE "--TAXATION OF TAXABLE U.S. SHAREHOLDERS." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, we may experience timing differences between:

         - the actual receipt of income and actual payment of deductible expenses; and

         - the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

         Possible examples of those timing differences include the following:

         - Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

         - We will recognize taxable income in advance of the related cash flow if any of our subordinated mortgage-backed securities or mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

         - We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

         - We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

         - We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

         - Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

         - We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

         As a result of the foregoing, we may have less cash than is necessary to satisfy the distribution requirement and to avoid corporate income tax and the excise tax imposed on undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.

         Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

RECORDKEEPING REQUIREMENTS

         We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of its outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

FAILURE TO QUALIFY

         If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

         As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. shareholder" means a holder of shares of common stock that, for United States federal income tax purposes, is:

         -        a citizen or resident of the United States;

         - a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of a political subdivision thereof;

         - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

         - any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

         A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its common stock. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

         A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's shares of common stock. Instead, the distribution will reduce the adjusted basis of such shares of common stock. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in his or her shares of common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. shareholder of record on a specified date in any of these months, the distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of the year, provided that we actually pay the distribution during January of the following year.

         Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the shares of common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any passive activity losses, such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

         We may recognize taxable income in excess of our economic income, known as phantom income, in the first years we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, shareholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a shareholder's after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our shares at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on the shares might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable shareholder will decrease. We will consider the potential effects of phantom income on our taxable shareholders in managing our investments.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF COMMON STOCK

         In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her shares of common stock as long-term capital gain or loss if the U.S. shareholder has held the shares of common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the shares of common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

         The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. On June 7, 2001, President Bush signed into law the Economic Growth and Tax Relief Reconciliation Act of 2001. That legislation reduces the highest marginal individual income tax rate of 39.6% to 39.1% for the period from July 1, 2001 to December 31, 2001, to 38.6% for the period from January 1, 2002 to December 31, 2003, to 37.6% for the period from January 1, 2004 to December 31, 2005, and to 35% for the period from January 1, 2006 to December 31, 2010. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

         We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of up to 31% with respect to distributions unless the holder:

         - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

         - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.


         A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see "--TAXATION OF NON-U.S. SHAREHOLDERS."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of shares of common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

         - the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

         - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

         - either one pension trust owns more than 25% of the value of our shares or a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

TAXATION OF NON-U.S. SHAREHOLDERS

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the shares of common stock, including any reporting requirements.

         A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

         - a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us; or

         - the non-U.S. shareholder files the required form with us claiming that the distribution is effectively connected income.

         A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of its shares of common stock. Instead, the distribution will reduce the adjusted basis of those shares of common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of our shares of common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

         We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual.
A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distributions to non-U.S. shareholders that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

         A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the shares of common stock at all times during a specified testing period will not incur tax under FIRPTA as long as the shares of our common stock are "regularly traded" on an established securities market. If the gain on the sale of shares of our common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

         -        the gain is effectively connected with the non-U.S.
                  shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

         - the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

STATE AND LOCAL TAXES

         We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the shares of common stock.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

         FBR Asset's common stock is listed on the American Stock Exchange under the symbol "FB." The following table shows the high and low sales prices of the common stock from, September 29, 1999, the date that the common stock became listed on the American Stock Exchange, until _____________, 2001, and the cash distributions declared during that period per share.

                                                                          Cash
                                                  Price Range         Distributions
                                              ------------------        Declared
                                               High         Low        Per Share
                                               ----         ---        ---------
Year Ended December 31, 1999
   First Quarter............................   $N/A        $N/A          $.325


                                      96

   Second Quarter...........................   N/A         N/A             .38
   Third Quarter............................   12 3/4      11              .40
   Fourth Quarter...........................   15          10 1/4          .50
Year Ended December 31, 2000
   First Quarter............................   14 3/8      9 5/8           .80
   Second Quarter...........................   15          10 7/8          .60
   Third Quarter............................   16 3/8      14 3/8          .60
   Fourth Quarter...........................   20 3/8      15 1/2          .95
Year Ended December 31, 2001
   First Quarter............................   24 1/2      19 3/4          .60
   Second Quarter (through ______, 2001)....   25 1/4      23 15/64        .65

         On March 31, 2001, there were eight record holders of FBR Asset's common stock, including shares held in "street name" by nominees who are record holders.

         FBR Asset intends to make regular quarterly distributions to its shareholders. Effective January 1, 2001, in order to qualify as a REIT for federal income tax purposes, FBR Asset must distribute to its shareholders annually at least 90% of its taxable income. Prior to January 1, 2001, FBR Asset was required to distribute to its shareholders annually at least 95% of its taxable income in order to qualify as a REIT. Further distributions paid by FBR Asset will be at the discretion of FBR Asset's board of directors and will depend on FBR Asset's actual cash flow, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and other factors the directors deem relevant.

                                USE OF PROCEEDS

         We estimate that the net proceeds from the sale of the 2,000,000 shares of common stock that we are selling in this offering will be approximately $____ million, or $____ million if the underwriters exercise their over-allotment option in full, based on an estimated offering price of $_____ per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, subject to maintaining our REIT qualification, to expand our mezzanine loan program and for other general corporate purposes.

         The amounts and timing of our use of the net proceeds of this offering will depend on a number of factors, including the success of our expanded mezzanine loan program, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. We have not determined the manner in which we will allocate the net proceeds with any certainty. Initially, we intend to reduce our indebtedness under our reverse repurchase agreements and invest in residential mortgage-backed securities.

                                 UNDERWRITING

         Friedman, Billings, Ramsey & Co., Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives of the underwriters. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the number of shares set forth opposite its name below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must take and pay for all of the shares of common stock offered, other than those covered by the over-allotment option described below, if any of these shares are taken.


UNDERWRITER                                    NUMBER OF SHARES
-----------                                    ----------------
Friedman, Billings, Ramsey & Co., Inc...
Stifel, Nicolaus & Company, Incorporated

       Total............................

         The following table shows the per share and total underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase ________ additional shares of common stock.

                                      NO EXERCISE             FULL EXERCISE
                                      -----------             -------------
Per Share....................   $                       $
Total........................   $                       $


         The underwriters propose to offer our common stock directly to the public at $_____ per share and to certain dealers at such price less a concession not in excess of $_____ per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $____ per share to certain dealers.

         We expect to incur expenses of approximately $1 million in connection with this offering.

         We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 300,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of the shares of common stock covered by their option exercise.

         Because of our relationship with FBR, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the public offering price cannot be greater than that recommended by a "qualified independent underwriter," as defined by the NASD. Accordingly, Stifel, Nicolaus & Company, Incorporated has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. For its services as qualified independent underwriter, Stifel, Nicolaus & Company, Incorporated will receive a fee equal to $500,000. This fee constitutes a portion of the underwriting compensation disclosed on the front cover of this prospectus.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

         In connection with this offering, the underwriters may engage in certain transactions that stabilize the price of our shares of common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our shares of common stock. If the underwriters create a short position in our shares of common stock in connection with the offering, that is, if they sell more than 2,300,000 shares, the underwriters may reduce that short position by purchasing our shares of common stock in the open market. In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

         Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once begun, will not be discontinued without notice.

         One of the representatives, Friedman, Billings, Ramsey & Co., Inc., has provided, and each of the representatives and their affiliates may in the future provide, us with investment banking or other services. Friedman, Billings, Ramsey & Co., Inc. received, and the representatives may in the future receive, customary compensation for these services. Entities associated with Friedman, Billings, Ramsey & Co., Inc. beneficially own 2,431,691 shares, or 56.7% of our outstanding shares of common stock.

                                OTHER MATTERS

LEGAL

         We have based the description of federal income tax consequences in "FEDERAL INCOME TAX CONSEQUENCES OF OUR AS A REIT" upon the opinion of Hunton & Williams, Richmond, Virginia.

INDEPENDENT ACCOUNTANTS

         The audited financial statements included in this registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

ADDITIONAL INFORMATION

FROM FBR ASSET

         You can obtain complete copies of the documents to which we refer in this prospectus, free of charge, by writing or calling:

         John M. Blassingame, Jr., Controller
         FBR Asset Investment Corporation
         1001 Nineteenth Street North
         Arlington, Virginia 22209
         (703) 469-1000 phone
         (703) 312-9602 fax

FROM THE SEC

         This prospectus is part of a Registration Statement that we have filed with the SEC. You can read and copy that Registration Statement, and the exhibits attached to it, at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy those documents at the SEC's public reference rooms.

         You can also obtain copies of all documents that we file with the SEC on the SEC's website (http://www.sec.gov).

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
Statements of Financial Condition as of March 31, 2001 (unaudited) and as of December 31, 2000.............   F-2

Statements of Income for the Three Months Ended March 31, 2001 and 2000 (unaudited)........................   F-3

Statements of Changes in Shareholders' Equity for the Three Months Ended March 31, 2001 (unaudited),
   and the Year Ended December 31, 2000....................................................................   F-4

Statements of Cash Flows for the Three Months Ended March 31, 2001 and 2000 (unaudited)....................   F-5

Notes to Financial Statements..............................................................................   F-6

Report of Independent Public Accountants...................................................................   F-10

Statements of Financial Condition as of December 31, 2000, and December 31, 1999...........................   F-11

Statements of Income for the Years Ended December 31, 2000, December 31, 1999, and December 31, 1998.......   F-12

Statements of Changes in Shareholders' Equity for the Years Ended December 31,
   2000, December 31, 1999 and December 31, 1998............................................................  F-13

Statements of Cash Flows for the Years Ended December 31, 2000, December 31, 1999 and December
   31, 1998 and............................................................................................   F-14

Notes to Financial Statements..............................................................................   F-15

FBR ASSET INVESTMENT CORPORATION
STATEMENTS OF FINANCIAL CONDITION AS OF MARCH 31, 2001 (UNAUDITED) AND DECEMBER 31, 2000



                                                                                        AS OF              AS OF
                                                                                    MARCH 31, 2001   DECEMBER 31, 2000
                                                                                    --------------   -----------------
                                                                                     (UNAUDITED)

ASSETS
     Mortgage-backed securities, pledged as collateral, at fair value............     $132,394,848     $ 144,867,416
     Mortgage-backed securities, at fair value...................................       16,527,923         9,980,789
     Cash and cash equivalents...................................................       10,910,654        36,810,566
     Investments in equity securities, at fair value.............................       40,975,449        28,110,190
     Notes receivable............................................................       12,000,000         4,000,000
     Dividends receivable........................................................          179,179           818,728
     Prepaid expenses and other assets...........................................          135,233           221,628
     Interest receivable.........................................................          851,842           994,750
                                                                                      ------------     -------------
        TOTAL ASSETS.............................................................     $213,975,128     $ 225,804,067
                                                                                      ============     =============
LIABILITIES AND SHAREHOLDERS' EQUITY
   LIABILITIES:
     Reverse repurchase agreements...............................................     $125,957,000     $ 133,896,000
     Interest rate swap..........................................................           55,694                  -
     Interest payable............................................................        1,137,873           844,841
     Dividends payable...........................................................        2,083,516         3,731,911
     Management fees payable.....................................................          195,827            78,727
     Accounts payable and accrued expenses.......................................          121,132           237,218
     Other.......................................................................          118,681           174,786
                                                                                      ------------     -------------
        TOTAL LIABILITIES........................................................      129,669,723       138,963,483
                                                                                      ------------     -------------
   SHAREHOLDERS' EQUITY:
     Preferred stock, par value $.01 per share, 50,000,000 shares
        authorized...............................................................                 -                 -
     Common stock, par value $.01 per share, 200,000,000 shares authorized,
        10,415,827 shares issued as of March 31, 2001, and December 31,
        2000, respectively.......................................................          104,158           104,158
     Additional paid-in capital..................................................      194,239,693       194,097,193
     Accumulated other comprehensive gain (loss).................................        6,909,931          (748,691)
     Retained deficit............................................................      (21,980,798)      (19,978,632)
     Treasury stock, at cost, 6,943,300 shares and 6,531,400 shares as of
        March 31, 2001 and December 31, 2000, respectively.......................      (94,967,579)      (86,633,444)
                                                                                      ------------     -------------
        TOTAL SHAREHOLDERS' EQUITY...............................................       84,305,405        86,840,584
                                                                                      ------------     -------------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...............................     $213,975,128     $ 225,804,067
                                                                                      ============     =============


The accompanying notes are an integral part of these statements.

FBR ASSET INVESTMENT CORPORATION
STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)


                                                                       THREE MONTHS ENDED MARCH 31,
                                                                           2001           2000
                                                                         ------------   -------------
                                                                          (UNAUDITED)    (UNAUDITED)
INCOME:
   Interest..........................................................     $ 2,979,453    $ 5,613,578
   Dividends.........................................................         200,067        709,750
                                                                          -----------   -------------
     Total income....................................................       3,179,520      6,323,328
                                                                          -----------   -------------
EXPENSES:
   Interest expense..................................................       1,903,944      2,972,809
   Management fee expense............................................         332,975        357,230
   Professional fees & other expenses................................         249,941        260,377
                                                                          -----------   -------------
     Total expenses..................................................       2,486,860      3,590,416
                                                                          -----------   -------------
Realized (loss) gain on sale of available-for-sale equity securities.         (19,975)       615,885
Realized gain on sale of mortgage-backed securities, net.............                -        92,679
Recognized loss on available-for-sale equity securities..............        (544,880)    (5,569,668)
                                                                          -----------   -------------
NET INCOME...........................................................       $ 127,805    $(2,128,192)
Basic earnings (loss) per share......................................          $ 0.04        $ (0.39)

                                                                          ===========    ============
Diluted earnings (loss) per share....................................          $ 0.03        $ (0.39)

                                                                          ===========    ============
BASIC WEIGHTED-AVERAGE COMMON AND EQUIVALENT SHARES..................       3,614,998      5,398,604
                                                                          ===========    ============
DILUTED WEIGHTED-AVERAGE COMMON AND EQUIVALENT SHARES................       3,663,231      5,398,604
                                                                          ===========    ============



The accompanying notes are an integral part of these statements.

FBR ASSET INVESTMENT CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED), AND THE YEAR ENDED DECEMBER 31, 2000





                                                                        ADDITIONAL       RETAINED
                                                            COMMON       PAID IN         EARNINGS         TREASURY
                                                            STOCK        CAPITAL         (DEFICIT)         STOCK
                                                            -----       --------        ------------       ------


BALANCE, DECEMBER 31, 1999...........................        $104,158    $194,097,193    $(15,463,462)   $(61,212,809)
   Repurchase of common stock........................               -               -                -    (25,420,635)
   Net income........................................               -               -       8,364,480                -
   Other comprehensive income
   Change in unrealized loss on available-for-sale
     securities......................................               -               -                -               -
   Comprehensive income
   Dividends.........................................               -               -     (12,879,650)               -
                                                           -----------   ------------    -------------   -------------
BALANCE, DECEMBER 31, 2000...........................        $104,158    $194,097,193    $(19,978,632)   $(86,633,444)
   Stock option grants...............................               -         142,500                -               -
   Repurchase of common stock........................               -               -                -     (8,334,135)
   Net Income........................................               -               -         127,805                -
   Other comprehensive income
   Change in unrealized loss on available-for-sale
     securities......................................               -               -                -               -
   Change in unrealized loss on cash flow hedge......               -               -                -               -
   Comprehensive income..............................               -               -                -               -
   Dividends.........................................               -               -      (2,129,971)               -
                                                           -----------   ------------    -------------   -------------
BALANCE, MARCH 31, 2001..............................        $104,158    $194,239,693    $(21,980,798)   $(94,967,579)


                                                           ACCUMULATED
                                                              OTHER
                                                          COMPREHENSIVE
                                                              INCOME                      COMPREHENSIVE
                                                             (LOSS)          TOTAL         INCOME (LOSS)
                                                             ------          -----       ----------------


BALANCE, DECEMBER 31, 1999...........................       $(12,982,359)   $104,542,721
   Repurchase of common stock........................                   -    (25,420,635)
   Net income........................................                   -      8,364,480     $ 8,364,480
   Other comprehensive income
   Change in unrealized loss on available-for-sale
     securities......................................         12,233,668      12,233,668      12,233,668
                                                                                             -----------
   Comprehensive income                                                                       20,598,148
                                                                                             ===========
   Dividends.........................................                   -    (12,879,650)
                                                            -------------   -------------
BALANCE, DECEMBER 31, 2000...........................          $(748,691)   $ 86,840,584
   Stock option grants...............................                   -        142,500
   Repurchase of common stock........................                   -     (8,334,135)
   Net Income........................................                   -        127,805         127,805
   Other comprehensive income
   Change in unrealized loss on available-for-sale
     securities......................................          7,714,316       7,714,316       7,714,316
   Change in unrealized loss on cash flow hedge......            (55,694)        (55,694)        (55,694)
                                                                                             ------------
   Comprehensive income..............................                   -               -      7,786,427
                                                                                             ============
   Dividends.........................................                   -     (2,129,971)
                                                            -------------   -------------
BALANCE, MARCH 31, 2001..............................        $ 6,909,931     $84,305,405

The accompanying notes are an integral part of these statements.

FBR ASSET INVESTMENT CORPORATION
STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)

                                                                               FOR THE THREE MONTHS ENDED MARCH
                                                                                            31,
                                                                                   2001             2000
                                                                               --------------    ------------
                                                                                 (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................................     $      127,805   $ (2,128,192)
Adjustments to reconcile net income to net cash provided by operating activities
   Realized and recognized losses on mortgage-backed and available-for-
     sale equity securities.................................................            564,855      4,861,104
   Compensation expense related to stock option grants......................            142,500              -
   Amortization.............................................................                  -          4,717
   Premium amortization on mortgage-backed securities.......................            226,814         94,977
CHANGES IN OPERATING ASSETS AND LIABILITIES:
   Due from custodian.......................................................                  -        806,093
   Dividends receivable.....................................................            639,549        691,147
   Interest receivable......................................................            142,908        404,162
   Prepaid expenses.........................................................             86,395         27,381
Management fees payable.....................................................            117,100        357,229
Accounts payable and accrued expenses.......................................           (116,086)         2,764
Interest payable............................................................            293,032        487,959
Other   ....................................................................            (56,105)      (167,547)
                                                                                 --------------   ------------
Net cash provided by operating activities...................................          2,168,767      5,441,794
                                                                                 --------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mortgage-backed securities......................................                  -    (15,903,118)
Investments in equity securities............................................         (7,144,000)    (1,801,410)
Investments in notes receivable.............................................        (12,000,000)     2,456,930
Repayment of notes receivable...............................................          4,000,000              -
Proceeds from sale of mortgage backed securities............................                  -     59,546,303
Proceeds from sale of available-for-sale equity securities..................            266,956     12,384,885
Receipt of principal payments on mortgage-backed securities.................          6,859,866      6,383,223
                                                                                 --------------   ------------
     Net cash (used in) provided by investing activities....................         (8,017,178)    63,066,813
CASH FLOWS FROM FINANCING ACTIVITIES:                                            --------------   ------------
Repurchase of common stock..................................................         (8,334,135)   (11,949,318)
Repayments of reverse repurchase agreements.................................         (7,939,000)   (55,643,000)
Dividends paid..............................................................         (3,778,366)    (4,258,900)
                                                                                 --------------   ------------
     Net cash used in financing activities..................................        (20,051,501)   (71,851,218)
                                                                                 --------------   ------------
Net decrease in cash and cash equivalents...................................        (25,899,912)    (3,342,611)
Cash and cash equivalents, beginning of the period..........................         36,810,566     13,417,467
                                                                                 --------------   ------------
Cash and cash equivalents, end of the period................................     $   10,910,654   $ 10,074,856
                                                                                 ==============   ============
SUPPLEMENTAL DISCLOSURE:
   Securities purchased but not settled and noncash investing activities....     $            -   $ 27,391,493
   Cash payments for interest...............................................     $    1,610,912   $  2,484,850



The accompanying notes are an integral part of these statements.

                         FBR ASSET INVESTMENT CORPORATION

                     NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.   BASIS OF PRESENTATION

     The financial statements of FBR Asset Investment Corporation ("FBR Asset" or the "Company") have been prepared in accordance with generally accepted accounting principles. Therefore, they do not include all information required by generally accepted accounting principles for complete financial statements. The interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for the periods presented. The results of operations for interim periods are not necessarily indicative of the results for the entire year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2000 and included on Form 10-K filed by the Company with the Securities and Exchange Commission.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2.   INVESTMENTS IN MORTGAGE-BACKED SECURITIES

     For the three months ended March 31, 2001, the weighted average coupon rate on mortgage-backed securities was 6.92%.

     The following table summarizes the Company's mortgage-backed securities as of March 31, 2001, and December 31, 2000:

                                                                                                TOTAL MORTGAGE
                                                                                                --------------
MARCH 31, 2001                                        FREDDIE MAC     FANNIE MAE    GINNIE MAE     ASSETS
--------------                                        -----------    -----------    ----------     ------
Mortgage-backed securities, available-for-sale,
   principal......................................    $83,236,832    $54,706,855    $8,914,473     $146,858,160
Unamortized premium (discount)....................        351,982        589,334       548,612        1,489,928
                                                      -----------    -----------    ----------     ------------
Amortized cost....................................     83,588,814     55,296,189     9,463,085      148,348,088
Gross unrealized gains............................        503,852        665,942             -        1,169,794
Gross unrealized losses(1)........................        (93,577)      (192,520)     (309,014)        (595,111)
                                                      -----------    -----------    ----------     ------------
Estimated fair value..............................    $83,999,089    $55,769,611    $9,154,071     $148,922,771
                                                      ===========    ===========    ==========     ============
                                                                                                  TOTAL MORTGAGE
                                                                                                  --------------
DECEMBER 31, 2000                                     FREDDIE MAC     FANNIE MAE    GINNIE MAE        ASSETS
-----------------                                     -----------     ----------    ----------        ------
Mortgage-backed securities, available-for-sale,
   principal......................................    $85,927,247    $58,134,867    $9,660,054     $153,722,168
Unamortized premium (discount)....................        413,946        669,906       573,054        1,656,906
                                                      -----------    -----------    ----------     ------------
Amortized cost....................................     86,341,193     58,804,773    10,233,108      155,379,074
Gross unrealized gains............................        138,622        424,165             -          562,787
Gross unrealized losses...........................       (380,578)      (411,713)     (301,365)      (1,093,656)
                                                      -----------    -----------    ----------     ------------
Estimated fair value..............................    $86,099,237    $58,817,225    $9,931,743     $154,848,205
                                                      ===========    ===========    ==========     ============

(1) Includes current value of Interest Rate Swap of $(55,694).

                        FBR ASSET INVESTMENT CORPORATION

NOTE 3.   REVERSE REPURCHASE AGREEMENTS

     At March 31, 2001, the Company had $126.0 million outstanding under reverse repurchase agreements with a weighted average borrowing rate of 5.31% as of the end of the period and a remaining weighted-average term to maturity of 9 days. At March 31, 2001, mortgage-backed securities pledged against reverse repurchase agreements had an estimated fair value of $132.4 million. At March 31, 2001, the reverse repurchase agreements had remaining maturities of between 2 and 31 days. For the three months ended March 31, 2001, the weighted average borrowing rate was 5.90% and the weighted average reverse repurchase agreement balance was $130.9 million.

NOTE 4.   INTEREST RATE SWAPS

     The Company enters into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term reverse repurchase agreements. The interest rate swap agreements are structured such that the Company receives payments based on a variable interest rate and makes payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on the three-month LIBOR. The Company's reverse repurchase agreements generally have maturities of 30 to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix FBR Asset's borrowing cost and are not held for speculative or trading purposes. At March 31, 2001, the Company was party to a $50 million notional amount interest rate swap which matured on June 1, 2001.

     The Company adopted FAS 133 on January 1, 2001. Under FAS 133, changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair value hedge transactions, changes in the fair value of the derivative instrument and changes in the fair value of the hedged item due to the risk being hedged are recorded through the income statement. For cash-flow hedge transactions, effective changes in the fair value of the derivative instrument are reported in other comprehensive income while ineffective changes are recorded through the income statement. The gains and losses on cash flow hedge transactions that are reported in other comprehensive income are reclassified to earnings in the periods in which earnings are effected by the hedged cash flows. If a cash flow hedging relationship is terminated the related gain or loss in other comprehensive income is amortized over the remaining life of the prior hedging relationship.

     The Company uses interest rate swaps to hedge the variability in interest payments associated with the variable rate reverse repurchase agreements. Prior to SFAS 133, the Company did not record the value of these swaps on the balance sheet. The Company has determined that the interest rate swap is an effective hedge under FAS 133 and as a result the interest rate swap will be carried at fair value as a cash flow hedge. In accordance with the transition provisions, the Company recorded a cumulative-effect-type gain of $137,949 through other comprehensive income to recognize at fair value the interest rate swap designated as a cash flow hedge. As of March 31, 2001, the Company recorded an additional $193,643 loss in other comprehensive income related to the change in the fair value of the swap from January 2, 2001 to March 31, 2001. This resulted in the swap being carried as a liability of $55,694 as of March 31, 2001. The interest rate swap matures on June 1, 2001 at which time the $55,694 other comprehensive loss will be reversed from equity into earnings.

NOTE 5.   NOTES RECEIVABLE

     On March 30, 2001, the Company loaned $12 million to Prime Aurora, L.L.C. ("Prime Aurora"), a wholly-owned subsidiary of Prime Group Realty, L.P. ("PGRLP"). The loan bears interest at 16% per annum. The Company was paid a commitment fee of $120,000 at closing. The loan matures on June 29, 2001, subject to a one-time right of the borrower to extend the loan through September 30, 2001, upon payment of an extension

                        FBR ASSET INVESTMENT CORPORATION
fee of $120,000. Prime Aurora granted to the Company a first lien mortgage on approximately 97 acres of partially improved land owned by Prime Aurora and located in Aurora, Illinois. Although no assurances can be provided that the value of the property encumbered by this mortgage will be sufficient to secure the loan, PGRLP has unconditionally guaranteed all obligations of Prime Aurora in connection with the loan.

NOTE 6.   COMPREHENSIVE INCOME

     Comprehensive income includes net income as currently reported by the Company on the statement of income adjusted for other comprehensive income. Other comprehensive income for the Company is changes in unrealized gains and losses related to the Company's mortgage-backed securities ("MBS"), equity securities accounted for as available for sale with changes in fair value recorded through shareholders equity, and changes in unrealized gains and losses related to the Company's cash flow hedge.

NOTE 7.   INCOME TAXES

     The Company has elected to be taxed as a REIT under the Internal Revenue Code. To qualify for tax treatment as a REIT, the Company must meet certain income and asset tests and distribution requirements. The Company generally will not be subject to federal income tax at the corporate level to the extent that it distributes at least 90 percent of its taxable income to its shareholders and complies with certain other requirements. Failure to meet these requirements could have a material adverse impact on the Company's results or financial condition. Furthermore, because the Company's investments include stock in other REITs, failure of those REITs to maintain their REIT status could jeopardize the Company's qualification as a REIT. No provision has been made for income taxes in the accompanying financial statements, as the Company believes it has met the requirements, for all periods presented.

NOTE 8.   SHAREHOLDERS' EQUITY

     Between January 1, and March 31, 2001, the Company repurchased 411,900 shares of its common stock at an average price of $20.23 per share. On March 16, 2001, the Company declared a cash dividend of $0.60 per share payable April 16, 2001, to shareholders of record as of March 30, 2001.

     As of March 31, 2001 and December 31, 2000, 1,011,900 and 996,900 options to purchase common stock were outstanding. These options have terms of eight to ten years, 996,900 of theses options have an exercise price of $20 per share while the remaining 15,000 options have a exercise price of $15 per share. As a result, 48,233 shares were added to the number of shares considered outstanding for the period to calculate diluted earnings per share using the treasury method.

NOTE 9.   EQUITY INVESTMENTS

     At March 31, 2001, the Company's equity investments had an aggregate cost basis of $34.6 million, a fair value of $40.9 million and unrealized gains of $6.3 million.

                                            AMOUNT OF     MARKET VALUE AT    MARKET VALUE AT
                                            ---------     ---------------    ---------------
EQUITY INVESTMENTS                        INVESTMENT(1)    MARCH 31, 2001   DECEMBER 31, 2000
------------------                        ------------     --------------   -----------------
Capital Automotive REIT................   $ 23,298,100      $ 26,721,840       $ 23,068,463
Annaly Mortgage Management, Inc........      7,144,000         9,008,000                  -
Prime Retail, Inc., pfd................        493,920           493,920            543,939
Resource Asset Investment Trust........      3,704,181         4,751,689          4,245,164
Encompass Services Corporation.........                                             252,624
                                                                               ------------
   Total...............................   $ 34,640,201      $ 40,975,449       $ 28,110,190
                                          ============      ============       ============

          (1)       As of March 31, 2001.
  --------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of
FBR Asset Investment Corporation:

         We have audited the accompanying statements of financial condition of FBR Asset Investment Corporation (the "Company") as of December 31, 2000 and 1999, and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FBR Asset Investment Corporation as of December 31, 2000, and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.



                                                     /S/   ARTHUR ANDERSEN LLP

Vienna, Virginia
January 31, 2001

FBR ASSET INVESTMENT CORPORATION
STATEMENTS OF FINANCIAL CONDITION AS OF DECEMBER 31, 2000 AND DECEMBER 31, 1999
================================================================================

                                                                                      2000                1999
                                                                                      ----                ----
ASSETS
     Mortgage-backed securities, pledged as collateral, at fair value.......     $ 144,867,416       $ 228,930,067
     Mortgage-backed securities, at fair value..............................         9,980,789           7,084,777
     Investments in equity securities, at fair value........................        28,110,190          49,647,865
     Cash and cash equivalents..............................................        36,810,566          13,417,467
     Due from custodian.....................................................                 -             806,093
     Notes receivable.......................................................         4,000,000          27,000,000
     Dividends receivable...................................................           818,728           1,400,897
     Prepaid expenses and other assets......................................           221,628             253,516
     Interest receivable....................................................           994,750           1,639,778
                                                                                 -------------       -------------
          TOTAL ASSETS......................................................     $ 225,804,067       $ 330,180,460
                                                                                 =============       =============

LIABILITIES AND SHAREHOLDER'S EQUITY
  LIABILITIES:
     Repurchase agreements..................................................     $ 133,896,000       $ 221,714,000
     Interest payable.......................................................           844,841             487,222
     Dividends payable......................................................         3,731,911           2,891,368
     Management fees payable................................................            78,727             237,167
     Accounts payable and accrued expenses..................................           237,218             129,677
     Other..................................................................           174,786             178,305
                                                                                 -------------       -------------
          TOTAL LIABILITIES.................................................       138,963,483         225,637,739
                                                                                 =============       =============


SHAREHOLDERS' EQUITY:
     Preferred stock, par value $.01 per share, 50,000,000 shares
        authorized..........................................................                 -                   -
     Common stock, par value $.01 per share, 200,000,000 shares authorized, 10,415,827 shares issued as of December 31, 2000 and
        1999, respectively..................................................           104,158             104,158
     Additional paid-in capital.............................................       194,097,193         194,097,193
     Accumulated other comprehensive loss...................................          (748,691)        (12,982,359)
     Retained deficit.......................................................       (19,978,632)        (15,463,462)
     Treasury stock, at cost, 6,531,400 shares and 4,609,491 shares as of
        December 31, 2000 and 1999, respectively............................       (86,633,444)        (61,212,809)
                                                                                 -------------       -------------
          Total shareholders' equity........................................        86,840,584         104,542,721
                                                                                 -------------       -------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........................     $ 225,804,067       $ 330,180,460
                                                                                 =============       =============

================================================================================

The accompanying notes are an integral part of these statements.

FBR ASSET INVESTMENT CORPORATION
STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
================================================================================

                                                                           YEAR ENDED DECEMBER 31,
                                                                --------------------------------------------------
                                                                    2000                1999              1998
                                                                    ----                ----              ----
INCOME:
    Interest...........................................         $18,758,866         $15,823,914       $13,656,097
    Dividends..........................................           5,082,191           7,649,935         4,271,405
                                                                -----------         -----------       -----------
         Total income..................................          23,841,057          23,473,849        17,927,502
                                                                -----------         -----------       -----------
EXPENSES:
    Interest expense.....................................        10,935,130           7,920,648         5,359,633
    Management fee expense...............................         1,078,713           1,329,063         1,520,725
    Professional fees....................................           388,407             755,561           436,885
    Insurance............................................            91,152              41,325            52,769
    Amortization of stock options issued to manager......               -               454,746           454,746
    Other................................................           116,815             180,957           144,702
                                                                -----------         -----------       -----------
         Total expenses..................................        12,610,217          10,682,300         7,969,460
                                                                -----------         -----------       -----------
Realized gain (loss) on sale of mortgage-backed
securities, net .........................................            67,358            (358,692)          176,048
Realized gain on sale of available-for-sale equity
securities, net..........................................         2,692,304           3,597,190              -
Recognized loss on available-for-sale equity securities..        (5,626,022)        (10,887,458)       (6,615,000)
Realized loss on interest rate hedge.....................                -                  -          (1,930,855)
                                                                -----------         -----------       -----------
NET INCOME...............................................        $8,364,480          $5,142,589        $1,588,235
                                                                ===========         ===========       ===========
Basic and diluted earnings per share.....................             $1.84               $0.68             $0.16
                                                                ===========         ===========       ===========
WEIGHTED-AVERAGE COMMON AND EQUIVALENT SHARES............         4,543,532           7,523,715        10,044,483
                                                                ===========         ===========       ===========

================================================================================
The accompanying notes are an integral part of these statements.

FBR ASSET INVESTMENT CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

                                                                                                   ACCUMULATED
                                                                                                      OTHER
                                                   ADDITIONAL        RETAINED                     COMPREHENSIVE
                                     COMMON         PAID IN          EARNINGS       TREASURY         INCOME
                                     STOCK          CAPITAL         (DEFICIT)         STOCK          (LOSS)
                                     ------       ----------        ---------       --------      -------------
BALANCE, DECEMBER 31, 1997          $102,190     $189,528,668      $   135,971    $          -      $         -
                                    --------     ------------      -----------    ------------      -----------
Issuance of common stock               1,968        3,659,033                -               -                -
Repurchase of common stock                 -                -                -     (24,070,663)               -
Options issued to manager                  -          909,492                -               -                -
Net income                                 -                -        1,588,235               -                -
Other comprehensive loss
Change in unrealized loss on               -                -                -               -       (9,800,530)
available-for-sale securities
Comprehensive loss

Dividends                                  -                -      (11,149,785)              -                -
                                    --------     ------------      -----------    ------------      -----------
BALANCE, DECEMBER 31, 1998           104,158      194,097,193       (9,425,579)    (24,070,663)      (9,800,530)
                                    --------     ------------      -----------    ------------      -----------
Repurchase of common stock                 -                -                -     (37,142,146)               -
Net Income                                 -                -        5,142,589               -                -
Other comprehensive income
Change in unrealized loss on               -                -                -               -       (3,181,829)
available-for-sale securities

Comprehensive income                       -                -                -               -                -

Dividends                                  -                -      (11,180,472)              -                -
                                    --------     ------------      -----------    ------------      -----------
BALANCE, DECEMBER 31, 1999           104,158      194,097,193      (15,463,462)    (61,212,809)     (12,982,359)
                                    ========     ============      ===========    ============      ===========
Repurchase of common stock                 -                -                -     (25,420,635)               -
Net Income                                 -                -        8,364,480               -                -
Other comprehensive income
Change in unrealized loss on               -                -                -               -       12,233,668
available-for-sale securities

Comprehensive income                       -                -                -               -                -

Dividends                                  -                -      (12,879,650)              -                -
                                    --------     ------------      -----------    ------------      -----------
BALANCE, DECEMBER 31, 2000          $104,158     $194,097,193     $(19,978,632)   $(86,633,444)       $(748,691)
                                    ========     ============      ===========    ============      ===========


                                                      COMPREHENSIVE
                                          TOTAL       INCOME (LOSS)
                                          -----       -------------
BALANCE, DECEMBER 31, 1997             $189,766,829
                                       ------------
Issuance of common stock                  3,661,001
Repurchase of common stock              (24,070,663)
Options issued to manager                   909,492
Net income                                1,588,23 5     $1,588,235
Other comprehensive loss
Change in unrealized loss on             (9,800,530)     (9,800,530)
                                                        ------------
available-for-sale securities
Comprehensive loss                                      $(8,212,295)
                                                        ============
Dividends                               (11,149,785)
                                        -----------
BALANCE, DECEMBER 31, 1998              150,904,579
                                        ===========
Repurchase of common stock              (37,142,146)
Net Income                                5,142,589      $5,142,589
Other comprehensive income
Change in unrealized loss on             (3,181,829)     (3,181,829)
available-for-sale securities                           -----------


Comprehensive income                              -      $1,960,760
                                                         ==========
Dividends                               (11,180,472)
                                        -----------
BALANCE, DECEMBER 31, 1999              104,542,721
                                        ===========
Repurchase of common stock              (25,420,635)
Net Income                                8,364,480      $8,364,480
Other comprehensive income
Change in unrealized loss on             12,233,668      12,233,668
                                                         ----------
available-for-sale securities

Comprehensive income                              -     $20,598,148
                                                        ===========

Dividends                               (12,879,650)
                                        -----------
BALANCE, DECEMBER 31, 2000              $86,840,584
                                        ===========

================================================================================

 The accompanying notes are an integral part of these statements.

FBR ASSET INVESTMENT CORPORATION
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,  2000, 1999 AND 1998
================================================================================

                                                                              FOR THE YEAR ENDED DECEMBER 31
                                                                      -----------------------------------------------
                                                                           2000           1999             1998
                                                                           ----           ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income...................................................        $8,364,480      $5,142,589        $1,588,235
   Adjustments to reconcile net income to net cash
     Provided by operating activities-
     Recognized loss on available-for-sale equity securities....         5,626,022      10,887,458         6,615,000
     Realized gain on sale of mortgage-backed and equity
     securities.................................................        (2,759,662)     (3,238,498)         (176,048)
        Amortization............................................             4,717         456,342           456,342
        Premium amortization on mortgage-backed securities......           296,626         682,695           777,179
        Changes in operating assets and liabilities:
          Due from custodian....................................           806,093        (806,093)               -
          Due from affiliate....................................                 -               -          545,827
          Dividends receivable..................................           582,169        (530,420)        (435,760)
          Interest receivable...................................           645,028         330,270       (1,962,048)
Prepaid expenses................................................            31,888        (248,799)               -
Management fees payable.........................................          (158,440)     (1,038,347)       1,216,891
Accounts payable and accrued expenses...........................           107,539         (95,256)         212,933
   Interest payable.............................................           357,619         177,126          310,096
   Due to custodian.............................................                 -      (2,041,230)       2,041,230
Other...........................................................            (3,519)          5,479          (17,174)
                                                                       -----------     -----------      -----------
             Net cash provided by operating activities..........        13,900,560       9,683,316       11,172,703
                                                                       ===========     ===========      ===========
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of mortgage-backed securities.......................       (40,917,985)   (282,288,201)    (221,156,241)
     Investments in equity securities...........................        (1,801,410)    (11,454,320)     (64,876,250)
     Investments in notes receivable............................        (4,000,000)    (59,113,179)     (19,531,559)
     Repayment of notes receivable..............................        27,000,000      51,196,100        3,531,559
   Proceeds from sale of mortgage-backed securities.............       101,529,084     160,809,435       48,533,267
   Proceeds from sale of equity securities......................        29,239,857      27,894,010                -
   Receipt of principal payments on mortgage-backed securities..        23,720,735      30,376,288       21,204,987
                                                                       -----------     -----------      -----------
           Net cash provided by (used in) investing activities..       134,770,281     (82,579,867)    (232,294,237)
                                                                       -----------     -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repurchase of common stock.................................       (25,420,635)    (37,142,146)     (24,070,663)
        Proceeds from issuance of common stock..................                 -               -        3,661,001
        Proceeds from (repayments of) repurchase agreements            (87,818,000)     93,164,000      128,550,000
        Dividends paid..........................................       (12,039,107)    (10,852,162)      (9,097,677)
                                                                       -----------     -----------      -----------
           Net cash (used in) provided by financing activities..      (125,277,742)     45,169,692       99,042,661
                                                                       -----------     -----------      -----------
Net increase (decrease) in cash and cash equivalents............        23,393,099     (27,726,859)    (122,078,873)
Cash and cash equivalents, beginning of the period..............        13,417,467      41,144,326      163,223,199
                                                                       -----------     -----------      -----------
Cash and cash equivalents, end of the period....................        36,810,566      13,417,467       41,144,326
                                                                       -----------     -----------      -----------
Supplemental disclosure:
   Securities purchased but not settled and non-cash investing         $         -      $        -       $9,888,384
   activities:
    Cash payments for interest..................................       $10,557,511      $7,743,522       $5,049,537

================================================================================

The accompanying notes are an integral part of these statements.

                        FBR ASSET INVESTMENT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND NATURE OF OPERATIONS

         FBR Asset Investment Corporation ("FBR Asset" or the "Company") was incorporated in Virginia on November 10, 1997. FBR Asset commenced operations on December 15, 1997, upon the closing of a private placement of equity capital.

         FBR Asset is organized as a real estate investment trust ("REIT") whose primary purpose is to invest in mortgage loans and mortgage-backed securities issued or guaranteed by instrumentalities of the U.S. Government or by private issuers that are secured by real estate (together the "Mortgage Assets"). FBR Asset also acquires indirect interests in those and other types of real estate-related assets by investing in public and private real estate companies, subject to the limitations imposed by the various REIT qualification requirements. Funds not immediately allocated are generally temporarily invested in readily marketable, interest-bearing securities. To seek yields commensurate with its investment objectives, FBR Asset leverages its assets and mortgage loan portfolio primarily with collateralized borrowings. FBR Asset uses derivative financial instruments to hedge a portion of the interest rate risk associated with its borrowings.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         INVESTMENTS IN MORTGAGE-BACKED SECURITIES

         FBR Asset invests primarily in mortgage pass-through certificates that represent a 100 percent interest in the underlying conforming mortgage loans and are guaranteed by the Government National Mortgage Association ("Ginnie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac"), and the Federal National Mortgage Association ("Fannie Mae").

         Mortgage-backed security transactions are recorded on the date the securities are purchased or sold. Any amounts payable or receivable for unsettled trades are recorded as "due to or due from custodian" in FBR Asset's Statement of Financial Condition.

         FBR Asset accounts for its investments in mortgage-backed securities as available-for-sale securities. FBR Asset does not hold its mortgage-backed securities for trading purposes, but may not hold such investments to maturity, and has classified these investments as available-for-sale. Securities classified as available-for-sale are reported at fair value, with temporary unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Realized gains and losses on mortgage-backed securities transactions are determined on the specific identification basis.

         Unrealized losses on mortgage-backed securities that are determined to be other than temporary are recognized in income. Management regularly reviews its investment portfolio for other than temporary market value decline. There were no such adjustments for mortgage-backed investments during the periods presented.

         The fair value of FBR Asset's mortgage-backed securities is based on market prices provided by certain dealers who make markets in these financial instruments. The fair values reported reflect estimates and may not necessarily be indicative of the amounts FBR Asset could realize in a current market transaction.

         Income from investments in mortgage-backed securities is recognized using the effective interest method, using the expected yield over the life of the investment. Income includes contractual interest accrued and the amortization or accretion of any premium or discount recorded upon purchase. Changes in anticipated yields result primarily from changes in actual and projected cash flows and estimated prepayments. Changes in the yield that result from changes in the anticipated cash flows and prepayments are recognized over the remaining life of the investment with recognition of a cumulative catch-up at the date of change from the date of original investment.

         The following tables summarize FBR Asset's mortgage-backed securities as of December 31, 2000 and 1999:

                                                                                 TOTAL MORTGAGE
                                                                                 --------------
     DECEMBER 31, 2000        FREDDIE MAC       FANNIE MAE        GINNIE MAE         ASSETS
     -----------------        -----------       ----------        ----------         ------
Mortgage-backed
   securities, available
   for sale-principal          $85,927,247     $58,134,867       $ 9,660,054     $153,722,168

Unamortized premium                413,946         669,906           573,054        1,656,906
                               -----------     -----------       -----------     ------------
-----------------------------------------------------------------------------------------------

Amortized cost                  86,341,193      58,804,773        10,233,108      155,379,074

Gross unrealized gains             138,622         424,165                __          562,787

Gross unrealized losses           (380,578)       (411,713)         (301,365)      (1,093,656)
                               -----------     -----------       -----------     ------------
Estimated fair value           $86,099,237     $58,817,225       $ 9,931,743     $154,848,205


         During 2000, FBR Asset received proceeds of $101.5 million from the sale of mortgage-backed securities. FBR Asset recorded $1.4 million in realized losses related to these sales. Concurrent with these sales, FBR Asset terminated a related hedge position and recorded a $1.5 million gain. For the year ended December 31, 2000 the weighted average coupon rate on mortgage-backed securities was 7.00%.

                                                                                  TOTAL MORTGAGE
DECEMBER 31, 1999             FREDDIE MAC       FANNIE MAE         GINNIE MAE         ASSETS
-----------------             -----------       ----------         ----------     --------------
Mortgage-backed
   securities, available
   for sale-principal         $79,490,738       $107,859,276       $54,517,427     $241,867,441
Unamortized premium               359,594         (1,190,013)          829,206           (1,213)
                              -----------       ------------       -----------     ------------
Amortized cost                 79,850,332        106,669,263        55,346,633      241,866,228
Gross unrealized gains                 __                 __                __               __

Gross unrealized losses        (2,797,261)        (2,196,860)         (857,263)      (5,851,384)
                              -----------       ------------       -----------     ------------

Estimated fair value          $77,053,071       $104,472,403       $54,489,370     $236,014,844
                              ===========       ============       ===========     ============

         During 1999, FBR Asset received proceeds of $160.8 million from the sale of mortgage-backed securities. FBR Asset recorded $851,464 in realized gains related to this sale. Concurrent with this sale, FBR Asset terminated a related hedge position and recorded a $1.2 million loss. For the year ended December 31, 1999 the weighted average coupon rate on mortgage-backed securities was 6.79%.

         REPURCHASE AGREEMENTS

         FBR Asset has entered into short-term repurchase agreements to finance a significant portion of its mortgage-backed investments. The repurchase agreements are secured by FBR Asset's mortgage-backed securities and bear interest at rates that have historically related closely to LIBOR for a corresponding period.

         At December 31, 2000, FBR Asset had $133.9 million outstanding under repurchase agreements with a weighted average borrowing rate of 6.57% as of the end of the period and a remaining weighted-average term to maturity of 16 days. At December 31, 2000, mortgage-backed securities pledged had an estimated fair value of $144.9 million. At December 31, 2000, the repurchase agreements had remaining maturities of between 2 and 33 days. For the year ended December 31, 2000 the weighted average borrowing rate was 6.33% and the weighted average repurchase agreement balance was $172.3 million.

         At December 31, 1999, FBR Asset had $221.7 million outstanding under repurchase agreements with a weighted average borrowing rate of 5.83% as of the end of the period and a remaining weighted-average term to maturity of 45 days. At December 31, 1999, mortgage-backed securities pledged had an estimated fair value of $228.9 million. At December 31, 1999, the repurchase agreements had remaining maturities of between 38 and 45 days. For the year ended December 31, 1999 the weighted average borrowing rate was 5.53% and the weighted average repurchase agreement balance was $143.2 million.

         INTEREST RATE SWAPS

         FBR Asset enters into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. The interest rate swap agreements are structured such that FBR Asset receives payments based on a variable interest rate and makes payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on the three-month LIBOR. FBR Asset's repurchase agreements, which generally have maturities of 30 to 90 days, carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix FBR Asset's borrowing cost and are not held for speculative or trading purposes. As a result of these factors, FBR Asset has accounted for these agreements as hedges.

         The fair value of interest rate agreements that qualify as hedges are not recorded. The differential between amounts paid and received under the interest rate swap agreements is recorded as an adjustment to the interest expense incurred under the repurchase agreements. In the event of early termination of an interest rate agreement and repayment of the underlying debt, a gain or loss is recorded and FBR Asset receives or makes a payment based on the fair value of the interest rate agreement on the date of termination.

         At December 31, 2000 and 1999, FBR Asset was party to an interest rate swap agreement that matures on June 1, 2001, and has a notional amount of $50 million, and a fair value of $137,949 and $468,422 at December 31, 2000, and December 31, 1999, respectively.

         During 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and for Hedging Activities" ("FAS 133"). In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133". In June 2000, the FASB issued Statement 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", an amendment of FASB Statement No. 133. FAS 133, as amended, establishes accounting and reporting standards for derivative investments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. FAS 133 is effective for FBR Asset beginning January 1, 2001.

         Under FAS 133, changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair value hedge transactions, changes in the fair value of the derivative instrument and changes in the fair value of the hedged item due to the risk being hedged are recorded through the income statement. For cash-flow hedge transactions, effective changes in the fair value of the derivative instrument are reported in other comprehensive income while ineffective changes are recorded through the income statement. The gains and losses on cash flow hedge transactions that are reported in other comprehensive income are reclassified to earnings in the periods in which earnings are effected by the hedged cash flows.

         As previously discussed, FBR Asset uses interest rate swaps to hedge the variability in interest payments associated with the variable rate reverse repurchase agreements. Prior to SFAS 133, FBR Asset did not record the value of these swaps on the balance sheet. FBR Asset has determined that the interest rate swap is an effective hedge under FAS 133 and as a result the interest rate swap will be carried at fair value as a cash flow hedge. FBR Asset adopted FAS 133 on January 1, 2001. In accordance with the transition provisions of FAS 133, FBR Asset recorded a cumulative-effect-type gain of $137,949 through other comprehensive income to recognize at fair value the interest rate swap designated as a cash flow hedge.

         INVESTMENTS IN EQUITY SECURITIES

         Investments in securities that are listed on a national securities exchange (or reported on the Nasdaq National Market) are stated at the last reported sale price on the day of valuation. Listed securities for which no sale was reported are stated at the mean between the closing "bid" and "asked" price on the day of valuation. Other securities for which quotations are not readily available are valued at fair value as determined by FBR Asset's investment adviser, Friedman, Billings, Ramsey Investment Management, Inc. ("FBR Management"). FBR Management may use methods of valuing securities other than those described above if it believes the alternative method is preferable in determining the fair value of such securities.

         Consistent with the intention to have FBR Asset operate as a REIT, management concluded that its investments in equity securities are being held for long-term yield, capital appreciation, and cash flow. Accordingly, management has classified such investments as available-for-sale.

         Realized gains and losses are recorded on the date of the transaction using the specific identification method. The difference between the purchase price and market price (or fair value) of investments in securities is reported as an unrealized gain or loss and a component of comprehensive income. Dividend income is recognized on the record date.

         Management regularly reviews any declines in the market value of its equity investments for declines that are other than temporary. Such declines are recorded in operations as a "recognized loss on available-for-sale securities."

         NOTES RECEIVABLE

         In November, 1999, FBR Asset made a $20 million loan to Prime Retail, Inc. and Prime Retail, L.P. (together, "Prime Retail") secured by equity interests in limited partnerships and limited liability companies that own commercial real estate. The loan's original maturity date, as previously extended, was June 30, 2000, and the loan bore interest at 15% per annum through that date. The maturity date was extended to August 14, 2000, with an increased interest rate of 16% per annum for accrual periods after June 30, 2000. The Prime Retail loan went into default when it remained unpaid at the close of business on August 14, 2000. Commencing August 15, 2000, the note began accruing interest at a default rate initially set at 21% per annum, and increasing by 0.50% increments at the end of each subsequent 30-day period. On December 22, 2000, Prime Retail repaid the entire principal balance of the note and all interest accrued thereon, and FBR Asset's expenses incurred in connection with the loan.

         On July 17, 2000, FBR Asset extended a $4 million loan to Prime Capital Funding I, LLC ("Prime Capital") pursuant to a Sixty-Day Loan and Security Agreement. The loan bore interest at a rate of 18% per annum and was secured by a pledge of two mortgage notes owned by Prime Capital (the "Collateral Mortgage Notes") with an aggregate principal balance of approximately $11.28 million, both of which notes were secured by deeds of trust on the same three commercial real estate properties. This loan to Prime Capital was due in full on September 17, 2000. On September 29, 2000, Prime Capital conveyed the Collateral Mortgage Notes to FBR Asset in exchange for FBR Asset's cancellation of Prime Capital's indebtedness under the $4 million loan. In connection with this conveyance Prime Capital also agreed to repurchase the Collateral Mortgage Notes from FBR Asset on December 26, 2000, for a cash repurchase price of $4,155,778 plus any costs associated with the transaction. The conveyance and agreement to repurchase were made pursuant to a Bond Market Association form of master repurchase agreement, with an addendum specifying additional specific terms applicable to the transaction. On December 26, 2000, FBR Asset and Prime Capital extended the date for the mandatory repurchase to January 4, 2001, for an increased repurchase price of $4,171,951. As of December 31, 2000, FBR Asset held this receivable. Prime Capital and FBR Asset further extended the repurchase date to February 9, 2001, and increased the repurchase price to $4,243,705. On February 9, 2001, Prime Capital repurchased the Collateral Mortgage Notes from FBR Asset for this repurchase price, and reimbursed FBR Asset for costs incurred in connection with the transaction, and FBR Asset no longer holds this receivable.

         CREDIT RISK

         FBR Asset is exposed to the risk of credit losses on its portfolio of mortgage-backed securities and notes receivable, such as the notes from Prime Retail and Prime Capital referred to above. In addition, many of FBR Asset's investments in equity securities are in companies that are also exposed to the risk of credit losses in their businesses.

         FBR Asset seeks to limit its exposure to credit losses on its portfolio of mortgage-backed securities by purchasing securities issued and guaranteed by Freddie Mac, Fannie Mae, or Ginnie Mae. The payment of principal and interest on the Freddie Mac and Fannie Mae mortgage-backed securities are guaranteed by those respective agencies and the payment of principal and interest on the Ginnie Mae mortgage-backed securities is backed by the full-faith-and-credit of the U.S. Government. At December 31, 2000 and 1999, all of FBR Asset's mortgage-backed securities have an implied "AAA" rating. FBR Asset's notes receivable and certain mortgage-backed securities and other loans of companies in which we invest are not issued or guaranteed by Freddie Mac, Fannie Mae or Ginnie Mae.

         CONCENTRATION RISK

         Equity and debt investments, such as Capital Automotive REIT and the Prime Capital note referred to above, may also involve substantial amounts relative to FBR Asset's total net assets and create exposure to issuers that are generally concentrated in the REIT industry. These investments may include non-investment grade and securities of privately held issuers with no ready markets. The concentration and illiquidity of these investments expose FBR Asset to a significantly higher degree of risk than is associated with more diversified investment grade or readily marketable securities.

         CASH AND CASH EQUIVALENTS

         All investments with original maturities of less than three months are cash equivalents. As of December 31, 2000, cash and cash equivalents consisted of $2.1 million of cash deposited in two commercial banks and $34.7 million in two separate domestic money market funds. As of December 31, 1999, cash and cash equivalents consisted of $3.8 million of cash deposited in two commercial banks and $9.6 million in two separate domestic money market funds. The money market funds invest primarily in obligations of the U.S. Government. The carrying amount of cash equivalents approximates their fair value.

         COMPREHENSIVE INCOME

         Comprehensive income includes net income as currently reported by the Company on the statement of income adjusted for other comprehensive income. Other comprehensive income for the Company is changes in unrealized gains and losses related to the Company's mortgage-backed securities ("MBS") and equity securities accounted for as available for sale with changes in fair value recorded through shareholders equity. The table below breaks out other comprehensive income for the periods presented into the following two categories: (1) the changes to unrealized gains and losses that relate to the MBS and equity securities which were disposed of or impaired during the period with the resulting gain or loss reflected in net income (reclassification adjustments) and (2) the change in the unrealized gain or loss related to those investments that were not disposed of or impaired during the period.

                                                                     2000            1999             1998
                                                                     ----            ----             ----
Reclassification adjustment for (gains) losses from
dispositions included in net income                             $(2,220,998)     $     (1,313)      $        __

Reclassification adjustment for impairment loss
recognized on equity securities included in net income            4,516,638        10,589,124                __

Unrealized holding (losses) gains arising during the
period                                                            9,938,028       (13,769,640)       (9,800,530)
                                                                -----------      ------------       -----------
Net adjustment to unrealized (losses) gains on
investments                                                     $12,233,668      $ (3,181,829)      $(9,800,530)
                                                                ===========      ============       ===========

         NET INCOME PER SHARE

         FBR Asset presents basic and diluted earnings per share. Basic earnings per share excludes potential dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in earnings. This includes stock options for the Company which were not dilutive for the periods presented.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         INCOME TAXES

         FBR Asset has elected to be taxed as a REIT under the Internal Revenue Code. To qualify for tax treatment as a REIT, FBR Asset must meet certain income and asset tests and distribution requirements. FBR Asset generally will not be subject to federal income tax at the corporate level to the extent that it distributes at least 95 percent of its taxable income to its shareholders and complies with certain other requirements. Failure to meet these requirements could have a material adverse impact on FBR Asset's results or financial condition. Furthermore, because FBR Asset's investments include stock in other REITs, failure of those REITs to maintain their REIT status could jeopardize FBR Asset's qualification as a REIT. No provision has been made for income taxes in the accompanying financial statements, as FBR Asset believes it has met the requirements.

NOTE 3.   SHAREHOLDERS' EQUITY

         FBR Asset declared the following dividends.

         YEAR              PER SHARE
         ----              ---------

         2000              $2.95

         1999              $1.61

         1998              $1.16

         FBR Asset has repurchased the following shares of it's common stock.

         YEAR     SHARES                 COST        AVERAGE PRICE PER SHARE
         ----     ------                 ----        -----------------------
         2000     1,921,909         $25,420,635           $13.23

         1999     2,737,191         $37,142,146           $13.57

         1998     1,872,300         $24,070,663           $12.86
                  ---------         -----------           ------

         Totals   6,531,400         $86,633,444           $13.26

         As of December 31, 2000, 996,900 options to purchase common stock were outstanding. These options have terms of eight to ten years and have an exercise price of $20 per share. During 2000, 25,000 of these options were forfeited.

         Under FBR Asset's stock option plan, FBR Asset may grant, in the aggregate, up to 155,000 tax qualified incentive stock options and non-qualified stock options to its employees, directors or service providers. Options granted are generally exercisable immediately and have a term of eight to ten years. As of December 31, 2000, 130,000 options were outstanding under the stock option plan.

         FBR Asset accounts for its stock-based compensation in accordance with SFAS No. 123, "Accounting For Stock Based Compensation." Pursuant to SFAS No. 123, FBR Asset applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees" (APB No. 25), for stock options issued to employees. Under APB No. 25, compensation expense is recorded to the extent the fair market value of FBR Asset's stock exceeds the strike price of the option on the date of grant. In addition and in accordance with the disclosure requirements of SFAS No. 123, FBR Asset does provide pro forma net income disclosures for options granted to employees as if the fair value method, as defined in SFAS No. 123, had been applied for the purpose of computing compensation expense. The impact of the issued and outstanding employee options under the fair value method was not material to FBR Asset's net income or basic and diluted net income per share as reported in the statement of income for the years ended December 31, 2000, 1999 and 1998.

NOTE 4.   MANAGEMENT AND PERFORMANCE FEES

         FBR Asset has a management agreement with Friedman, Billings, Ramsey Investment Management, Inc. ("FBR Management"), expiring on December 17, 2001. FBR Management performs portfolio management services on behalf of FBR Asset. These services include, but are not limited to, consulting with FBR Asset on purchase and sale opportunities, collection of information and submission of reports pertaining to FBR Asset's assets, interest rates, and general economic conditions, and periodic review and evaluation of the performance of FBR Asset's portfolio of assets.

         FBR Management is entitled to a quarterly "base" management fee equal to the sum of (1) 0.25 percent per annum (adjusted to reflect a quarterly period) of the average invested mortgage assets of FBR Asset during each calendar quarter and, (2) 0.75 percent per annum (adjusted to reflect a quarterly period) of the remainder of the average invested assets of FBR Asset during each calendar quarter. In December 1997, FBR Management also received options to purchase 1,021,900 shares of FBR Asset's common stock at $20 per share. The estimated value of these options was $909,492, based on a discounted Black-Scholes valuation, and was amortized over the initial term of the Management Agreement. The value of these options has been fully amortized in the accompanying statements of income. FBR Management assigned options to acquire 51,045 shares to BlackRock Financial Management, Inc. ("BlackRock") in connection with the execution of the sub-management agreement discussed below. In addition, FBR Management agreed to the rescission of options to purchase 155,000 shares of common stock in connection with the establishment of FBR Asset's stock incentive plan.

         FBR Management is also entitled to receive incentive compensation based on the performance of FBR Asset. On December 31, 1998, and each calendar quarter thereafter, FBR Management is entitled to an incentive fee calculated by reference to the preceding 12-month period. FBR Management is entitled to an incentive fee calculated as: funds from operations (as defined), plus net realized gains or losses from asset sales, less the threshold amount (all computed on a weighted average share outstanding basis), multiplied by 25 percent. The threshold amount is calculated as the weighted average per share price of all equity offerings of FBR Asset, multiplied by a rate equal to the ten-year U.S. Treasury rate plus five percent per annum. No incentive compensation was earned during the periods presented.

         FBR Management previously engaged BlackRock to manage FBR Asset's mortgage asset investment program (the "Mortgage Portfolio") as a sub-adviser. BlackRock is a majority owned subsidiary of PNC Bank Corporation who is a 4.9 percent owner of FBR Management's parent company. As compensation for rendering services, BlackRock was entitled to a sub-advisory fee based on the average gross asset value managed by BlackRock. The agreement was terminated by FBR Management on February 14, 2000, and FBR Management entered into a new agreement with Fixed Income Discount Advisory Company, Inc. ("FIDAC") on February 14, 2000 to assume management of FBR Asset's Mortgage Portfolio under the same terms as BlackRock.

NOTE 5.   RELATED PARTIES

         As of December 31, 2000, a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. ("FBR Group") owned 1,344,086 shares or 34.60% of the outstanding common stock of FBR Asset. As of December 31, 1999, that same subsidiary owned 1,344,086 or 23.15% of the outstanding common stock of FBR Asset. FBR Group is the parent company of FBR Management and FBR & Co.

NOTE 6.   EQUITY INVESTMENTS

         At December 31, 2000, FBR Asset's equity investments had an aggregate cost basis of $28.3 million, a fair value of $28.1 million, unrealized gains of $0.5 million and unrealized losses of $0.7 million.

         At December 31, 1999, FBR Asset's equity investments had an aggregate cost basis of $57.5 million, fair value of $49.6 million and unrealized losses of $7.9 million.

                                                                      COST BASIS OF     MARKET VALUE AT          MARKET VALUE
EQUITY INVESTMENTS                                                      INVESTMENT      DEC. 31, 2000          AT DEC. 31, 1999
------------------                                                    -------------     ---------------        ----------------
Anthracite Capital, Inc......................................         $           -      $            -           $10,084,268
Capital Automotive REIT......................................            23,298,100          23,068,463            21,841,402
Imperial Credit Commercial Mortgage Inv. Corp................                     -                   -            10,237,500
Prime Retail, Inc............................................                     -                   -               694,688
Prime Retail, Inc., pfd......................................             1,038,800             543,939             1,151,696
Resource Asset Investment Trust..............................             3,704,181           4,245,164             3,725,717
Encompass Services Corporation...............................               286,931             252,624             1,912,594
                                                                      -------------      --------------           -----------
       Total.................................................         $  28,328,012      $   28,110,190           $49,647,865
                                                                      =============      ==============           ===========

         CAPITAL AUTOMOTIVE REIT ("CARS")

         On February 13, 1998, FBR Asset acquired 1,792,115 shares of common stock in CARS for a price of $13.95 per share. CARS is a self-administered and self-managed REIT formed to invest in the real property and improvements used by operators of multi-site, multi-franchised motor vehicle dealerships and motor vehicle-related businesses located in major metropolitan areas throughout the United States. CARS primarily acquires real property and simultaneously leases back this property for use by dealers. CARS' common stock is publicly traded.

         PRIME RETAIL, INC. ("PRT PREFERRED")

         On April 22, 1999, FBR Asset purchased 78,400 shares of PRT's preferred stock for a cost of $1,454,320 or $18.55 average cost per share. PRT is a REIT engaged primarily in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers. PRT's common stock is publicly traded. PRT's preferred stock is publicly traded.

         RESOURCE ASSET INVESTMENT TRUST ("RAS")

         On February 19, 1998, FBR Asset acquired 300,000 shares of common stock in RAS for $15.33 per share. RAS's principal business activity is the acquisition and/or financing of loans secured by mortgages on real property (or interests in such loans) in situations that, generally, do not conform to the underwriting standards of institution lenders or sources that provide financing through securitization.

         On June 24th and 25th, 1998, FBR Asset acquired an additional 44,575 shares of RAS for an average price of $15.55 per share.

         ENCOMPASS SERVICES CORPORATION ("ESR") - FORMERLY BUILDING ONE SERVICES CORPORATION ("BOSS")

         In December 1997, FBR Asset purchased 500,000 shares of BOSS (formerly Consolidated Capital Corporation) common stock for $20.00 per share. BOSS was founded in February 1997 to build consolidated enterprises through the acquisition and integration of multiple businesses in one or more fragmented industries. Pursuant to a BOSS tender offer, FBR Asset sold 297,341 of its shares of common stock during 1999 for a price of $22.50 per share, or $6.7 million. In February 2000, Encompass Services Corporation (ESR) was formed through the merger of GroupMac and Building One Services Corporation. As a result of the merger FBR Asset received shares of ESR common stock in exchange for its BOSS common stock.

         KENNEDY-WILSON, INC. ("KWIC")

         FBR Asset owns warrants to acquire 131,096 shares of Kennedy-Wilson common stock at a price of $7.5526 per share. The warrants expire in June 2003. As of December 31, 2000, the market price of Kennedy-Wilson common stock was $4.38 per share.

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FBR ASSET OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER OR TO BUY THE SHARES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF FBR ASSET SINCE THE DATE HEREOF.


                    SUMMARY TABLE OF CONTENTS


                                                PAGE
                                                ----
SUMMARY............................................1
RISKS OF INVESTING IN FBR ASSET....................8
ORGANIZATION & RELATIONSHIPS......................23
FBR GROUP & FBR MANAGEMENT........................24
FBR ASSET'S BUSINESS..............................33
SELECTED FINANCIAL DATA...........................51
MANAGEMENT'S DISCUSSION & ANALYSIS................52
OUR DIRECTORS & OFFICERS..........................66
FBR ASSET'S CAPITAL STOCK.........................73
COMMON STOCK AVAILABLE FOR FUTURE SALE............77
PRINCIPAL SHAREHOLDERS............................78
FEDERAL INCOME TAX CONSEQUENCES OF OUR
  STATUS AS A REIT................................79
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS.....97
USE OF PROCEEDS...................................98
UNDERWRITING......................................98
OTHER MATTERS....................................100
INDEX TO FINANCIAL STATEMENTS....................F-1


FOR A PERIOD OF 25 DAYS AFTER THE REGISTERED SECURITIES ARE FIRST OFFERED TO THE PUBLIC PURSUANT TO THIS PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.



                        2,000,000 SHARES






                      FBR ASSET INVESTMENT
                           CORPORATION



                          COMMON STOCK





                     ---------------------

                           PROSPECTUS

                     ---------------------






                    FRIEDMAN BILLINGS RAMSEY

                   STIFEL, NICOLAUS & COMPANY
                         INCORPORATED




                      _______________, 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates.


                                                          AMOUNT TO BE PAID
                                                          -----------------
              SEC registration fee                            $13,771.25
              NASD filing fees                                $ ________
              Printing and mailing expenses                   $ ________
              Legal fees and expenses                         $ ________
              Accounting fees and expenses                    $ ________
              Transfer agent and custodian fees               $ ________
              Miscellaneous                                   $ ________
              Total                                           $ ________


ITEM 32.  SALES TO SPECIAL PARTIES.

         There are none, except to the extent that shares may be acquired pursuant to the exercise of options as described under "FBR & FBR
Management--The Management Agreement--Options Owned by FBR Management" and "FBR Asset's Directors & Officers--Executive Compensation & Other
Benefits--Stock Options."

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES.

         There have been no sales of unregistered securities by the registrant in the past three years.

ITEM 34.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Virginia Stock Corporation Act permits a Virginia corporation to include in its Articles a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Articles of the Registrant contain such a provision that eliminates such liability to the maximum extent permitted by Virginia law.

         The Articles of the Registrant authorize it, to the maximum extent permitted by Virginia law, to obligate itself to indemnify (and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding involving) (a) any or former director or officer or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason or his status as a present or former director or officer of the Registrant. The Virginia Stock Corporation Act requires a corporation (unless its Articles provide otherwise, which the Registrant's Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         The Virginia Stock Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, when conducting themselves in good faith, unless it is established that (a) in their official capacities, they did not believe they acted in the best interests of the corporation, (b) in their non-official capacities, they acted against the best interests of the corporation or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that the director or officer was judged liable to the corporation or that the director or officer received improper benefit. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met, unless the individuals making advances know that the information in (a) or (b) is false.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

         Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements included in the prospectus.

         (b)      Exhibits


         1.1      Form of Underwriting Agreement***

         3.1      Registrant's Articles of Incorporation.*

         3.2      Registrant's bylaws.*

         4        Form of Specimen Certificate for Registrant's Common Stock.*

         5        Opinion of Hunton & Williams***

         8        Opinion of Hunton & Williams with respect to tax matters***


                                 II-2


         10.1     Management Agreement, dated December 17, 1997, by and between
                  FBR Asset Investment Corporation and Friedman, Billings,
                  Ramsey Investment Management, Inc.*

         10.2     Agreement to Extend and Amend Management Agreement, dated
                  December 17, 1999, by and between FBR Asset Investment
                  Corporation and Friedman, Billings, Ramsey Investment
                  Management, Inc.**

         10.3     Agreement to Extend and Amend Management Agreement, dated
                  December 17, 2000, by and between FBR Asset Investment
                  Corporation and Friedman, Billings, Ramsey Investment
                  Management, Inc.**

         10.4     License Agreement, dated December 17, 1997, by and between FBR
                  Asset Investment Corporation and Friedman, Billings, Ramsey
                  Group, Inc.*

         10.5 Stock Option Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman,
                  Billings, Ramsey Investment Management, Inc.*

         10.6 Sub-Management Agreement, dated February 14, 2000, by and between Friedman, Billings, Ramsey Investment Management, Inc.
                  and Fixed Income Discount Advisory Company, Inc.**

         10.7     Stock Incentive Plan.*

         21.1     List of Subsidiaries of the Registrant***

         23.1     Consent of Arthur Andersen LLP

         23.2     Consent of Hunton & Williams (included in Exhibit 5)

         25 Power of Attorney (included on signature page of the Registration Statement)


-----------------
* Filed with the SEC as part of FBR Asset's registration statement on Form S-11, as amended, Registration No. 333-67543.
** Filed as an exhibit to FBR Asset's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000.
*** To be filed by amendment.

ITEM 37. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes as follows:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial BONA FIDE offering thereof;

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on June 19, 2001.

                                    FBR ASSET INVESTMENT CORPORATION
                                    (REGISTRANT)

                                   By:       /s/ Eric F. Billings
                                         -----------------------------
                                         Eric F. Billings
                                         Chairman, President and Chief
                                         Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity indicated on June 19, 2001.

                                             /s/ Kurt R. Harrington
                                         -----------------------------
                                         Kurt R. Harrington
                                         Chief Financial Officer, Treasurer and
                                            Secretary
                                         (Principal Financial Officer)


                              POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 19, 2001. Each of the directors and/or officers of FBR Asset Investment Corporation whose signature appears below hereby appoints Eric F. Billings and Richard J. Hendrix, and both of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable FBR Asset Investment Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


                   SIGNATURE                                                 TITLE
                   ---------                                                 -----
         /s/ Eric F. Billings                              Chairman, Chief Executive Officer and
       ---------------------------                         Director
              Eric F. Billings                             (PRINCIPAL EXECUTIVE OFFICER)


         /s/ Richard J. Hendrix                            Chief Operating Officer
       ---------------------------
             Richard J. Hendrix

         /s/ Emanual J. Friedman                           Director
       ---------------------------
            Emanual J. Friedman

         /s/ Peter A. Gallagher                            Director
       ---------------------------
             Peter A. Gallagher

         /s/ Stephen D. Harlan                             Director
       ---------------------------
               Stephen D. Harlan

         /s/ Russell C. Lindner                            Director
       ---------------------------
             Russell C. Lindner


                                  EXHIBIT INDEX


   EXHIBIT
    NUMBER                                 EXHIBIT TITLE
   -------                                 -------------
         1.1      Form of Underwriting Agreement***

         3.1      Registrant's Articles of Incorporation.*

         3.2      Registrant's bylaws.*

         4        Form of Specimen Certificate for Registrant's Common Stock.*

         5        Opinion of Hunton & Williams***

         8        Opinion of Hunton & Williams with respect to tax matters***

         10.1     Management Agreement, dated December 17, 1997, by and between
                  FBR Asset Investment Corporation and Friedman, Billings,
                  Ramsey Investment Management, Inc.*

         10.2     Agreement to Extend and Amend Management Agreement, dated
                  December 17, 1999, by and between FBR Asset Investment
                  Corporation and Friedman, Billings, Ramsey Investment
                  Management, Inc.**

         10.3     Agreement to Extend and Amend Management Agreement, dated
                  December 17, 2000, by and between FBR Asset Investment
                  Corporation and Friedman, Billings, Ramsey Investment
                  Management, Inc.**

         10.4     License Agreement, dated December 17, 1997, by and between FBR
                  Asset Investment Corporation and Friedman, Billings, Ramsey
                  Group, Inc.*

         10.5 Stock Option Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman,
                  Billings, Ramsey Investment Management, Inc.*

         10.6 Sub-Management Agreement, dated February 14, 2000, by and between Friedman, Billings, Ramsey Investment Management, Inc.
                  and Fixed Income Discount Advisory Company, Inc.**

         10.7     Stock Incentive Plan.*

         21.1     List of Subsidiaries of the Registrant***

         23.1     Consent of Arthur Andersen LLP

         23.2     Consent of Hunton & Williams (included in Exhibit 5)

         25 Power of Attorney (included on signature page of the Registration Statement)


----------------------
* Filed with the SEC as part of FBR Asset's registration statement on Form S-11, as amended, Registration No. 333-67543.
** Filed as an exhibit to FBR Asset's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000.
*** To be filed by amendment.